Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-255585

PROSPECTUS SUPPLEMENT NO. 3
(to prospectus dated May 10, 2021)

PLBY GROUP, INC.
21,854,262 Shares of Common Stock Offered by Selling Stockholders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 10, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of (i) up to 20,916,812 shares of common stock, par value of $0.0001 per share (“Common Stock”) of PLBY Group, Inc., a Delaware corporation (f/k/a Mountain Crest Acquisition Corp, or MCAC), issued to stockholders of Playboy (as defined in the Prospectus) upon consummation of the Business Combination (as defined in the Prospectus), (ii) up to 200,000 shares of Common Stock issued to Craig-Hallum Capital Group LLC and Roth Capital Partners LLC upon consummation of the Business Combination, (iii) up to 731,450 shares of Common Stock, which were originally issued by MCAC to Sunlight Global Investment LLC (the “Sponsor”) and were later distributed to Suying Liu and Dong Liu, who are members of the Sponsor, on October 2, 2020, and (iv) up to 6,000 shares of Common Stock issued to Nelson Haight, Todd Milbourn, and Wenhua Zhang for their serving as directors of MCAC before consummation of the Business Combination, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “PLBY.” On June 28, 2021, the closing price of our Common Stock was $37.92 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 13 OF THE PROSPECTUS AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2021
PLBY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 424-1800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLBY	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

On June 29, 2021, PLBY Group, Inc., a Delaware corporation (“PLBY”), announced that it has entered into a Share Purchase Agreement (the “Agreement”), dated June 28, 2021, by and among PLBY, PLBY Australia Pty Ltd, a company organized under the laws of the Australia and an indirect, wholly-owned subsidiary of PLBY (“Buyer”), Honey Birdette (Aust) Pty Limited, a company organized under the laws of Australia (“HB”), the holders of all of the capital stock of HB (the “Sellers”), and Ray Itaoui, as the Sellers’ representative (the “Representative”), pursuant to which Buyer will acquire all of the capital stock of HB (the “Transaction”), resulting in HB becoming an indirect, wholly-owned subsidiary of PLBY.

Pursuant to the Agreement, Buyer will acquire all of the capital stock of HB for aggregate consideration valued at AUD439 million (or approximately $333 million, based on the exchange rate in effect at the close of business on June 28, 2021), subject to certain adjustments. The consideration to be paid is expected to consist of a combination of approximately AUD314 million (or approximately $238 million) of cash and shares of PLBY’s common stock valued at approximately AUD125 million (or approximately $95 million) based on the daily dollar‑volume‑weighted average price for PLBY shares, as reported by Bloomberg, L.P. for the 20 trading day period immediately preceding the date of the Agreement (the “Stock Consideration”), a portion of which Stock Consideration will be subject to restrictions on transfer under the Agreement pending the final determination of certain post-Closing True-Up adjustments as described below.

In addition, the Agreement provides that AUD1 million (or approximately $759,400) of the cash consideration will be placed in an escrow account at the closing of the Transaction (the “Closing”) for the satisfaction of certain post-Closing adjustments payable by the Sellers. Following Closing, the Sellers may also be entitled to the issuance of additional shares of PLBY common stock in the event that HB’s financial results for each of its 2021 and 2022 fiscal years exceed certain financial targets set forth in the Agreement (each a “True-Up”). In the event that HB fails to achieve certain financial results for its 2021 and 2022 fiscal years as set forth in the Agreement, a portion of the Stock Consideration may be canceled in accordance with the terms of the Agreement. For any shares of PLBY common stock delivered as Stock Consideration (including any shares issued pursuant to any True-Up), the Agreement requires PLBY to prepare and file with the Securities and Exchange Commission a registration statement on Form S-1 for benefit of the Sellers receiving such Stock Consideration.

The consummation of the Transaction is subject to customary closing conditions, including the continued accuracy of representations and warranties made by the parties to the Agreement, the performance in all material respects of obligations required to be performed under the Agreement, and the receipt of approval of the Transaction from the Australian Foreign Investment Review Board. The Agreement also contains customary representations and warranties of each of PLBY, Buyer, HB and the Sellers, as well as customary pre-Closing covenants of the parties to the Agreement. The Agreement requires HB and Sellers to abide by customary exclusivity restrictions on the ability of them and their affiliates to solicit alternative acquisition proposals from third parties. PLBY expects that the Closing will occur in the third quarter of 2021.

The representations and warranties contained in the Agreement, other than certain fundamental representations and warranties, will not survive the closing of the Transaction, and PLBY’s primary recourse with respect to damages resulting from a breach of such representations and warranties of the Sellers will be against a representations and warranties insurance policy issued to PLBY in connection with the Transaction. The representations and warranties insurance policy is subject to certain customary exclusions and deductibles. The Agreement also contains certain limited indemnification obligations of the parties, including with respect to breaches of the parties’ respective covenants required to be performed following consummation of the Transaction, as well as certain other matters, subject to certain specified limitations, including, among other things, limitations on the period during which PLBY and Buyer may make certain claims for indemnification and limitations on the amounts for which the Sellers may be liable.

The Agreement contains certain termination rights for Buyer and the Representative. Upon termination of the Agreement under specified circumstances, Buyer will be required to pay to Sellers a termination fee of approximately AUD22 million (or approximately $17 million based on the exchange rate in effect at the close of business on June 28, 2021).

The foregoing summary of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement filed herewith as Exhibit 2.1, which is incorporated herein by reference. The Agreement has been included as an exhibit hereto solely to provide stockholders with information regarding its terms. It is not intended to be a source of financial, business, or operational information about PLBY, HB, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Agreement: are made only for purposes of the Agreement and are made as of specific dates; are solely for the benefit of the parties to the Agreement; may be subject to qualifications and limitations agreed upon by the parties to the Agreement in connection with negotiating the terms of the Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or stockholders. Investors and stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of PLBY, HB or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement which subsequent information may or may not be fully reflected in public disclosures.

Item 3.02    Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Stock Consideration (including any shares issued pursuant to any True-Up) will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering.

Item 7.01     Regulation FD Disclosure.

On June 29, 2021, PLBY issued a press release announcing the entry by it and Buyer into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

PLBY also hereby furnishes the presentation (the “Presentation”) that PLBY presented on an investor call and made available on June 29, 2021, relating to certain information about HB and the Transaction. The Presentation is attached hereto as Exhibit 99.2 and is available on PLBY’s website at https://www.plbygroup.com/investors/events-and-presentations.

The information disclosed under this Item 7.01 shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 7.01 shall not be deemed incorporated by reference into any filing under the Exchange Act or the United States Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Forward Looking Statements

This report includes forward-looking statements regarding the Agreement, the Transaction and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular statements regarding whether and when the transactions contemplated by the Agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include satisfaction of conditions to the closing of the Transaction and the risks that are described in PLBY’s reports filed with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the year ended December 31, 2020 and subsequently filed quarterly reports on Form 10-Q. This report speaks only as of its date and PLBY disclaims any duty to update the information herein other than as required by applicable law or regulation.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1*
Share Purchase Agreement, dated June 28, 2021, by and among PLBY Group, Inc., PLBY Australia Pty Ltd, Honey Birdette (Aust) Pty Limited, the sellers party thereto, and Ray Itaoui, as the sellers’ representative.

99.1	Press Release, dated June 29, 2021.
99.2	Presentation made available on June 29, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain schedules and exhibits to this Exhibit have been omitted. PLBY Group, Inc. agrees to furnish a copy of the omitted schedules and exhibits to the Securities and Exchange Commission on a supplemental basis upon its request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2021	PLBY GROUP, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel and Secretary

SHARE PURCHASE AGREEMENT

by and among
THE SELLERS LISTED ON ANNEX A,
HONEY BIRDETTE (AUST.) PTY LIMITED (ACN 117 200 647),
PLBY GROUP, INC.,
PLBY AUSTRALIA PTY LTD,
and
RAY ITAOUI

dated as of June 28, 2021

ARTICLE VI. COVENANTS
6.1 Conduct of Business; No Solicitation of Other Proposals	43
6.2 Cooperation; Regulatory Filings	45
6.3 Listing of Acquired Parent Shares	46
6.4 Announcements	48
6.5 Access and Information	49
6.6 Required Consents	50
6.7 Buyer’s Notification prior to Closing	50
6.8 D&O Tail Policy	51
6.9 Employee Matters	51
6.10 Tax Matters	51
6.11 Termination of Certain Agreements	54
6.12 CGT Withholding Amount	55
6.13 GST.	55
ARTICLE VII. CONDITIONS PRECEDENT
7.1 Conditions to Sellers’ Obligations	56
7.2 Conditions to the Buyer Parties’ Obligations	57
ARTICLE VIII. INDEMNIFICATION; R&W INSURANCE; LIMITATIONS ON LIABILITY
8.1 Indemnification	57
8.2 R&W Insurance Policy.	59
8.3 Survival	59
8.4 Limitation on Recovery	59
8.5 Right to Recover	61
8.6 Notice of Claim; Defense	61
ARTICLE IX. TERMINATION
9.1 Termination of this Agreement	62
9.2 Notice of Termination	63
9.3 Termination Fee	64
9.4 Effect of Termination	65
ARTICLE X. MISCELLANEOUS

10.1 Sellers’ Representative	65
10.2 Several Obligations	67
10.3 Expenses and Taxes	67
10.4 Entire Agreement	67
10.5 Incorporation by Reference	67
10.6 Modifications	67
10.7 Waiver	67
10.8 Assignment	68
10.9 Severability	68
10.10 Governing Law	68
10.11 Arbitration	68
10.12 Waiver of Jury Trial	68
10.13 No Third Party Beneficiary	69
10.14 Notices	69
10.15 Counterparts	70
10.16 Confidentiality of Transaction Information	70
10.17 Confidentiality Obligations of Sellers	71
10.18 Fulfillment of Obligations	71
10.19 Specific Performance	71
10.20 Existing Agreements	71
10.21 Representation by Counsel	72
10.22 Non-Recourse	72
10.23 Parent Guarantee	72

ANNEXES
Annex A Sellers
Annex B Adjusted EBITDA Principles
Annex C Representations and Warranties of Sellers
Annex D Representations and Warranties Regarding the Company
Annex E Representations and Warranties of the Buyer Parties
Annex F Sample Net Working Capital
Annex G Applicable Accounting Standards
Annex G-1 Management Accounts
Annex H Form of Escrow Agreement
Annex I YTD Reference FY2022 Revenue

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of June, 28, 2021 (the “Effective Date”), by and among:
(1)    each of the Persons listed on Annex A attached hereto (each, a “Seller” and collectively, “Sellers”);
(2)    Honey Birdette (Aust) Pty Limited (ACN 117 200 647), a proprietary limited company registered in Queensland, Australia (the “Company”);
(3)    PLBY Group, Inc., a Delaware corporation (“Parent”);
(4)    PLBY Australia Pty Ltd, a proprietary limited company registered in Sydney, Australia (“Buyer” and, together with Parent, each a “Buyer Party” and together, the “Buyer Parties”); and
(5)    Ray Itaoui, in his capacity as the representative of the Sellers hereunder (“Sellers’ Representative”).
RECITALS
WHEREAS, the Sellers together own 1,000 ordinary shares of the Company, which constitute 100% of the issued and outstanding securities of the Company (the “Sale Shares”);
WHEREAS, subject to the terms and conditions set forth in this Agreement, Sellers desire to sell all of the Sale Shares to Buyer, and Buyer desires to purchase all of the Sale Shares from Sellers;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain individuals are entering into: (i) an employment agreement with the Company or its Subsidiary (each, an “Employment Agreement” and, collectively, the “Employment Agreements”) and/or (ii) a Restrictive Covenant and Guarantee Agreement with Buyer and the Company (each, a “Restrictive Covenant and Guarantee Agreement” and, collectively, the “Restrictive Covenant and Guarantee Agreements”), each of which will become effective as of the Closing; and
WHEREAS, Parent is party to this Agreement for the purpose of providing a guarantee of the performance of Buyer’s payment obligations hereunder and to make certain representations and warranties and agree to certain covenants as set forth herein.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto (each a “Party,” and collectively, the “Parties”) agree as follows:
ARTICLE I.

DEFINITIONS AND INTERPRETATIONS
As used in this Agreement, the following terms shall have the following meanings:
1.1    “2021 True Up Statement” has the meaning set forth in Section 3.5(g).

1.2    “2022 True Up Statement” has the meaning set forth in Section 3.5(h).
1.3    “AAS” means (i) the requirements of the Corporations Act about the preparation and content of accounts; (ii) the accounting standards approved under the Corporations Act, being the Australian accounting standards and any authoritative interpretations issued by the Australian Accounting Standards Board; and (iii) generally accepted accounting principles, policies, practices and procedures in Australia to the extent not inconsistent with the accounting standards described in (ii).
1.4    “Acceleration Event” means, with respect to the Company Group: (i) any sale of all or a material portion of the assets, capital stock or other equity interests of the Company, Honey Birdette US Inc. or Honey Birdette (UK) Limited (in each case, to a third party that is not a Subsidiary of Parent), or any merger (involving a third party that is not a Subsidiary of Parent), consolidation, liquidation, dissolution, or similar transaction involving the Company, Honey Birdette US Inc. or Honey Birdette (UK) Limited; provided that such transaction shall not be deemed an Acceleration Event if the Revenues generated by the applicable assets or entities in such transaction during any three (3)-month period between the Closing Date and June 30, 2022 shall have been less than 85% of the Revenues generated by such assets or entities during the same three (3)-month period in the prior calendar year; (ii) relocation of Company Group headquarters beyond Australia,  (iii) termination of Kimberley Kidd other than for Cause or Underperformance (as such term is defined herein), (iv) any change to the name of the Company, (vi) engaging in any new material line of business other than the business in which the Company is currently engaged or planning to engage in over the next twelve months, or (viii) any reduction of 15% or more in the consolidated weighted average retail price (excluding any impact of promotional activity consistent with historical practices and inventory clearance sales for slow moving inventory) of the Company Group’s products for any three (3)-month period between the Closing Date and June 30, 2022 relative to the same three (3)-month period in the prior calendar year.
1.5    “Acquired Parent Shares” has the meaning set forth in Section 2.2(b).
1.6    “Additional IFRS Financial Statements” has the meaning set forth in Section 6.5(c).
1.7    “Adjusted EBITDA” has the meaning set forth in Annex B.
1.8    “Adjusted EBITDA Principles” means the accounting methods, policies, practices and procedures set forth on Annex B.
1.9    “Affiliate” of a Person means any Person which directly or indirectly Controls, is Controlled by or is under common Control with the first-mentioned Person.
1.10    “Agreement” shall have the meaning set forth in the Preamble.
1.11    “Aggregate Consideration” has the meaning set forth in Section 2.2.
1.12    “Ancillary Agreements” means the Escrow Agreement, Employment Agreements, and the Restrictive Covenant and Guarantee Agreements.
1.13    “Applicable Accounting Standards” means the accounting methods, policies, practices and procedures set forth on Annex G.
1.14    “ASIC” means the Australian Securities and Investments Commission.

1.15    “AUD” means Australian dollars, the lawful currency of Australia.
1.16    “Audited Financial Statements” means the audited consolidated balance sheet of the Company Group and related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the applicable fiscal year ended.
1.17    “Audited FY2021 Adjusted EBITDA” means Adjusted EBITDA of the Company Group for the fiscal year ended June 27, 2021 calculated in accordance with the Adjusted EBITDA Principles.
1.18    “Australian resident” means an Australian resident as defined in section 995-1 of the Tax Act.
1.19    “Bankruptcy Act” means the Australian Bankruptcy Act 1966 (Cth).
1.20    “Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity, whether considered in a proceeding at Law or in equity.
1.21    “Base Cash Component” has the meaning set forth in Section 2.2(a).
1.22    “Books and Records” means all business records, minute books, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, Tax Returns and worksheets, notes, files, or documents related thereto, and all other books and records maintained by the Company Group.
1.23    “Business” means the business or business activities of selling, designing, marketing, importing and distributing (through online or other means) “High-End and Luxury Lingerie”, sexual wellness aids and toys, of a type or category that have been sold, designed, marketed, imported, distributed or in development by the Company Group prior to the Effective Date. For the purposes of this Agreement, “High-End and Luxury Lingerie” means lingerie products of the type set forth on Schedule 1.23 with a regular sale price (before discounts, rebates or taxes) equal to or exceeding the corresponding price therefor as set forth on Schedule 1.23.
1.24    “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Sydney, Australia or New York, New York USA are required or authorized by Law to close.
1.25    “Buyer” has the meaning set forth in the Preamble.
1.26    “Buyer Indemnified Parties” means the following Persons: (a) the Buyer Parties; (b) the Buyer Parties’ respective current and future Affiliates (including, following the Closing, each member of the Company Group); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b), and (c); provided, however, that the Sellers will not be deemed to be “Buyer Indemnified Parties.”
1.27    “Buyer Parties” has the meaning set forth in the Preamble.

1.28    “CARES Act” mean the Coronavirus Aid, Relief, and Economic Security Act of 2020.
1.29    “Cash Consideration” has the meaning set forth in Section 2.2(a).
1.30    “Cause or Underperformance” means any of the following: (a) failure to follow lawful directives of such individual’s manager(s); (b) such individual’s failure to meet written and agreed upon performance expectations; (c) such individual’s violation of any written company policy; (d) any other willful action by such individual that materially and adversely affects the Company Group’s financial performance or reputation; or (e) if the Revenues generated by the Company Group during any three (3)-month period between the Closing Date and June 30, 2022 shall have been less than 85% of the forecasted Revenues for such three (3)-month period as set forth on Schedule 1.30.
1.31    “Change of Control Payment” means any and all transaction bonus, severance, accrued vacation or paid-time-off, “change of control,” termination, and other similar payment (plus the employer portion of any payroll Taxes required to be paid by any member of the Company Group with respect thereto) that becomes payable to an employee, director, or officer of any member of the Company Group as a result of the consummation of the Transaction pursuant to arrangements entered into with any member of the Company Group before the Closing.
1.32    “CGT Withholding Amount” means the amount (if any) that Buyer is liable to pay the Australian Commissioner of Taxation under Section 14-200 of Schedule 1 to the TAA.
1.33    “Claim” means any claim, demand or Proceeding however arising in relation to any provision of this Agreement.
1.34    “Claim Notice” has the meaning set forth in Section 8.6.
1.35    “Closing” has the meaning set forth in Section 4.1.
1.36    “Closing Adjusted Cash Component” has the meaning set forth in Section 3.1(b).
1.37    “Closing Cash” has the meaning set forth in Section 3.2(a).
1.38    “Closing Company Indebtedness” has the meaning set forth in Section 3.2(a).
1.39    “Closing Consideration Schedule” has the meaning set forth in Section 2.4(a).
1.40    “Closing Date” has the meaning set forth in Section 4.1.
1.41    “Closing Company Transaction Expenses” has the meaning set forth in Section 3.2(a).
1.42    “Closing Net Working Capital” has the meaning set forth in Section 3.2(a).
1.43    “Closing Statement” has the meaning set forth in Section 3.1(a).
1.44    “Closing Statement Review Period” has the meaning set forth in Section 3.2(b).
1.45    “Company” has the meaning set forth in the Preamble.

1.46    “Company Cash” means the cash and cash equivalents owned by the Company Group required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company Group, prepared in accordance with the Applicable Accounting Standards; provided, that, Company Cash, shall (a) exclude security deposits, and include (b) amounts held in order to fund the costs of a new store opening and any other capital expenditure as required under signed agreements between any member of the Company Group and a third party.
1.47    “Company Employee Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, including any similar plan subject to laws of a jurisdiction outside of the United States), (ii) each employment, consulting, advisor or other service agreement or arrangement, (iii) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (iv) each compensatory stock option, restricted stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (v) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and each other employee compensation or benefit plan, program or arrangement maintained, sponsored or contributed to by any member of the Company Group or under which any member of the Company Group has any obligation or liability, whether fixed or contingent, direct or indirect, with respect to any of its current or former Service Providers, or the spouses, beneficiaries or other dependents thereof (other than any statutory plan, program or arrangement that is required under applicable Laws of any country outside the United States, and maintained by any Governmental Authority).
1.48    “Company Group” means the Company, its Subsidiaries and, for the avoidance of doubt, shall include Honey Birdette US Inc, a Delaware corporation.
1.49    “Company Inbound License” means any Contract under which any Intellectual Property is licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue, agreements to co-exist, or non-assertion provisions) to any member of the Company Group by any Person.
1.50    “Company Indebtedness” means the aggregate amount of Indebtedness of the Company Group as of immediately prior to the Closing.
1.51    “Company Intellectual Property” means the Non-Owned Intellectual Property and the Company Owned Intellectual Property.
1.52    “Company Internet Domains and Accounts” means the Internet domain name registrations and social media accounts registered in the name of any member of the Company Group.
1.53    “Company Outbound License” means any Contract under which any member of the Company Group has licensed or otherwise made available any Company Owned Intellectual Property to a third party, including agreements containing releases, immunities from suit, covenants not to sue, agreements to co-exist, or non-assertion provisions.
1.54    “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Company Group.

1.55    “Company Privacy Policy” means each external or internal past or present, policy or notice of any member of the Company Group relating to Personal Data.
1.56    “Company Registered Intellectual Property” means the applications, registrations, and filings for Intellectual Property that have been registered, issued, filed, certified, or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Body or the Internet domain name registrar, by or on behalf of or in the name of any member of the Company Group (including all Company Internet Domains and Accounts).
1.57    “Company Software” means Software included in Company Owned Intellectual Property.
1.58    “Company Source Code” means any Source Code, or any portion, aspect or segment of any Source Code, for any Company Software.
1.59    “Company Transaction Expenses” means, without duplication, (a) the aggregate out-of-pocket expenses, costs, fees, and disbursements (including fees and expenses payable to all attorneys, accountants, investment bankers, and other advisers of the Company Group) that are payable by any member of the Company Group in connection with the negotiation, execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby pursuant to arrangements entered into by any member of the Company Group before the Closing (whether incurred or accrued before or after the Closing Date and whether or not such amounts have been billed as of or before the Closing Date); (b) any Change of Control Payments; (c) any transaction bonuses, retention payments, or change of control payments payable by the Company Group or any Seller to a Service Provider solely as a result of the consummation of the Closing (plus the employer portion of any Taxes required to be paid by any member of the Company Group with respect thereto); (d) all other miscellaneous expenses or costs incurred by any member of the Company Group in connection with the Transaction (including the cost of the D&O Tail Policy), in each case pursuant to arrangements entered into by any member of the Company Group before the Closing and to the extent that such fees, expenses, or disbursements have not been fully satisfied and paid by the Company Group as of immediately before the Closing; and (e) fifty percent (50%) of all amounts payable in connection with obtaining the R&W Insurance Policy (including premiums, commissions, Taxes and other charges, fees or expenses of the underwriter(s) of such policies) up to a cap on the amount considered to be a Company Transaction Expense of USD $450,000. For the avoidance of doubt, the calculation of Company Transaction Expenses shall not reflect, nor be on the basis of, any accounting methods, policies, practices or procedures not explicitly set forth in the definition of Company Transaction Expenses.
1.60    “Condition” means any condition precedent to Closing for the benefit of (i) Sellers as set forth in Section 7.1 and (ii) the Buyer Parties as set forth in Section 7.2, respectively.

1.61    “Confidential Company Information” shall mean all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company Group or Seller as an owner of Sale Shares, as the case may be, in the performance of duties for, or on behalf of, any member of the Company Group or that relates to the business, products, services or research of any member of the Company Group or any of its investors, partners, affiliates, strategic alliance participants, officers, directors, employees, contractors, independent consultants or securityholders or their respective Affiliates, including, without limitation: (a) internal business information of any member of the Company Group (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any member of the Company Group, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that any member of the Company Group has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of any member of the Company Group, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any member of the Company Group; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; (f) information related to the Company Intellectual Property and updates of any of the foregoing; and (g) Confidential Transaction Information; provided that “Confidential Information” shall not include any information that the Sellers can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of any Seller or a Person that a Seller has direct control over to the extent such acts or omissions are not authorized by such Seller in the performance of such Person’s assigned duties for such Seller.
1.62    “Confidential Transaction Information” shall have the meaning set forth in Section 10.16.
1.63    “Constitution” means the Constitution of the Company.
1.64    “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant, or contaminant that, whether on its own or admixed with another, is identified or defined in or regulated by or under any Environmental Laws or that upon release into the Environment presents a danger to the Environment or to the health, safety, or welfare of any Person.
1.65    “Contract” means any written or oral contract, agreement, license, sublicense, undertaking, indenture, lease or other instrument, commitment of any kind to which a Person is a party or by which it or any of its respective assets or properties is bound.
1.66    “Contributor” has the meaning set forth in Section 19(n).
1.67    “Control” of a Person means either the ownership of fifty percent (50%) or more of the voting stock of such Person or having the power or right to direct the management or policies of such Person, and “Controlled”, “Controlling” and other variations of the word shall have respective corresponding meanings.
1.68    “Controlling Party” has the meaning set forth in Section 8.6.

1.69    “Copyright” has the meaning set forth in the definition of Intellectual Property.
1.70    “Corporations Act” means the Australian Corporations Act 2001 (Cth).
1.71    “Court Order” means any judgment, decision, consent decree, injunction, ruling, or order of any federal, provincial, state, local, or foreign court or Governmental Authority that is binding on any Person or its property under applicable Laws.
1.72    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.
1.73    “COVID-19 Measures” means, with respect to any Person, any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or requirements promulgated by any Governmental Authority with jurisdiction over the Company Group, including the Centers for Disease Control and Prevention and the World Health Organization, in each case in connection with or in response to COVID-19, including the Cares Act and Families First Act.
1.74    “Current Assets” means, without duplication, the current assets of the Company Group in respect of only the accounts set forth in the Sample Net Working Capital, as determined in accordance with Applicable Accounting Standards; for the avoidance of doubt, Current Assets will not include Company Cash or any Income Tax Assets.
1.75    “Current Liabilities” means, without duplication, the current liabilities of the Company Group in respect of only the accounts set forth in the Sample Net Working Capital, as determined in accordance with Applicable Accounting Standards; for the avoidance of doubt, Current Liabilities excludes Indebtedness, Company Transaction Expenses and Income Tax Liabilities.
1.76    “D&O Tail Policy” has the meaning set forth in Section 6.8.
1.77    “Default” means (a) a breach of or default under any Contract or Governmental Authorization; (b) the occurrence of an event that with or without the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Governmental Authorization; or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation, or acceleration under any Contract or Governmental Authorization.
1.78    “Direct Claim” has the meaning set forth in Section 8.6.
1.79    “Disclosure Schedule” has the meaning set forth in Section 5.1.
1.80    “Effective Date” shall have the meaning set forth in the Preamble.
1.81    “Employment Agreement” has the meaning set forth in the Recitals.
1.82    “Encumbrance” means any security interest, pledge, mortgage, lien (including environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, including under the PPSA.

1.83    “Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels, and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, groundwater, river sediment, marshes, wetlands, flora, and fauna.
1.84    “Environmental Laws” means (a) the common law and (b) all Laws, by-laws, orders, instruments, directives, decisions, injunctions, and judgments of any government or international, supranational, executive, administrative, judicial, or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health, safety, or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement, or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders, and notices made or served thereunder or pursuant thereto.
1.85    “Escrow Agent” has the meaning set forth in Section 2.3.
1.86    “Escrow Agreement” has the meaning set forth in Section 2.3.
1.87    “Escrow Amount” means AUD 1,000,000.
1.88    “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
1.89    “ERISA Affiliate” of any member of the Company Group shall mean any entity (whether or not incorporated) that, together with such member Company Group, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
1.90    “Estimated Closing Cash” has the meaning set forth in Section 3.1(a).
1.91    “Estimated Closing Company Transaction Expenses” has the meaning set forth in Section 3.1(a).
1.92    “Estimated Closing Company Indebtedness” has the meaning set forth in Section 3.1(a).
1.93    “Estimated Closing Net Working Capital” has the meaning set forth in Section 3.1(a).
1.94    “EU Sales Tax Matter” has the meaning set forth on Annex G.
1.95    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.96    “Excluded Offering” means any sale, offer or issuance of Parent Shares in connection with: (i) equity awards granted to directors, employees and consultants of Parent or its Subsidiaries in the Ordinary Course of Business or as required by any applicable equity incentive plan of the Buyer Parties or (ii) the items set forth on Schedule 1.96, provided the original issuance value of the Parent Shares issued in connection with the items described on Schedule 1.96 shall not exceed USD 10,000,000 in the aggregate

1.97     “Existing Shareholders Agreement” means the shareholders agreement of the Company between, among others, the Company and the Sellers (as amended and acceded to from time to time).
1.98    “Facility” means any real property, leaseholds, licenses or other real property interest currently owned, held, occupied, or operated by the Company Group and any buildings, structures, or equipment (including motor vehicles) currently owned or operated by the Company Group.
1.99    “Final Adjusted Cash Component” has the meaning set forth in Section 3.2.
1.100    “Final Closing Cash” means the calculation of Closing Cash that becomes final and binding on the Parties pursuant to Section 3.2.
1.101    “Final Closing Company Indebtedness” means the calculation of Indebtedness that becomes final and binding on the Parties pursuant to Section 3.2.
1.102    “Final Closing Company Transaction Expenses” means the calculation of Company Transaction Expenses that becomes final and binding on the Parties pursuant to Section 3.2.
1.103    “Final Closing Net Working Capital” means the calculation of Closing Net Working Capital that becomes final and binding on the Parties pursuant to Section 3.2.
1.104    “FIRB” means the Australian Foreign Investment Review Board.
1.105    “FIRB Approval” means a no objection notification issued by, or on behalf of, the Treasurer of the Commonwealth of Australia stating that the Commonwealth has no objection to the Transaction under the Australian Foreign Acquisitions and Takeovers Act (1975) (Cth).
1.106    “Fixtures and Equipment” means all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment, and other tangible personal property in the possession of the Company Group, including all warranty rights with respect thereto.
1.107    “Fraud” means a knowingly false or dishonest representation of a fact, matter or circumstance with respect to the making of any representation or warranty in Article V hereof, including any Annex thereto, or in the certificate required to be delivered by the applicable Party pursuant to Sections 4.2(a)(iv) and 4.2(b)(iv), in each case with the intent to deceive the other party to its detriment, or induce the other party to act or refrain from acting to its detriment in a manner that would be different than how the other party would act or refrain from acting if such party were aware of such fact, matter or circumstance.

1.108    “Free or Open Source Software” means any Software (in Source Code or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, BSD License, Apache Software License, or any other public source code license arrangement); or (b) any other license or other agreement that requires, as a condition of the sue, modification or distribution of Software subject to such license or agreement, that such Software or other Software linked with, called by, combined or distributed with such Software be (i) disclosed, distributed, made available, offered, licensed or delivered in Source Code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
1.109    “Fundamental Representations” means the representations and warranties set forth in items 1 (Organization, Authorization, Enforceability), 3 (Ownership of Shares) and 7 (Trustee) of Annex C and items 1 (Organization, Authorization, Enforceability), 2 (Subsidiaries) and 4 (Capitalization) of Annex D.
1.110    “FY2021 Downward True Up” has the meaning set forth in Section 3.5(b).
1.111    “FY2021 Upward True Up” has the meaning set forth in Section 3.5(a).
1.112    “FY2022 Downward True Up” has the meaning set forth in Section 3.5.
1.113    “FY2022 Issue Price” has the meaning set forth in Section 3.5(d).
1.114    “FY2022 Revenue” has the meaning set forth in Section 3.5(h).
1.115    “FY2022 Upward True Up” has the meaning set forth in Section 3.5(e).
1.116    “GAAP” means United States generally accepted accounting principles, consistently applied, as they exist at the time of execution of this Agreement.
1.117    “GAAS” means generally accepted auditing standards in the United States, consistently applied, as they exist at the time of execution of this Agreement.
1.118    “Governmental Authority” means any nation or government, any national, supranational, provincial or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body or self-regulatory organization.
1.119    “Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or under any Law; or (b) right under any Contract with any Governmental Authority.
1.120    “Governmental Proceeding” has the meaning set forth in Section 6.5(d).

1.121    “GST” means goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply.
1.122    “GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
1.123    “GST Law” has the meaning given to that expression in the GST Act.
1.124    “IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied, as they exist at the time of execution of this Agreement (or in reference to financial statements of the Company Group of an earlier date, as in effect as of such date).
1.125    “IFRS Financial Statements” has the meaning set forth in Section 6.5(c).
1.126    “Income Taxes” means Taxes (a) imposed on, or with reference to, income, profits or gains or net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including income, profits or gains or net income or gross receipts.
1.127    “Indebtedness” means, collectively, (A) with respect to any Person, without duplication, all Liabilities of such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property, equipment or services; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person; (vi) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; (vii) letters of credit, bank guarantees and other similar Contracts or arrangements entered into by or on behalf of such Person (but only to the extent they have been drawn on by the counterparty); and (viii) accrued and unpaid interest on, and any prepayment premiums, penalties, or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, (B) solely with respect to any member of the Company Group, all Pre-Closing Taxes that are Income Taxes, (C) with respect to the Company Group, a liability equal to 70% of the value of the Company Group’s long service leave balance (calculated in accordance with the Applicable Accounting Standards), (D) with respect to the Company Group, a liability of $13,000 in respect of store make good liabilities at the Knox Store (but only to the extent not already paid prior to the Closing Date), (E) with respect to the Company Group, the amount in respect of the US Sales Tax Matter as set forth on Annex G, (F) the amount in respect of the EU Sales Tax Matter as set forth on Annex G and (G) with respect to the Company Group, all obligations in respect of deferred rent, reduced only by the value of any credit notes or abatements due from the applicable landlords that have not been recognized on the balance sheet of the Company and that are supported either by a rent abatement deed executed by the applicable landlord or written confirmation from the applicable landlord as to the amount of the abatement. For the avoidance of doubt, calculation of Indebtedness shall not reflect, nor be on the basis of, any accounting methods, policies, practices or procedures not explicitly set forth in the definition of Indebtedness.
1.128    “Indemnified Individual” means current or former directors or officers of any member of the Company Group or any of their respective predecessor entities, or those individuals who become prior to the Closing a director or officer of any member of the Company Group.
1.129    “Indemnified Party” has the meaning set forth in Section 8.6.

1.130    “Indemnifying Party” has the meaning set forth in Section 8.1(c).
1.131    “Independent Accountant” means an internationally recognized Big 4 independent accounting firm, with sufficient presence in Australia, as mutually agreed upon by the Buyer and the Sellers Representative.
1.132    “Information Privacy and Security Laws” means applicable Laws and binding guidance relating to the privacy, security, Processing, or protection of Personal Data, data breach and notification, consumer protection, website privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications, and all legally binding regulations promulgated by Governmental Bodies thereunder, including, as applicable and in each case as amended, consolidated, re-enacted or replaced from time to time: the Australian Privacy Act 1988 (Cth) and the Australian Privacy Principles, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the California Consumer Privacy Act of 2018 (“CCPA”), the General Data Protection Regulation (EU) 2016/679 and any applicable national laws which implement the General Data Protection Regulation (“GDPR”), the UK Data Protection Act 2018 (“DPA 2018”), the United Kingdom GDPR as defined by the DPA 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments Etc.) (EU Exit) Regulations 2019, the e-Privacy Directive (Directive 2002/58/EC) and any applicable national laws which implement the e-Privacy Directive including in the United Kingdom, and the Payment Card Industry Data Security Standards.
1.133    “Insolvency Event” in relation to any Person, occurs when: (i) the Person stops or suspends or threatens to stop or suspend payment of all or a class of its debts; (ii) the Person is, becomes or is deemed to be insolvent within the meaning of any applicable legislation, including section 95A of the Corporations Act or section 5(3) of the Bankruptcy Act; (iii) a court is required by the Corporations Act to presume that the Person is insolvent; (iv) the Person commits an act of bankruptcy under the Bankruptcy Act, or is, becomes or is deemed to be bankrupt under any other applicable legislation; (v) a liquidator, provisional liquidator, receiver, receiver and manager, administrator, official manager, statutory manager, or other controller (as defined in the Corporations Act), trustee or controlling trustee, inspector appointed under any companies or securities legislation, or similar official is appointed in respect of that Person or over any of the property or undertaking of the Person, or any security is enforced over any substantial part of that person’s assets; (vi) the Person or its property or undertaking becomes subject to a personal insolvency arrangement under Part X of the Bankruptcy Act or a debt agreement under Part IX of the Bankruptcy Act; (vii) the Person ceases to carry on all or substantially all of its business, is unable to pay its debts when due, or is deemed unable to pay its debts under any Law, or an order is made or a resolution is passed (or is threatened to be made or passed) for the Person’s winding up or dissolution or for the person to enter into an arrangement, comprise or composition with or assignment for the benefit of any of its creditors; (viii) pursuant to the Bankruptcy Act (a) the Person presents a debtor’s position the Official Receiver; (b) a sequestration order is made against the estate of the Person; (ix) anything analogous or of a similar effect to any of the events described above occurs in relation to the Person under the Law of any applicable jurisdiction; or (x) in the event that the Person is an individual, anything having a similar effect to any of the events specified above happens in respect of that individual.
1.134    “Insurer” means Euclid Transactional, LLC.

1.135    “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license and whether registered or unregistered, including all (i) trademarks, service marks, symbols, logos, business or trade names, product names, domain names, d/b/a’s, rights in social media accounts, social media tags, certification marks, brand names, trade dress or any indicators of origin, together with all goodwill associated therewith (collectively, “Marks”); (ii) inventions, whether patentable or not, and all patents, invention disclosures, and design registrations, and applications therefor, including all divisions, provisionals, continuations, continuations-in-part, reexaminations, and renewal applications, and including renewals, extensions and reissues, and any improvements thereto (collectively, “Patents”); (iii) rights in confidential and/or proprietary information, trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding state or foreign statutory law and common law) and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs, technical information, manuals, records, procedures, analytical methods, customer data and customer lists; (iv) published and unpublished works of authorship, writing or other work protectable by the copyright laws of the United States or any other jurisdiction, including moral rights, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) rights in Software, technology, algorithms, compilations and databases (including computerized databases) and all documentation, including user manuals and training materials, related to any of the foregoing; (vi) rights of publicity and other rights to use the names, likeness, signature, image, voice and biographical and personal information of individuals; and (vii) claims, causes of action and defenses relating to the enforcement of any of the foregoing.
1.136    “Inventory” means all consumables held by the Company Group including all raw materials, work in progress and finished goods, point of sale materials and stationery, packaging materials and pre-paid freight bags and other stock in trade of the Business, whether in store or in transit as at Closing.
1.137    “IRS” means the United States Internal Revenue Service.
1.138    “Issue Price” means the lesser of: (i) USD 43.0155 and (ii) the lowest price per Parent Share paid or offered (pursuant to a definitive written offer) in any private sale or offering (public or otherwise) of Parent Shares conducted by Parent (other than any Excluded Offering) from April 1, 2021 until the Closing.
1.139    “Knowledge,” when referring to the “Knowledge of the Company,” or any similar phrase or qualification based on knowledge of the Company, of a particular fact or other matter, means the actual knowledge of Eloise Monaghan, Ray Itaoui, Kimberley Kidd and Gordon Squire, in each case after due inquiry.
1.140    “Law” means any national, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, treaty or other requirement or rule of law.
1.141    “Leasehold Estate” means all of the rights and obligations of the Company Group as lessee or licensee under the applicable Lease.
1.142    “Leasehold Improvements” means all leasehold improvements situated in or on the Facilities leased or owned by the Company Group.

1.143    “Leases” means all of the existing leases, subleases or licenses with respect to the personal or real property of the Company Group.
1.144    “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by the Applicable Accounting Standards to be reflected in financial statements or disclosed in the notes thereto.
1.145    “Lock-up Expiration” means the earlier of (i) the date following Parent’s redemption of the applicable Acquired Parent Shares from Sellers pursuant to the FY2022 Downward True Up, if any and (ii) the date following a final determination that no FY2022 Downward True Up is required to be made pursuant to Section 3.5, including by mutual agreement of the Parties or following the dispute resolution procedures set forth therein.
1.146    “Lock-up Shares” means a number of Acquired Parent Shares equal to AUD 60,000,000 (based on the Reference Exchange Rate as of the Closing Date) divided by the Issue Price, allocated among the Sellers in accordance with their respective Share Fraction.
1.147    “Long Stop Date” has the meaning set forth in Section 9.1(d).
1.148    “Losses” means any damages, losses, payments, costs and expenses (including reasonable legal fees and expenses), Taxes and other Liabilities of any nature.
1.149    “May 2021 Management Accounts” means the management account balance sheet of the Company Group as at May 23, 2021, as set forth in Annex G-2 hereto.
1.150    “Mark” has the meaning set forth in the definition of Intellectual Property.
1.151    “Material Adverse Effect” means, with respect to the Company Group, any fact, event, change, development, circumstance, or effect that (a) is or would, with the passage of time, be reasonably likely to be materially adverse to the condition (financial or otherwise), business, results of operations, assets, Liabilities, or operations of the Company Group taken as a whole, other than any fact, event, change, development, circumstance, or effect resulting from (i) changes in general economic conditions, (ii) general changes or developments in the industries in which the Company Group operates, (iii) changes in any laws or AAS, (iv) any epidemic, pandemic, human health crisis, or disease outbreak (including COVID-19), or the worsening thereof, or (v) any action required to be taken by the Company in accordance with this Agreement (other than pursuant to Section 6.1(a)(w) through (y)) or any action taken (or omitted to be taken) with the prior written consent of or at the express written request of Buyer (but only, in the case of the foregoing clauses (i), (ii), (iii), and (iv), to the extent that such changes or developments occur after the date of this Agreement and do not have a disproportionate impact on the Company Group relative to the other participants in the industries in which the Company Group operates); or (b) materially impairs or delays or would, with the passage of time, be reasonably likely to materially impair or delay the ability of the Sellers or the Company to consummate the Transaction or to perform their respective obligations under this Agreement and the Ancillary Agreements.
1.152    “NASDAQ” means the NASDAQ Stock Market LLC.

1.153    “Net Working Capital” means an amount equal to the Current Assets minus the Current Liabilities, in each case determined as of 11:59 p.m. on the day immediately preceding the Closing Date and calculated as set forth in the Sample Net Working Capital and in accordance with the Applicable Accounting Standards;
1.154    “Non-Controlling Party” has the meaning set forth in Section 8.6.
1.155    “Non-Owned Intellectual Property” means all Intellectual Property used by any member of the Company Group or necessary for the operation of the business of any member of the Company Group that is not Company Owned Intellectual Property.
1.156    “Non-Party Affiliates” has the meaning set forth in Section 10.22.
1.157    “Off-Market Transfer” has the meaning set forth in Section 2.7(d).
1.158    “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator, tribunal, administrative agency or Governmental Authority.
1.159    “Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice.
1.160    “Organizational Documents” means the constitution, articles of incorporation, articles of association, memorandum of association, certificate of incorporation and bylaws, shareholders agreement or equivalent governing documents, including all amendments thereto, of the applicable Person.
1.161    “Party” has the meaning set forth in the Recitals.
1.162    “Parent” has the meaning set forth in the Preamble.
1.163    “Proposed ROFO Notice” has the meaning set forth in Section 2.7(d)(ii).
1.164    “Parent Guarantee” has the meaning set forth in Section 10.23.
1.165    “Parent ROFO Period” has the meaning set forth in Section 2.7(d)(ii).
1.166    “Parent Shares” means shares of the common stock of Parent, par value USD 0.0001 per share.
1.167    “Parent Third Party Transferee” has the meaning set forth in Section 2.7(d)(ii).
1.168    “Patent” has the meaning set forth in the definition of Intellectual Property.
1.169    “Payoff Letters” has the meaning set forth in Section 4.2(a)(vii).

1.170    “Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business that are not, in the aggregate, material to the businesses of the Company Group, taken as a whole, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings, (iii) statutory limitations, conditions, exceptions (including easements, covenants, rights of way, restrictions or other similar charges), or other defects in title of real property (A) apparent in the records of a Governmental Authority maintaining such records and (B) that do not, individually or in the aggregate, impair the conduct of the businesses of the Company Group in the Ordinary Course of Business or materially adversely affect the value of the businesses of the Company Group, (iv) Encumbrances incurred or deposits made in connection with workman’s compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and obligations, in each case in the Ordinary Course of Business, (v) restrictions on transfer arising under applicable securities Laws that do not materially interfere with the operation of the businesses of the Company Group in the Ordinary Course of Business, (vi) Encumbrances in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Company Group, and (vii) Encumbrances put into place by Buyer or any of its Affiliates at or following the Closing.
1.171    “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, including any Governmental Authority.
1.172    “Personal Data” means any information, in any form, that (a) identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, with a natural Person, including name, address telephone number, email address, financial account number (such as credit card, bank account, PayPal account, or debit card), government-issued identifier, online identifier, device identifier, IP address, browsing history, search history, or other website, application or online activity or usage data, location data, or biometric data, and/or (b) is considered “personally identifiable information,” “personal information,” or “personal data” by one or more applicable Information Privacy and Security Laws.
1.173    “Post-Closing Statement” has the meaning set forth in Section 3.2(a).
1.174    “PPSA” means the Australian Personal Properties Securities Act 2009 (Cth).
1.175    “PPSR” means the Personal Properties Securities Register maintained under the PPSA.
1.176    “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

1.177    “Pre-Closing Taxes” means any (i) Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (ii) Taxes for which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is held liable by reason of such entity being included in any consolidated, affiliated, combined, unitary or similar group Tax Return at any time on or before the Closing Date, and (iii) Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing.
1.178    “Preparing Party” has the meaning set forth in Section 3.5(i).
1.179    “Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
1.180    “Process” or “Processing” means any operation or set of operations which is performed on Personal Data, such as the use, collection, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Data.
1.181    “Products” means products, Inventory, technology or Software developed (including products and services under development) and related documentation, that have ever been marketed, licensed, sold, distributed or otherwise made available by the Company Group since inception or which the Company Group intends to develop, market, license, sell, perform, distribute or otherwise make available in the future.
1.182    “Proposed Transfer” has the meaning set forth in Section 2.7(d)(i).
1.183    “R&W Insurance Policy” shall have the meaning set forth in Section 8.2(a).
1.184    “Reference Exchange Rate” for a specified date means, with respect to the conversion of AUD to USD or USD to AUD, the AUD/USD WM/Reuters Australia Fix rate, as first published for such date by the Reserve Bank of Australia.
1.185    “Reference FY2021 Adjusted EBITDA” means AUD 36,597,278.
1.186    “Reference FY2022 Revenue” means AUD 108,800,000.
1.187    “Reference Net Working Capital” means AUD 1,052,000.
1.188    “Reimbursable Expense” has the meaning set forth in Section 6.13(e).
1.189    “Related Party” means, with respect to any Person, (a) each securityholder who holds more than 3% of such Person; (b) each individual who is, or who has at any time since inception been, an officer, director, or employee of such Person or any subsidiary of such Person (including all Subsidiaries if such Person is the Company); (c) each member of the immediate family of each of the individuals referred to in clauses (a), (b), and (c) above; and (d) any trust or other Person (other than the Company and the Subsidiaries, if the relevant Person is the Company) in which any one of the Persons referred to in clauses (a), (b), and (c) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, or equity interest.

1.190    “Representatives” means, with respect to any Person, the partners, members, managers, employees, directors, officers, financial advisors, legal advisors, accountants and other advisors or representatives of such Person.
1.191    “Required Consents” means, in respect of a Contract, all notifications, approvals, amendments, consents or waivers required under the terms of that Contract solely in order to effect the Transaction without (i) breaching the terms of that Contract or (ii) giving rise to, or permitting any party to that Contract to exercise, any right under that Contract (including any right to terminate that Contract, rights of first refusal or claw backs of any lease incentives or contributions paid by a landlord).
1.192    “Restrictive Covenant and Guarantee Agreement” has the meaning set forth in the Recitals.
1.193    “Revenue” means the net revenue of the Company Group (or applicable member thereof), determined in accordance with the Company Group’s historical practices as reflected in the Audited Financial Statements of the Company Group for the fiscal year ended June 28, 2020.
1.194    “ROFO Acceptance Period” has the meaning set forth in Section 2.7(d)(ii).
1.195    “Reviewing Party” has the meaning set forth in Section 3.5(i).
1.196    “Sale Shares” has the meaning set forth in the Recitals.
1.197    “Sample Net Working Capital” means that illustrative example of the calculation of Net Working Capital attached hereto as Annex F.
1.198    “SEC” means the U.S. Securities and Exchange Commission.
1.199    “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.200    “Sellers” has the meaning set forth in the Recitals.
1.201    “Seller Indemnified Parties” means the following Persons: (a) the Sellers and their respective current and future Affiliates; (b) the respective Representatives of the Persons referred to in clause (a); and (c) the respective successors and assigns of the Persons referred to in clauses (a) and (b).
1.202    “Sellers’ Objection” has the meaning set forth in Section 3.2(b).
1.203    “Sellers’ Representative” has the meaning set forth in the Recitals.
1.204    “Seller Third Party Transferee” has the meaning set forth in Section 2.7(d)(iii).
1.205    “Service Provider” means each current and former officer, employee, individual consultant, independent contractor, manager or director of any member of the Company Group.
1.206    “Share Component Value” has the meaning set forth in Section 2.2(b).
1.207    “Share Consideration” has the meaning set forth in Section 2.2(b).

1.208    “Share Fraction” means, with respect to any Seller, a fraction, the numerator of which shall equal the number of Sale Shares held by such Seller as of immediately prior to the Closing and the denominator of which shall equal the number of all issued and outstanding Sale Shares as of immediately prior to the Closing.
1.209    “Software” means all (i) computer programs and systems, whether embodied in software, firmware or otherwise, including data and other files, application programming interfaces, architecture, records, schematics, computerized databases, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), and all related specifications and documentation, including system documentation, user manuals, and training materials, all descriptions, flowcharts and other work product used to design, plan, organize, and develop any of the foregoing, and including any and all forms in which any of the foregoing is embodied (whether in Source Code, object code, executable code or human readable form).
1.210    “Source Code” means computer Software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
1.211    “Stamp Duty” means any stamp, transaction or registration duty or similar charge imposed by any Governmental Authority, and includes any interest, fine, penalty, charge or other amount in respect of the above.
1.212    “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
1.213    “Subsidiary” of a Person means such Person’s Affiliates who are Controlled by such Person.
1.214    “TAA” means the Taxation Administration Act 1953 (Cth).
1.215    “Tangible Personal Property” means all computer equipment and other furniture, equipment, and other tangible personal property used in the Business, including any such furniture, equipment, or other tangible personal property used by the Company Group pursuant to a license, lease, or similar right.
1.216    “Tax” means all taxes, however denominated, imposed by any Tax Authority (including income, Stamp Duty, gross receipts, sales, use, value added (including goods and services), digital services, electronically supplied services, transfer, windfall profits, branch profits, occupation, premium, escheat, environmental, customs duties, capital stock, profits, social security unemployment, disability, registration, ad valorem, value added, alternative or add-on minimum, estimated, property, production, license, excise, franchise, severance, employment, payroll, withholding, equity, net worth and financial transactions taxes), whether disputed or not, together with any interest, penalties, fines and additions imposed thereto.
1.217    “Tax Act” means the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) and the TAA, severally or as applicable;

1.218    “Tax Authority” means any Governmental Authority exercising or purporting to exercise jurisdiction with respect to any Tax.
1.219    “Tax Matter” has the meaning set forth in Section 6.10(d).
1.220    “Tax Representations” means the representations and warranties set forth in item 23 of Annex D.
1.221    “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.
1.222    “Terminating Encumbrance” means each Encumbrance in respect of the Company or a Subsidiary of the Company at Closing, other than a Permitted Encumbrance.
1.223    “Termination Fee” has the meaning set forth in Section 9.3(a).
1.224    “Third Party Claim” means any matter which might give rise to a claim by a third party against (a) a Buyer Party or any of its Affiliates or, following the Closing, the Company Group or any of their respective Affiliates, which claim would or might give rise to a claim by a Buyer Party under or in connection with this Agreement or (b) one or more Sellers, which claim would or might give rise to a claim by any Seller under or in connection with this Agreement.
1.225    “Trading Day” means any day on which Parent Shares are traded on NASDAQ.
1.226    “Transaction” means the transactions contemplated by this Agreement.
1.227    “Transfer” has the meaning set forth in Section 2.7(a).
1.228    “Transfer Notice” has the meaning set forth in Section 2.7(d)(i).
1.229    “Transfer Shares” has the meaning set forth in Section 2.7(d)(i).
1.230    “Transferring Seller” has the meaning set forth in Section 2.7(d)(i).
1.231    “Transfer Taxes” has the meaning set forth in Section 6.10(e).
1.232    “True Up” has the meaning set forth in Section 3.5(e).
1.233    “True Up Objection” has the meaning set forth in Section 3.5(i).
1.234    “True Up Review Period” has the meaning set forth in Section 3.5(i).
1.235    “True Up Statement” has the meaning set forth in Section 3.5(h).
1.236     “USD” or “U.S. Dollars” means United States dollars, the lawful currency of the United States of America.
1.237    “US Sales Tax Matter” has the meaning set forth on Annex G.

1.238     “VWAP” means, with respect to any applicable Trading Day reference period, the average of the daily dollar-volume-weighted average price for a Parent Share, as reported by Bloomberg, L.P. through its “PLBY US Equity VWAP” function for the time period 9:30 a.m. through 4:00 p.m. (Eastern time) (or, if such function or service ceases to exist, any substitute function or service mutually agreed between Buyer and the Sellers’ Representative) on each of the Trading Days over such reference period.
1.239    “YTD FY2022 Revenue” means, as of the applicable determination date, the aggregate monthly Revenue of the Company Group reflected on the monthly financial statements of the Company Group, beginning with the month of July 2021 through the month immediately preceding the applicable determination date.
1.240    “YTD Reference FY2022 Revenue” means, as of the applicable determination date, the aggregate monthly revenue target of the Company specified on Annex I.
1.241    In this Agreement, unless the context requires otherwise:
(a)    The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)    Words importing gender include each gender and neutral gender.
(d)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(e)    The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(f)    Any reference to a contract or document is to that contract or document as amended, novated, supplemented, restated or replaced from time to time.
(g)    Whenever reference is made in this Agreement to any Article, Section, Annex, such reference shall be deemed to apply to the specified Article, Section, Annex of or to this Agreement.
(h)    The section headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

ARTICLE II.

SALE AND PURCHASE
2.1    Sale and Purchase of the Sale Shares. At the Closing, subject to the terms and conditions set forth in this Agreement, each Seller shall sell and transfer to Buyer, and Buyer shall purchase and acquire from each Seller, all rights, title and interest in and to the Sale Shares, as set out against such Seller’s name in Annex A, free and clear of any Encumbrances other than restrictions on transfer under applicable securities Laws.
2.2    Purchase Price. The aggregate consideration to be delivered (or caused to be delivered) hereunder by Buyer to the Sellers at Closing for one hundred percent (100%) of the Sale Shares shall be AUD 439,167,338 (“Aggregate Consideration”), comprised of:
(a)    71.43% of such Aggregate Consideration consisting of AUD 313,697,229 (“Base Cash Component”) payable in cash, subject to the adjustment at the Closing as provided in Section 3.1 and, following the Closing, as provided in Section 3.2 (the “Cash Consideration”); and
(b)    28.57% of such Aggregate Consideration consisting of a number of newly issued Parent Shares (rounded down to the nearest whole number) equal to the quotient of AUD 125,470,108, based on the Reference Exchange Rate as of the Business Day immediately preceding the Closing divided by the Issue Price (the “Acquired Parent Shares”), in accordance with and subject to the terms and conditions of Section 2.6 (such Acquired Parent Shares, the “Share Consideration”).
2.3    Deposit of Escrow Amount(a)    . At the Closing, Buyer shall deduct from the Cash Consideration otherwise payable to the Sellers at the Closing (with each Seller bearing a portion of the Escrow Amount equal to such Seller’s Share Fraction thereof) and deposit the Escrow Amount into an escrow account established pursuant to the terms of an Escrow Agreement to be entered into at Closing among the Sellers’ Representative, Buyer and Citibank, N.A., as escrow agent (the “Escrow Agent”), substantially in the form attached hereto as Annex H (the “Escrow Agreement”), in order to support the Sellers’ payment obligations under Section 3.3.
2.4    Closing Consideration Schedule.
(a)    No later than five (5) Business Days before the Closing Date, the Sellers’ Representative will deliver to Buyer a schedule (the “Closing Consideration Schedule”), which schedule will be certified as complete and correct by the Company’s chief financial officer and which will accurately set forth, as of the Closing:
(i)    the number of issued and outstanding Sale Shares;

(ii)    for each Seller (v) such Seller’s name, address and wiring instructions, (w) the number of Sale Shares held by such Seller as of immediately prior to the Closing, (x) the Share Fraction applicable to such Seller, (y) the Sellers’ Representative’s calculation of (A) (1) the portion of the Closing Adjusted Cash Component and (2) Share Consideration to be paid to such Seller at the Closing in accordance with this Article II (with a separate indication of all components thereof); provided, with respect to the Share Consideration, such information shall updated based on the Reference Exchange Rate as of the Business Day immediately preceding the Closing and (B) such Seller’s pro rata portion of the Escrow Amount, and (z) if applicable, the total amount of Taxes to be withheld from the consideration that such Seller is entitled to receive; and
(iii)    for each Seller, such information as is reasonably required by Parent’s transfer agent in connection with the issuance and delivery of the Acquired Parent Shares.
(b)    Each Seller hereby agrees to all allocations of the Cash Consideration, the Share Consideration and the Escrow Amount as set forth in the Closing Consideration Schedule and forever waives and relinquishes any and all rights to have the Cash Consideration, the Share Consideration and the Escrow Amount allocated in any other manner, whether pursuant to any provision of the Company’s Organizational Documents or any other Contract with, or for the benefit of, such Seller. Each Seller hereby agrees that the agreement and waiver set forth in the immediately preceding sentence shall be deemed to have satisfied all requirements under the Company’s Organizational Documents. Buyer and the Company shall be entitled to rely solely on the Closing Consideration Schedule with respect to the amounts allocated and payable to the Sellers as set forth thereon. Neither the Buyer Parties nor the Company shall be liable for any damages to any Person, including any Seller, for any inaccuracy, error or omission in the Closing Consideration Schedule, or any action taken in reliance thereon.
2.5    Payment of the Closing Adjusted Cash Component. At Closing, Buyer shall pay (or cause to be paid) the Closing Adjusted Cash Component as set forth in the Closing Consideration Schedule, by wire transfer of immediately available funds to one or more accounts previously designated in writing by Sellers’ Representative, subject to Section 2.8. Each Seller shall be entitled to, prior to taking into account any withholding of Taxes in accordance with Section 2.8, an aggregate amount equal to (i) the Share Fraction of such Seller multiplied by (ii) the Closing Adjusted Cash Component.
2.6    Share Consideration. At Closing, Buyer shall deliver (or cause to be delivered), in book entry form, to each Seller the number (rounded down to the nearest whole number) of Acquired Parent Shares equal to (i) the Share Fraction of such Seller multiplied by (ii) the total Acquired Parent Shares. The Acquired Parent Shares shall be subject to the restrictions set forth in Section 2.7.

2.7    Lock-up Shares; Additional Restrictions on Transfer.
(a)    Each Seller agrees that, from the Closing to the Lock-up Expiration, the Lock-up Shares shall be subject to the restrictions on Transfer set forth in this Section 2.7. For the avoidance of doubt, the Lock-up Shares shall have the same voting and dividend rights as the Acquired Parent Shares. Each Seller agrees that such Seller will not, without the prior written consent of Parent, directly or indirectly, in whole or in part, including by means of solely cash-settled derivative or other cash-settled contract, in each case, linked to Parent Shares, offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or lend or otherwise transfer or dispose of (each, a “Transfer”) any Lock-up Shares issued pursuant to this Agreement, other than:
(i)    any Transfer of Lock-up Shares by a Seller pursuant to any business combination, tender or exchange offer to acquire Parent Shares or other extraordinary transaction that the board of directors of Parent has recommended, or pursuant to a tender or exchange offer that the board of directors of Parent has not recommended but only after such time as a majority of the Parent Shares outstanding have been tendered into such offer and after all material conditions with respect to such offer has been satisfied, other than any such conditions that can be satisfied only at the closing of such offer; provided that in the event such transaction or series of related transactions is not completed, the Lock-up Shares held by such Seller shall remain subject to the restrictions contained in this Section 2.7;
(ii)    any Transfer of Lock-up Shares by a Seller to any trust for the direct or indirect benefit of the Seller or the immediate family of the Seller (for purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), provided that prior to any such Transfer, such trust agrees in writing to hold such transferred Lock-up Shares subject to the restrictions under this Section 2.7 as if such trust were the original Seller;
(iii)    any Transfer of Lock-up Shares by a Seller that is an entity to the equity owners of such Seller, provided that prior to any such Transfer, such equity owners agree in writing to hold such transferred Lock-up Shares subject to the restrictions under this Section 2.7 as if such equity owners were the original Seller; or
(iv)    any redemption of Lock-up Shares by Buyer pursuant to the FY2021 Downward True Up or FY2022 Downward True Up, if applicable.
(b)    Each Seller agrees and consents to the holding of such Seller’s Lock-up Shares in restricted accounts at Parent’s transfer agent in the name of such Seller, or permitted assignee and to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of the Lock-up Shares held by such Seller except in compliance with the foregoing restrictions. Upon the Lock-up Expiration, Parent shall promptly, but in any event within five (5) days after such expiration, take such actions to remove any stop transfer instructions with its transfer agent and registrar and shall provide the Sellers’ Representative with notice of such removal.

(c)    In addition to the restrictions set forth in Section 2.7(a), prior to the Lock-up Expiration, without the prior written consent of Parent, no Seller shall Transfer (either in a single or multiple Transfers): (i) in any single Trading Day a number of Acquired Parent Shares in excess of 20% of the average daily trading volume of Parent Shares over the 20 Trading Days preceding the date of such Transfer(s), other than by way of an Off-Market Transfer or (ii) any Parent Shares during the twenty (20) consecutive Trading Days ending on the Trading Day immediately preceding the Lock-up Expiration.
(d)    In addition to the restrictions set forth in Section 2.7(a) and 2.7(c), prior to December 31, 2022, no Seller shall Transfer (either in a single or multiple Transfers) any Parent Shares by way of a block trade in the form of an accelerated or overnight bookbuilding offering or a private placement with guaranteed price or a sale to selected buyers (i.e., outside stock exchange trading) (an “Off-Market Transfer”) except pursuant to and in accordance with the following provisions of this Section 2.7(d):
(i)    In the event that a Seller desires to Transfer any Parent Shares in an Off-Market Transfer (such Seller, a “Transferring Seller” and such Transfer, the “Proposed Transfer”) in an aggregate amount equal to $10,000,000 or more and at a price per Parent Share that is less than 90% of the VWAP for the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the date on which such Transferring Seller delivers a Transfer Notice to Parent pursuant to this Section 2.7(d), the Transferring Seller shall notify Parent of such Transferring Seller’s desire to effect a Proposed Transfer, including the total number of Parent Shares that the Transferring Seller intends to Transfer (such notice, the “Transfer Notice” and such number of Parent Shares, the “Transfer Shares”).
(ii)    At any time within five (5) Business Days after receipt by Parent of the Transfer Notice (the “Parent ROFO Period”), Parent may elect to make an offer, on its own behalf or on behalf of an Affiliate or a third party selected by Parent in its sole discretion and in compliance with applicable securities Laws and stock exchange rules (the “Parent Third Party Transferee”), to purchase all of the Transfer Shares and shall give written notice of such offer (the “Parent ROFO Notice”) to the Transferring Seller within the Parent ROFO Period. The Parent ROFO Notice shall constitute an irrevocable offer to purchase the Transfer Shares at the purchase price set forth therein. The Transferring Seller shall have five (5) Business Days following its receipt of the Parent ROFO Notice (the “ROFO Acceptance Period”) to accept (by written notice to Parent) Parent’s offer to purchase (or cause a Parent Third Party Transferee to purchase, as applicable) the Transfer Shares as set forth in the Parent ROFO Notice. If the Transferring Seller accepts Parent’s offer during the ROFO Acceptance Period in accordance with the immediately preceding sentence, such acceptance shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Transfer Shares on the terms set forth in the Parent ROFO Notice. The closing of any purchase of Transfer Shares by Parent (or a Parent Third Party Transferee, as applicable) under this Section 2.7(d) shall take place within ten (10) Business Days following the valid delivery of the Transferring Seller’s acceptance during the ROFO Acceptance Period. If the Transferring Seller does not deliver written notice to Parent accepting Parent’s offer as set forth in the Parent ROFO Notice prior to the expiration of the ROFO Acceptance Period, then such offer shall be deemed automatically terminated and withdrawn effective as of the expiration of the ROFO Acceptance Period.

(iii)    In the event that (x) Parent does not deliver a Parent ROFO Notice during the Parent ROFO Period or (y) Parent delivers a Parent ROFO Notice during the Parent ROFO Period but the Transferring Seller does not accept Parent’s offer on the terms set forth in the Parent ROFO Notice prior to the expiration of the ROFO Acceptance Period, for a period of thirty (30) days following the later of the expiration of the Parent ROFO Period or the ROFO Acceptance Period (if any), the Transferring Seller may sell all of the Transfer Shares to a third party (the “Seller Third Party Transferee”) pursuant to an Off-Market Transfer for a price per Transfer Share and on other terms and conditions no more advantageous to the Seller Third Party Transferee than those set forth in the Parent ROFO Notice (if delivered by Parent during the ROFO Offer Period). If no such Transfer is consummated within such thirty (30)-day period, then the Transferring Seller shall be obligated to comply with all of the terms of this Section 2.7(d) with respect to any subsequent proposed Off-Market Transfer of the Transfer Shares.
(i)    Parent may, in its sole discretion, elect to terminate, in whole or in part, the Transfer restrictions set forth in this Section 2.7 prior to the Lock-up Expiration.
2.8    Tax Withholding. Subject to Section 6.13, each of the Buyer Parties, the Company and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller or any other Person such amounts as the Buyer Parties, the Company and their respective Affiliates are required to deduct and withhold under any applicable Tax Law with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III.

ADJUSTMENTS AND TRUE-UPS
3.1    Pre-Closing Adjustments.
(a)    Pre-Closing Estimates. Not more than ten (10) Business Days and at least five (5) Business Days prior to the scheduled Closing Date, the Company shall prepare, or cause to be prepared, and deliver to Buyer a statement (the “Closing Statement”) certified by the chief financial officer of the Company as setting forth the Company’s good faith estimate of each of (i) the Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Company Cash as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Estimated Closing Cash”), (iii) the Company Indebtedness as of immediately prior to Closing (the “Estimated Closing Company Indebtedness”), (iv) the unpaid Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”), and (v) the resulting Closing Adjusted Cash Component, together with reasonable supporting documentation showing the manner of calculation for each of the amounts set forth therein. The Company shall determine any item constituting the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Company Indebtedness and Estimated Closing Company Transaction Expenses therein in accordance with the Applicable Accounting Standards, the Sample Net Working Capital and the definitions set forth herein. Buyer shall be entitled to comment on and request reasonable changes to the Closing Statement and Sellers’ Representative shall consider in good faith any changes Buyer proposes to the Closing Statement and revise such statement if, based on its good faith assessment, such changes are warranted. The Company will deliver to Buyer the Closing Consideration Schedule concurrently with the Closing Statement.
(b)    Adjustment. The Cash Consideration to be paid at Closing shall be determined by adjusting the Base Cash Component as follows:
(i)    if (x) the Estimated Closing Net Working Capital is greater than the Reference Net Working Capital, then the amount of such excess shall be added to the Base Cash Component, or (y) the Estimated Closing Net Working Capital is less than the Reference Net Working Capital, then the absolute amount of such shortfall shall be deducted from the Base Cash Component;
(ii)    the Estimated Closing Cash shall be added to the Base Cash Component;
(iii)    the Base Cash Component shall be reduced by the Estimated Closing Company Indebtedness, if any; and
(iv)    the Base Cash Component shall be reduced by the Estimated Closing Company Transaction Expenses, if any.
(v)    and the Base Cash Component so adjusted shall be referred to herein as the “Closing Adjusted Cash Component”. Any of the components above that are not expressed in AUD shall be translated into AUD at the Reference Exchange Rate as of the Business Day immediately preceding the date of delivery of the Closing Statement.

3.2    Post-Closing Adjustments.
(a)    Preparation. Buyer shall, as soon as practicable, and in no event later than forty five (45) days after the Closing Date, prepare, or cause to be prepared, and deliver to Sellers’ Representative, a statement (the “Post-Closing Statement”) setting forth: (i) the actual Net Working Capital (the “Closing Net Working Capital”), (ii) the actual Company Cash as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Cash”), (iii) the actual Company Indebtedness as of immediately preceding Closing (the “Closing Company Indebtedness”), (iv) the actual unpaid Company Transaction Expenses (the “Closing Company Transaction Expenses”) and (v) the resulting Final Adjusted Cash Component, together with reasonable supporting documentation showing the manner of calculation for each of the amounts set forth therein. Buyer shall determine any item constituting the Closing Net Working Capital, Closing Cash, Closing Company Indebtedness and Closing Company Transaction Expenses therein in accordance with the Applicable Accounting Standards, the Sample Net Working Capital and the definitions set forth herein.
(b)    Review. Sellers’ Representative shall complete its review of the Post-Closing Statement and the items set further therein within thirty (30) days after delivery thereof by Buyer (such thirty (30)-day period, the “Closing Statement Review Period”). In the event that Sellers’ Representative determines that the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses has not been prepared on the basis set forth in Section 3.2(a), Sellers’ Representative shall, on or before the last day of the Closing Statement Review Period, so inform Buyer in writing (such writing, “Sellers’ Objection”), setting forth a description of the basis of Sellers’ Representative’s determination and the adjustments to the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses, as applicable, that Sellers’ Representative believe should be made. If no Sellers’ Objection is received by Buyer prior to expiration of the Closing Statement Review Period, the calculations of the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses as set forth in the Post-Closing Statement delivered by Buyer shall be deemed to have been accepted by Sellers and become final and binding upon the Parties.

(c)    Determination by Independent Accountant. If a Sellers’ Objection shall be duly delivered pursuant to Section 3.2(b), Buyer and Sellers’ Representative shall, during the thirty (30) days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the Sellers’ Objection. If any of Buyer’s and Sellers’ Representative’s disagreements with respect to the proposed adjustments set forth in Sellers’ Objection remain after thirty (30) days following Buyer’s receipt of the Sellers’ Objection, each of them has the right to refer any such remaining disagreements to the Independent Accountant who, acting as expert and not as arbitrator, shall determine, on the basis set forth in and in accordance with this Section 3.2(c) and the Applicable Accounting Standards, and only with respect to such remaining disagreements so submitted, whether and to what extent, if any, the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses requires adjustment. Sellers’ Representative and Buyer shall instruct the Independent Accountant to deliver its written determination to Sellers’ Representative and Buyer no later than thirty (30) days after the remaining disagreements are referred to the Independent Accountant. The Final Closing Net Working Capital, Final Closing Cash, Final Closing Company Indebtedness or Final Closing Company Transaction Expenses (if in dispute) shall be equal to the Closing Net Working Capital, Closing Cash, Closing Company Indebtedness or Closing Company Transaction Expenses, respectively, calculated based on the values of the disputed items as finally determined by the Independent Accountant; provided that the Independent Accountant, in resolving such disputed items, (i) shall not assign to any disputed item a value greater than the greatest value for such disputed item assigned by Buyer or the Sellers’ Representative, or less than the smallest value for such disputed item assigned by Buyer or the Sellers’ Representative and (ii) shall make its determination based solely on the Applicable Accounting Standards and the terms and definitions set forth herein. The Final Closing Net Working Capital, Final Closing Cash, Final Closing Company Indebtedness or Final Closing Company Transaction Expenses so determined shall be conclusive and binding upon the Parties absent manifest error (and enforceable by a court of competent jurisdiction). All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant under this Section 3.2 shall be borne pro rata as between Buyer, on the one hand, and the Sellers’ Representative, on the other hand, in proportion to the allocation of the value of the amounts in dispute as between Buyer and the Sellers’ Representative (set forth in the written submissions to the Independent Accountant) made by the Independent Accountant such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses.
(d)    Adjustment. The Final Adjusted Cash Component shall be determined by adjusting the Base Cash Component as follows:
(i)    if (x) the Final Closing Net Working Capital is greater than the Reference Net Working Capital, then the amount of such excess shall be added to the Base Cash Component, or (y) the Final Closing Net Working Capital is less than the Reference Net Working Capital, then the absolute amount of such shortfall shall be deducted from the Base Cash Component;
(ii)    the Final Closing Cash shall be added to the Base Cash Component;
(iii)    the Base Cash Component shall be reduced by the Final Closing Company Indebtedness, if any; and
(iv)    the Base Cash Component shall be reduced by the Final Closing Company Transaction Expenses, if any,

(v)    and the Base Cash Component so adjusted shall be referred to herein as the “Final Adjusted Cash Component”. Any of the components above that are not expressed at AUD shall be translated into AUD at the Reference Exchange Rate as of the Business Day immediately preceding the payment date.
(e)    Cooperation. From and after the delivery by Buyer to Sellers’ Representative of the Post-Closing Statement until the earlier of the time either Party refers any disagreement thereto to the Independent Accountant or the final determination of the Final Adjusted Cash Component, the Buyer Parties shall, upon reasonable requests by Sellers’ Representative, provide Sellers’ Representative and their accountants reasonable access, during normal business hours and on reasonable notice, to all information used by Buyer in preparing the Post-Closing Statement at Closing, including work papers of its accountants (subject to customary hold-harmless covenants). From the time either Party refers any disagreement thereto to the Independent Accountant to the determination of the Final Adjusted Cash Component, each Party shall, upon reasonable advance notice and subject to the execution of customary work paper access letters if requested by the applicable accountants, (i) provide the Independent Accountant with reasonable access during normal business hours to the books and records used by such Party in preparing or reviewing the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses, Post-Closing Statement, Sellers’ Objections or any responses thereto between Parties, as applicable, including the work papers of its accountants (subject to customary hold harmless covenants), and all other items reasonably requested in writing by the Independent Accountant in connection therewith, and to any officers or employees during regular business hours and on reasonable advance notice, and (ii) otherwise cooperate with and assist the Independent Accountant’s review of the books and records of the Company Group, including work papers of its accountants (subject to customary hold-harmless covenants), in each case of (i) and (ii) to the extent necessary for the Independent Accountant to review, assess and verify the disputed items relating to the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses. No Party will disclose to the Independent Accountant, and the Independent Accountant will not consider for any purpose, any settlement discussions or settlement offer made by any Party, unless otherwise agreed to by Sellers’ Representative and Buyer in writing. Neither the Buyer Parties nor the Sellers’ Representative shall engage (directly or indirectly) in any ex parte communications with the Independent Accountant.

3.3    Payment of Post-Closing Adjustment Amount. If (a) the Final Adjusted Cash Component exceeds the Closing Adjusted Cash Component, then (i) Buyer shall promptly (and, in any event, within five (5) Business Days) after the final determination thereof pay to Sellers, in accordance with their respective Share Fraction, the amount of such difference to one or more bank accounts designated in writing by Sellers’ Representative and (ii) the Sellers’ Representative and Buyer shall provide joint written instruction to the Escrow Agent to release the entirety of the funds in the Escrow Account to one or more bank accounts designated in writing by Sellers’ Representative (for Sellers, in accordance with their respective Share Fraction), or (b) the Final Adjusted Cash Component is less than the Closing Adjusted Cash Component, then the (i) the Sellers’ Representative and Buyer shall provide joint written instruction to the Escrow Agent to release the amount of such difference to a bank account designated in writing by Buyer and (ii) (A) if such difference is greater than the amounts remaining in the Escrow Account, then Sellers (in each case in accordance with their respective Share Fraction), shall promptly (and, in any event, within five (5) Business Days) after the final determination thereof pay to Buyer the amount of such difference to a bank account designated in writing by Buyer, in each case, by wire transfer of immediate available funds, or (B) if such difference is less than the amounts remaining in the Escrow Account, then after giving effect to the release of funds in the Escrow Account to Buyer in accordance with the preceding clause (b)(i), the Sellers’ Representative and Buyer shall provide joint written instruction to the Escrow Agent to release the entirety of the remaining funds in the Escrow Account to one or more bank accounts designated in writing by Sellers’ Representative (for Sellers, in accordance with their respective Share Fraction). The payment under this Section 3.3 shall not be subject to offset for any reason whatsoever except for any withholding of Taxes in accordance with Section 2.8.
3.4    No Double Counting. Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that no amount shall be taken into account, recognized, debited, credited or set off more than once in the calculation of the Closing Adjusted Cash Component or Final Adjusted Cash Component provided under this Article III, and no Party shall benefit from any double-counting in the calculation of any such adjustments.
3.5    Post-Closing True-up. The Parties further agree that in connection with the sale and purchase of the Sale Shares hereunder, subject to the terms of this Section 3.5:
(a)    If Audited FY2021 Adjusted EBITDA is greater than Reference FY2021 Adjusted EBITDA, then, subject to Section 3.5(f), within five (5) Business Days following the final determination of Audited FY2021 Adjusted EBITDA pursuant to this Section 3.5, Buyer shall deliver (or cause to be delivered) such number of additional Parent Shares to Sellers (in accordance with their respective Share Fraction) in the aggregate amount that is equal in value, based on a per Parent Share price equal to the Issue Price, to the product of (i) the excess of Audited FY2021 Adjusted EBITDA above Reference FY2021 Adjusted EBITDA multiplied by (ii) twelve (12) (such amount, the “FY2021 Upward True Up”).

(b)    If Audited FY2021 Adjusted EBITDA is less than Reference FY2021 Adjusted EBITDA, then, subject to Section 3.5(f), within five (5) Business Days following the final determination of Audited FY2021 Adjusted EBITDA pursuant to this Section 3.5, Parent shall redeem and cancel for no consideration such number of Parent Shares constituting Lock-up Shares from the Sellers (in accordance with their respective Share Fraction) in the aggregate amount that is equal in value, based on the Issue Price, to the product of (i) the excess of Reference FY2021 Adjusted EBITDA above Audited FY2021 Adjusted EBITDA multiplied by (ii) twelve (12) (such amount, the “FY2021 Downward True Up”); provided that the aggregate number of Parent Shares that Buyer may redeem from Sellers pursuant to this Section 3.5 shall not exceed the total number of Lock-up Shares.
(c)     If FY2022 Revenue is less than Reference FY2022 Revenue, then, subject to Section 3.5(f), within five (5) Business Days following the final determination of FY2022 Revenue pursuant to this Section 3.5, Parent shall redeem and cancel for no consideration such number of Parent Shares constituting remaining Lock-up Shares (if any) from the Sellers (in accordance with their respective Share Fraction) in the aggregate amount that is equal in value, based on a per Parent Share price equal to the Issue Price, to the product of (i) the excess of Reference FY2022 Revenue above FY2022 Revenue multiplied by (ii) three and seven-tenths (3.7) (such amount, the “FY2022 Downward True Up”); provided that the aggregate number of Parent Shares that Buyer may redeem from Sellers pursuant to this Section 3.5 shall not exceed the total number of remaining Lock-up Shares (if any).
(d)    If both (a) FY2022 Revenue is greater than AUD 129,200,000 and (b) the VWAP for the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the date of final determination of FY2022 Revenue pursuant to this Section 3.5 (such price, the “FY2022 Issue Price”) is (x) less than the Issue Price but (y) equal to or greater than 90% of the Issue Price, then, subject to Section 3.5(f), within five (5) Business Days following the final determination of FY2022 Revenue pursuant to this Section 3.5, Buyer shall deliver (or cause to be delivered) to Sellers additional consideration as described in the immediately following sentence, in an aggregate amount equal to the lesser of (A) the product of (1) the amount by which FY2022 Revenue exceeds AUD 129,200,000, multiplied by (2) three and seven tenths (3.7), and (B) the product of (1) the amount by which the Issue Price exceeds the FY2022 Issue Price, multiplied by (2) the total number of Lock-up Shares held by Sellers, if any, on the Trading Day immediately prior to the date of determination of FY2022 Revenue pursuant to this Section 3.5 (such lesser amount constituting the “Initial Additional Consideration Amount”). Buyer shall deliver (or cause to be delivered) such additional consideration in the form of: (i) the issuance of an aggregate number of additional Parent Shares (rounded down to the nearest whole number) to Sellers (for no consideration and allocated among the Sellers in accordance with their respective Share Fraction) equal to the quotient of the Initial Additional Consideration Amount divided by the FY2022 Issue Price, (ii) payment of such Initial Additional Consideration Amount to Sellers (allocated among the Sellers in accordance with their respective Share Fraction) in cash by wire transfer of immediately available funds to one or more bank accounts designated in writing by Sellers’ Representative or (iii) any combination of Parent Shares as described in the preceding clause (i) and cash as described in the preceding clause (ii), in each case which form(s) shall be determined by Buyer in its sole discretion.

(e)    If both (a) the FY2022 Revenue is greater than AUD 129,200,000 and (b) the FY2022 Issue Price is less than 90% of the Issue Price, then, subject to Section 3.5(f), within five (5) Business Days following the final determination of FY2022 Revenue pursuant to this Section 3.5, Buyer shall deliver (or cause to be delivered) to Sellers additional consideration as described in the immediately following sentence, in an aggregate amount equal to the lesser of (x) the product of (1) the amount by which FY2022 Revenue exceeds AUD 129,200,000, multiplied by (2) three and seven tenths (3.7), and (y) AUD 25,000,000 (such lesser amount constituting the “Extended Additional Consideration Amount”). Buyer shall deliver (or cause to be delivered) such additional consideration in the form of: (i) the issuance of an aggregate number of additional Parent Shares (rounded down to the nearest whole number) to Sellers (for no consideration and allocated among the Sellers in accordance with their respective Share Fraction) equal to the quotient of the Extended Additional Consideration Amount divided by the FY2022 Issue Price, (ii) payment of such Extended Additional Consideration Amount to Sellers (allocated among the Sellers in accordance with their respective Share Fraction) in cash by wire transfer of immediately available funds to one or more bank accounts designated in writing by Sellers’ Representative or (iii) any combination of Parent Shares as described in the preceding clause (i) and cash as described in the preceding clause (ii), in each case which form(s) shall be determined by Buyer in its sole discretion. The Initial Additional Consideration Amount determined pursuant to Section 3.5(d) and the Extended Additional Consideration Amount determined pursuant to this Section 3.5(e) (if any, as applicable) are referred to herein as the “FY2022 Upward True Up”, and together with each of the FY2021 Upward True Up, the FY2021 Downward True Up and FY2022 Downward True Up, each a “True Up”.
(f)    Notwithstanding the foregoing, if the amount of the applicable True Up is less than or equal to USD 100,000, then for the purposes of this Section 3.5, the applicable True Up shall be deemed to be zero and no issuance of additional Parent Shares or redemption of Lock-up Shares shall be made hereunder. For the avoidance of doubt, if the amount of the applicable True Up is greater than USD 100,000, then the applicable adjustment pursuant to this Section 3.5 shall be for the full amount of such True Up (and not just for the amount of such True Up in excess of USD 100,000). Any adjustment pursuant to the FY2021 Downward True Up or FY2022 Downward True Up shall be treated by Parent as a debit to capital. For the avoidance of doubt, the aggregate number of Parent Shares that can be redeemed by Parent pursuant to the FY2021 Downward True Up and the FY2022 Downward True Up shall not exceed the total number of Lock-up Shares.
(g)    Preparation of 2021 True Up Statement. As promptly as reasonably practicable following the Closing and the completion of the Audited Financial Statements of the Company Group for the fiscal year ended June 27, 2021, but in no event later than September 30, 2021, Sellers’ Representative shall provide to Buyer a statement (the “2021 True Up Statement”), together with reasonable supporting documentation showing the manner of calculation for each of the amounts therein, setting forth its (i) good faith calculation of the Adjusted EBITDA in accordance with the Adjusted EBITDA Principles (once finally determined pursuant to this Section 3.5, “Audited FY2021 Adjusted EBITDA”) and (ii) good faith calculation of the applicable FY2021 Upward True Up or FY2021 Downward True Up, if any; provided, that if the completion of the Audited Financial Statements of the Company Group for the fiscal year ended June 27, 2021 occurs after the Closing, each of the Buyer Parties and the Company Group shall make available to the Sellers’ Representative and its accountants all such records and work papers used in preparing such Audited Financial Statements as the Sellers’ Representative shall reasonably request for purposes of preparing the 2021 True Up Statement.

(h)    Preparation of 2022 True Up Statement. As promptly as reasonably practicable following June 30, 2022, but in no event later than August 30, 2022, Buyer shall provide to Sellers’ Representative a statement (the “2022 True Up Statement” and each of the 2021 True Up Statement and 2022 True Up Statement, a “True Up Statement”), together with reasonable supporting documentation showing the manner of calculation for each of the amounts therein, including (x) the trial balance accounts of the Company Group for the six (6)-month period ended December 31, 2021 that are used in preparing Parent’s audited consolidated statements of income and cash flow for the fiscal year ended December 31, 2021 and (y) the trial balance accounts of the Company Group for the six (6)-month period ended June 30, 2022 that are used in preparing Parent’s unaudited statements of income and cash flow for the six (6)-month period ended June 30, 2022, setting forth its (i) good faith calculation of the Revenue of the Company Group for the twelve (12) month period ended June 30, 2022 (once finally determined pursuant to this Section 3.5, “FY2022 Revenue”) and (ii) good faith calculation of the applicable FY2022 Downward True Up or FY2022 Upward True Up, if any.
(i)    Review of True Up Statement. During the thirty (30) day period after delivery of a True Up Statement (such thirty (30)-day period, the “True Up Review Period”), the Party preparing such True Up Statement (the “Preparing Party”) shall make available to the other Party (the “Reviewing Party”) and its accountant all such records and work papers used in preparing the calculations in such True Up Statement as the Reviewing Party shall reasonably request. In the event that the Reviewing Party determines that the True Up Statement has not been prepared on the basis set forth in Section 3.5(g) or (h), as applicable, the Reviewing Party shall, on or before the last day of the True Up Review Period, so inform the Preparing Party in writing (such writing, a “True Up Objection”), setting forth a description of the basis of the Reviewing Party’s determination and the calculations and adjustments to the applicable True Up Statement that the Reviewing Party believes should be made. If no True Up Objection is received by the Preparing Party prior to expiration of the True Up Review Period, the calculations of the applicable True Up as set forth in the applicable True Up Statement delivered by the Preparing Party shall be deemed to have been accepted by the Reviewing Party and become final and binding upon the Parties.

(j)    Determination by Independent Accountant. If a True Up Objection shall be duly delivered pursuant to Section 3.5(i), the Preparing Party and the Reviewing Party shall, during the thirty (30) days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the True Up Objection. If any of Preparing Party’s or Reviewing Party’s disagreements with respect to the proposed calculations or adjustments set forth in the True Up Objection remain after thirty (30) days following Receiving Party’s receipt of the True Up Objection, each of them has the right to refer any such remaining disagreements to the Independent Accountant who, acting as expert and not as arbitrator, shall determine, on the basis set forth in and in accordance with this Section 3.5(j), the Applicable Accounting Standards, the applicable defined terms herein, and only with respect to such remaining disagreements so submitted, whether and to what extent, if any, the calculation of the applicable True Up requires adjustment. The Preparing Party and the Reviewing Party shall instruct the Independent Accountant to deliver its written determination to the Preparing Party and the Reviewing Party no later than thirty (30) days after the remaining disagreements are referred to the Independent Accountant. The True Up shall be equal to the True Up calculated based on the values of the disputed items as finally determined by the Independent Accountant; provided that the Independent Accountant, in resolving such disputed items, (i) shall not assign to any disputed item a value greater than the greatest value for such disputed item assigned by Buyer or the Sellers’ Representative, or less than the smallest value for such disputed item assigned by Buyer or the Sellers’ Representative and (ii) shall make its determination based solely on the terms and definitions set forth herein. The True Up so determined shall be conclusive and binding upon the Parties absent manifest error (and enforceable by a court of competent jurisdiction). All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant under this Section 3.5 shall be borne pro rata as between Buyer, on the one hand, and the Sellers’ Representative, on the other hand, in proportion to the allocation of the value of the amounts in dispute as between Buyer and the Sellers’ Representative (set forth in the written submissions to the Independent Accountant) made by the Independent Accountant such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses.

(k)    Cooperation. From and after the delivery by of the True Up Statement until the earlier of the time either Party refers any disagreement thereto to the Independent Accountant or the final determination of the True Up, the Preparing Party shall, upon reasonable requests by the Reviewing Party, provide the Reviewing Party and their accountants reasonable access, during normal business hours and on reasonable notice, to all information used by Preparing Party in preparing the True Up Statement, including work papers of its accountants (subject to customary hold-harmless covenants). From the time either Party refers any disagreement thereto to the Independent Accountant to the determination of the applicable True Up, each Party shall, upon reasonable advance notice and subject to the execution of customary work paper access letters if requested by the applicable accountants, (i) provide the Independent Accountant with reasonable access during normal business hours to the books and records used by such Party in preparing or reviewing the True Up Statement, True Up Objection or any responses thereto between Parties, as applicable, including the work papers of its accountants (subject to customary hold harmless covenants), and all other items reasonably requested in writing by the Independent Accountant in connection therewith, and to any officers or employees during regular business hours and on reasonable advance notice, and (ii) otherwise cooperate with and assist the Independent Accountant’s review of the books and records of the Company Group, including work papers of its accountants (subject to customary hold-harmless covenants), in each case of (i) and (ii) to the extent necessary for the Independent Accountant to review, assess and verify the disputed items relating to the True Up. No Party will disclose to the Independent Accountant, and the Independent Accountant will not consider for any purpose, any settlement discussions or settlement offer made by any Party, unless otherwise agreed to by the Parties in writing. Neither the Buyer Parties nor the Sellers’ Representative shall engage (directly or indirectly) in any ex parte communications with the Independent Accountant.

(l)    Certain Acknowledgments. The Parties acknowledge and agree that (i) there is no guarantee that any True Up will be achieved in accordance with this Section 3.5; (ii) except as set forth in clause (vi) of this Section 3.5(l), following the Closing, the Buyer Parties will have the authority and freedom to operate the Company Group free from any restrictions or obligations, express or implied; (iii) neither the Buyer Parties nor any of their respective Affiliates (including the Company Group) or Representatives is making, and Sellers are not relying upon, any representations or warranties with respect to the results of operations of the Company Group following the Closing or with respect to any estimates or projections prepared by the Buyer Parties or their respective Affiliates or Representatives with respect to such results of operations; (iv) the Parties’ relationship and obligations in respect of the subject matter of this Section 3.5 and Buyer’s obligation, if any, to issue additional Parent Shares to Sellers pursuant to the FY2021 Upward True Up and Buyer’s rights, if any, to redeem Parent Shares pursuant to the FY2021 Downward True Up or the FY2022 Downward True Up will be solely governed by the express provisions of this Agreement and the FY2021 Upward True Up (if any) is not itself a security; (v) following the Closing, the Buyer Parties shall maintain separate books and records for the Company Group as necessary to enable Sellers’ Representative to review the 2022 True Up Statement and the calculations of FY2022 Revenue set forth therein, in each case in accordance with this Agreement; and (vi) the Buyer Parties shall not, directly or indirectly, take any actions with the primary intent of avoiding or reducing any True Up hereunder. Until such time as the True Up has been finally resolved in accordance with the terms of this Section 3.5, the Buyer shall and shall cause its Affiliates, including the Company Group, to provide reasonable access to the senior management of the Company Group and such information concerning the businesses of the Company Group as Sellers’ Representative or any of its Representatives may reasonably request for purposes of reviewing the performance of the Company Group, provided, the Sellers’ Representative shall not be entitled to more than four (4) such meetings or requests for information in any one fiscal year. Notwithstanding the foregoing, if Parent or any of its Subsidiaries (including the Company Group) effects any Acceleration Event with respect to the Company Group, then (x) the transfer restrictions set forth in Section 2.7(a) and Section 2.7(c) with respect to any of the remaining Lock-Up Shares shall terminate and Parent shall take such actions to remove any stop transfer instructions with its transfer agent and registrar and shall provide Sellers’ Representative with notice of such removal and (ii) there shall be no further True-Ups pursuant to this Section 3.5.
(m)    Any conversion of USD to AUD required in connection with the calculation of any True Up pursuant to this Section 3.5 shall be translated into AUD at the Reference Exchange Rate as of the Business Day immediately preceding the date of final determination of such True Up in accordance with this Section 3.5.

ARTICLE IV.

CLOSING
4.1    Time and Place. The closing of the sale and purchase of the Sale Shares and the consummation of the Transaction (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 10250 Constellation Place, Suite 1100, Los Angeles, California 90067 (provided that the Parties may elect to effect all or a portion of the Closing via the remote exchange of electronic signature pages) at 9:00 a.m., Pacific Time on the Business Day following the fifth (5th) Business Day after the first date on which all of the Conditions to the Closing set forth in Article VII (other than those by their terms cannot be satisfied at any time prior to the Closing, subject to their satisfaction at Closing) are satisfied or duly waived, or at such other time and place as agreed to by Buyer and Sellers’ Representative. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall be deemed to have occurred as of 12:01 a.m., local time, across time zones on the Closing Date.
4.2    Closing Deliverables.
(a)    By Sellers and the Company. Sellers shall:
(i)    ensure that a meeting of the directors of the Company is convened, or a written resolution in lieu of such meeting is passed (in each case subject to Closing occurring), which approves or acknowledges (as the case may be):
(a)    the transfer of the Sale Shares to Buyer and the registration of Buyer as the holder of the Sale Shares in the Company’s register of members, subject to the receipt of duly executed share transfer forms in respect of the Sale Shares;
(b)    the cancellation of any existing share certificates for the Sale Shares;
(c)    the issue of a new share certificate for the Sale Shares in the name of Buyer;
(d)    the appointment of each person notified by Buyer under Section 6.7 as a director or other officer of the Company (subject to receipt of a duly executed consent to act in the agreed form);
(e)    the resignation of each person notified by Buyer under Section 6.7 as a director or other officer of the Company (subject to the receipt of a duly executed letter of resignation in the agreed form);
(f)    the change of the Company’s registered office to the address notified by under Section 6.7 (if different to the existing address);
(g)    the revocation of existing authorities notified by Buyer under Section 6.7 (if any) to operate the bank accounts of the Company;
(h)    the authorization of each person notified by Buyer under Section 6.7 to operate the bank accounts of the Company; and

(i)    the revocation of any existing powers of attorney granted by the Company;
(ii)    ensure that a meeting of the directors of each Subsidiary of the Company is convened, or a written resolution in lieu of such meeting is passed (subject to Closing occurring), which approves or acknowledges (as the case may be):
(a)    the appointment of each person nominated by Buyer as a director or other officer of such Subsidiary (subject to receipt of a duly executed consent to act in the agreed form);
(b)    the resignation of each person notified by Buyer under Section 6.7 (if any) as a director or other officer of such Subsidiary (subject to the receipt of a duly executed letter of resignation in the agreed form);
(c)    the change of such Subsidiary’s registered office to the address notified by Buyer under Section 6.7 (if different to the existing address);
(d)    the revocation of existing authorities notified by Buyer under Section 6.7 (if any) to operate the bank accounts of such Subsidiary;
(e)    the authorization of each person notified by Buyer under Section 6.7 to operate the bank accounts of such Business Subsidiary; and
(f)    the revocation of any existing powers of attorney granted by such Subsidiary;
(iii)    deliver to Buyer, in each case in a form satisfactory to Buyer:
(a)    instruments of transfer (in registrable form) of the Sale Shares in favor of Buyer duly executed by each Seller;
(b)    the original share certificates relating to the Sale Shares or indemnities in the agreed form as to the loss or destruction of such certificates;
(c)    the original share certificates relating to all of the issued shares in each member of the Company Group or indemnities in the agreed form as to the loss or destruction of such certificates;
(d)    written evidence of the meeting of the directors (or written resolution) referred to in Sections 4.2(a)(i) and 4.2(a)(ii);
(e)    the register of members of the Company, updated to reflect the transfer of the Sale Shares to Buyer;
(f)    a duly executed deed of release by each applicable third party releasing and discharging each Terminating Encumbrance including any registered on the PPSR;
(g)    all records of each member of the Company Group (at the places at which they are usually located in the normal course of the operation of the business);

(h)    the ASIC corporate key of the Company; and
(i)    all insurance policies and certificates of currency in relation to all insurances held by the Company Group (at the places at which they are usually located in the normal course of the operation of the Business);
(iv)    deliver a certificate duly executed by the Chief Executive Officer of the Company, dated as of the Closing, certifying that each of the conditions specified in Sections 7.2(a) and 7.2(b) have been fully satisfied;
(v)    deliver the Escrow Agreement, duly executed by the Sellers’ Representative;
(vi)    deliver documentation reasonably acceptable to Buyer setting forth the amounts of all Company Transaction Expenses required to be paid at the Closing (which shall include the identity of each recipient, amounts and wire instructions and any other information necessary for Buyer or the Company to effect the final payment in full thereof at the Closing);
(vii)    deliver executed customary payoff letters, in a form reasonably acceptable to Buyer, for the Indebtedness of the Company Group listed on Schedule 4.2(a)(vii), which shall include a per diem interest amount and an authorization to file all UCC termination statements and releases necessary to evidence satisfaction and termination of such Indebtedness and to enable the release of any Encumbrances relating thereto upon payment of such Indebtedness, along with wire transfer instructions for each holder of such Indebtedness (collectively, the “Payoff Letters”);
(viii)    deliver a valid IRS Form W-9 or applicable IRS Form W-8 with respect to each Seller;
and
(ix)    deliver evidence that the Sellers have approved the resignation of each person notified by Buyer under Section 6.7 as a director of the Company and the appointment of each person notified by Buyer under Section 6.7 as a director or other officer of the Company.
(b)    By Buyer to Sellers. Buyer shall deliver or cause to be delivered to Sellers the following at the Closing:
(i)    payment to each Seller of its Share Fraction of the Closing Adjusted Cash Component in accordance with Section 2.6 and the Closing Consideration Schedule;
(ii)    a number of Acquired Parent Shares in book entry form to each Seller in accordance with Sections 2.6 and 2.7 and the Closing Consideration Schedule;
(iii)    a copy of the final R&W Insurance Policy effective as of the Closing;
(iv)    a certificate duly executed by an officer of Buyer, dated as of the Closing, certifying that each of the conditions specified in Sections 7.1(a) and 7.1(b) have been fully satisfied; and
(v)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(c)    By Buyer. Buyer shall deliver or cause to be delivered the following at the Closing:
(i)    on behalf of the Company, as applicable, payment of the Company Transaction Expenses required to be paid at or around Closing by wire transfer of immediately available funds to an account or accounts of the applicable payees thereof, as designated in the Closing Statement or the Closing Consideration Schedule; and
(ii)    on behalf of the Company, as applicable, payment of the Indebtedness set forth on Schedule 4.2(a)(vii) by wire transfer of immediately available funds to an account or accounts of the applicable payees thereof, as designated in the Payoff Letters.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES
5.1    Representations and Warranties Regarding the Sellers. Each Seller represents and warrants to the Buyer Parties as of the Effective Date and as of the Closing Date, on a several but not joint basis and only with respect to itself, that except as set forth in the disclosure schedule delivered concurrently herewith by the Sellers and the Company to the Buyer Parties (the “Disclosure Schedule”), which exceptions in the corresponding Section or sub-Section of the Disclosure Schedule shall be deemed to apply to the representations and warranties corresponding to the applicable Section or sub-Section referenced in the Disclosure Schedule and such other Sections or sub-Sections to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other Sections or sub-Sections, each of the representations and warranties set forth in Annex C is true and correct as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date).
5.2    Representations and Warranties Regarding the Company. Each Seller (on a several but not joint basis) and the Company represents and warrants to the Buyer Parties as of the Effective Date and as of the Closing Date, that except as set forth in the Disclosure Schedule, which exceptions in the corresponding Section or sub-Section of the Disclosure Schedule shall be deemed to apply to the representations and warranties corresponding to the applicable Section or sub-Section referenced in the Disclosure Schedule and such other Sections or sub-Sections to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other Sections or sub-Subsections, each of the representations and warranties set forth in Annex D is true and correct as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date).
5.3    Representations and Warranties of the Buyer Parties. Each Buyer Party hereby represents and warrants to each Seller, as of the Effective Date and as of the Closing Date, that each of the representations and warranties set forth in Annex E is true and accurate as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date).

ARTICLE VI.

COVENANTS
6.1    Conduct of Business; No Solicitation of Other Proposals.
(a)    Between the Effective Date and the Closing, except as expressly required by the terms of this Agreement or applicable Law (including applicable COVID-19 Measures), the Company Group shall, and the Sellers shall cause the Company Group to, (w) conduct the Business in the Ordinary Course of Business, (x) preserve the assets and technology of the Company Group (including preserving the confidentiality of any Confidential Information); (y) preserve the relationships of the Company Group’s contractors, suppliers, customers, vendors, licensors, licensees, distributors, and others having business dealings with the Company Group (unless doing so would interfere with the conduct of the Ordinary Course of Business of the Company Group); and (z) except as may be first approved in writing by Buyer, not do any of the following:
(i)    issue or commit to issue any securities or other equity interests, or otherwise increase its share capital with or without proceeds (if applicable); issue or commit to issue instruments with warrant or convertible rights, or any other right to subscribe for securities; grant any registration rights; purchase, redeem, retire, or otherwise acquire any shares of any such securities or other equity interests; or declare or pay any dividend or other distribution or payment in respect of securities (other than cash dividends declared and paid prior to 11:59 p.m. on the day prior to the Closing Date) in respect of each member of the Company Group;
(ii)    split, combine, subdivide, reclassify any shares or equity interests, or make any other change in the capital structure of any member of the Company Group;
(iii)    adopt or propose any change to its Organizational Documents;
(iv)    adopt or change any Tax or other accounting method, principle, or practice or change in any annual Tax accounting period; make or change any Tax election; settle or compromise any claim, notice, audit report, or assessment in respect of Taxes; file or amend any Tax Return; make a request for a Tax ruling; enter into or make a request to enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax closing agreement, or similar ruling or agreement (including with a Governmental Authority) in respect of Taxes; surrender any right to claim a Tax refund or any unresolved or ongoing Tax dispute or Tax audit; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or take any action (or fail to take any action) that could have the effect of materially increasing the Tax Liability of Buyer and its Affiliates (including the Company and the Subsidiaries) for taxable periods or portions thereof beginning after the Closing;
(v)    revalue any assets of the Company Group, including writing off notes or accounts receivable except as required by applicable Law or AAS;
(vi)    cancel any Indebtedness in favor of the Company Group, settle any Proceeding or waive or release any material right or claim of the Company Group;

(vii)    (A) hire or terminate any Service Provider with base salary or compensation in excess of AUD 150,000 (or in the case of a Service Provider located in the United States, USD 100,000), (B) increase any form of compensation or benefits payable by the Company or any Subsidiary thereof, including without limitation, any increase or change pursuant to any Company Employee Plan (except as required by any applicable Law), other than in the Ordinary Course of Business in a commercially reasonable manner and consistent with past practice, (C) accelerate the vesting, funding or payment of any compensation or benefits under any Company Employee Plan, (D) enter into, adopt, amend or terminate any Company Employee Plan or (E) grant any equity or equity-linked awards or other bonus, commission or incentive compensation to any Service Provider;
(viii)    enter into any Contract that would constitute a Material Contract if in effect on the Effective Date or amend, cancel, or terminate any Material Contract or material Permit to which any member of the Company Group is a party;
(ix)    dispose of, sell, transfer, assign, subject to an Encumbrance (other than a Permitted Encumbrance), pledge, lease, license (other than non-exclusive licenses granted in the Ordinary Course of Business), dedicate to the public, fail to maintain, fail to protect or defend, let lapse, disclaim, cancel, fail to renew, fail to continue to prospect, or abandon any material assets (including Intellectual Property) of the Company Group or relating to the Business, in whole or in part, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Company Owned Intellectual Property, other than in the Ordinary Course of Business;
(x)    transfer the registration of any Company Internet Domains and Accounts or fail to timely renew the registration of any Company Internet Domains and Accounts;
(xi)    fail to maintain or protect the confidentiality of any Trade Secret related to the Business, Company Source Code, data, or other information related to the Business other than in a commercially reasonable manner and consistent with the Company Group’s past practice;
(xii)    incur Indebtedness (whether or not convertible into equity) for borrowed money, commit to borrow money, or make or agree to make loans or guarantee Indebtedness;
(xiii)    grant to any third party any license to any Company Owned Intellectual Property, or enter into any release, immunity or covenant not to sue (other than pursuant to agreements with customers or end-users that contain non-exclusive licenses that are entered into in the Ordinary Course of Business);
(xiv)    incur, pay, discharge, or satisfy (or fail to pay discharge or satisfy) any material Liabilities of the Company Group, in each case, other than in the Ordinary Course of Business;
(xv)    make capital expenditures, execute any Lease to which the Company Group is a party, or incur any obligations to make any capital expenditures or execute any Lease, in each case, other than in the Ordinary Course of Business;

(xvi)    agree, whether orally or in writing, to do any of the things described in Section 6.1(a)(i) through Section 6.1(a)(xv) other than as expressly provided for in this Agreement.
(b)    From the Effective Date through the Closing or the earlier termination of this Agreement, the Company and each of the Sellers will not, and will cause their respective Affiliates and Representatives (including investment bankers, attorneys, and accountants), not to, directly or indirectly, enter into, solicit, initiate, or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than the Buyer Parties and their respective Representatives, concerning any sale of all or a material portion of the Company Group’s assets, or any capital stock or other equity interests of the Company Group, or any merger, consolidation, liquidation, dissolution, or similar transaction involving the Company Group (each such transaction, a “Proposed Acquisition Transaction”). The Company and each of the Sellers will not, and will cause its Affiliates and Representatives not to, directly or indirectly, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company Group for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. The Company and the Sellers will promptly advise any such prospective purchaser or soliciting party, by written notice (with a confidential copy to Buyer), of the existence of this Section 6.1(b) and will promptly (within one Business Day) notify Buyer (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and will provide Buyer with a copy of such offer and the terms of any proposal, including the identity of the prospective purchaser or soliciting party and the economic terms of the proposal.
6.2    Cooperation; Regulatory Filings.
(a)    The Parties shall use their respective reasonable best efforts to make or file with the appropriate Governmental Authority all filings, forms, registrations and notifications required by Law to be filed to consummate the Transaction, and subsequent to such filings, the Parties will respond to inquiries from Governmental Authorities, or provide appropriate responses to any supplemental information requests made by Governmental Authorities, in connection with filings made with or inquiries received from such Governmental Authorities.
(b)     Notwithstanding the foregoing or anything to the contrary herein, no Party, nor any of their respective Subsidiaries or Affiliates, shall be obligated to (i) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, (ii) propose, negotiate, or agree to the sale, divestiture, license or other disposition of any assets or businesses, (iii) accept any operational restriction that is material to its business or assets, or (iv) take any other action that would materially limit the right of that Party, any of its Subsidiaries, or any of its Affiliates to own or operate its or their businesses or assets.

(c)    Except as prohibited by Law, each Party shall (i) use its reasonable best efforts to furnish to the other Parties all information required for any filing or other submission to be made to any Governmental Authority in connection with the Transaction, (ii) promptly inform the other Parties of any substantive oral communication with, and notify the other Parties of any substantive written communication to such Party from, any Governmental Authority regarding the Transaction and permit the other Parties hereto to review in advance any proposed written communication to any such Governmental Authority and (iii) not participate in any meetings or substantive discussions with any Governmental Authority with respect to such Governmental Authorizations without offering the other Parties hereto a meaningful opportunity to participate in such meetings or discussions to the extent permitted by such Governmental Authority.
6.3    Listing of Acquired Parent Shares at Closing; Registration of Acquired Parent Shares.
(a)    Parent shall ensure that, at or prior to the Closing, the Acquired Parent Shares to be issued to Sellers pursuant to this Agreement are approved for listing on NASDAQ, subject to official notice of issuance.
(b)    As promptly as reasonably practicable following the Closing and completion and delivery of the IFRS Financial Statements (and the Additional IFRS Financial Statements, if applicable), Parent shall prepare and file with the SEC a registration statement on Form S-1 registering the resale by Sellers of all of the Acquired Parent Shares (the “Form S-1”). Parent shall use reasonable best efforts to have the Form S-1 declared effective under the Securities Act as promptly as reasonably practicable after such filing and shall maintain its effectiveness until the earlier of (i) the first anniversary of the date when the Form S-1 has been declared effective by the SEC, (ii) the date when all Sellers, other than Sellers who have become executive officers or members of the Board of Directors of Parent, may sell all of their Acquired Parent Shares pursuant to Rule 144(b)(1)(ii) promulgated by the SEC under the Securities Act and without restriction under this Agreement, or (iii) such time as Sellers shall have sold all the Acquired Parent Shares. Parent shall use reasonable best efforts to prepare and file with the SEC such amendments to the Form S-1 and such forms of prospectus and prospectus supplement as may be required to maintain the effectiveness of the Form S-1 and as may be necessary to enable the Sellers to sell their Acquired Parent Shares in accordance with the provisions of this Section 6.3. Parent shall take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance and reservation of the Acquired Parent Shares pursuant to the terms of this Agreement. Parent shall provide a draft of the Form S-1 to the Sellers’ Representative at least five (5) Business Days prior to the filing of the Form S-1 and the Sellers’ Representative shall be entitled to comment on and request reasonable changes to the Form S-1 and the Parent shall consider in good faith any changes Sellers’ Representative proposes to the Form S-1.

(c)    The Company and the Sellers shall furnish all information concerning the Company Group and the Sellers as may be reasonably requested by Parent in connection with registration and sale of the Acquired Parent Shares as provided in Section 6.3(b) above. Parent shall provide the Sellers’ Representative with a draft of any amendment to the Form S-1, and any prospectus or prospectus supplement filed thereunder, not less than two (2) Business Days in advance of filing such document and, after filing, shall keep the Seller’s Representative reasonably informed of the status of the Form S-1 and any amendment thereto or any prospectus supplement filed thereunder. Parent shall promptly as reasonably practicable inform Sellers’ Representative (i) when the Form S-1 or any post-effective amendment thereto is declared effective by the SEC, (ii) of any comments or requests for further information that Parent receives from the SEC, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for such purpose, and (iv) of the occurrence of any event that Parent determines requires the making of any material amendment to the Form S-1 or any prospectus or prospectus supplement filed thereunder so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. All expenses incurred in connection with the preparation and filing of the Form S-1 shall be borne by Buyer, including without limitation, all registration, filing and qualification fees (including “blue sky” fees and expenses); printers’ and accounting fees; and fees and disbursements of counsel for Parent; provided, that Parent shall not be responsible for any expenses incurred by Sellers in connection with the preparation of the Form S-1 or any prospectus or prospectus supplement filed thereunder, including with respect to any information furnished by Sellers concerning the Sellers as requested by Parent in connection with registration and sale of the Acquired Parent Shares as provided in Section 6.3(b) above.
(d)    To the extent permitted by applicable Law, Parent will indemnify and hold harmless the Sellers, and their officers, directors, partners, members, employees and agents, successors and assigns, and any other person who controls a Seller, against any Losses to which they may incur under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any registration statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereof; provided, however, that Parent will not be liable in any such case if and to the extent that any such Losses are arises out of or are based primarily upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Company Group, a Seller or the Sellers’ Representative in writing specifically for use in the Form S-1 or any prospectus or prospectus supplement filed thereunder, and which information has not been corrected in a subsequent writing prior to or concurrently with the sale of the applicable Acquired Parent Shares, (ii) the use by a Seller of an outdated or defective prospectus after Parent has notified such Seller in writing that such prospectus is outdated or defective or (iii) a Seller’s failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required (and not exempted) to the persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of the Acquired Parent Shares.

(e)    To the extent permitted by applicable Law, each of the Sellers, on a several basis, agree to indemnify and hold harmless the Buyer Parties, their respective directors, officers, employees, shareholders and each person who controls a Buyer Party against any Losses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Form S-1 or any prospectus or preliminary prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information regarding the Company Group or such Seller and furnished in writing by the Company Group or such Seller or the Sellers’ Representative to a Buyer Party for inclusion in such Form S-1 or prospectus or amendment or supplement thereto, and which information has not been corrected in a subsequent writing prior to or concurrently with the sale of the applicable Acquired Parent Shares.
(f)    Except as specified in Section 6.3(d) and Section 6.3(e) above, the indemnification requirements set forth in such Sections shall be governed by the procedures set forth in Article 8 of this Agreement.
(g)    With a view to making available to the Sellers the benefits of Rule 144, as long as the Sellers have the right to and are able to resell the Acquired Parent Shares under the Securities Act within the limitation of the exemptions provided by Rule 144 Parent covenants that it will use commercially reasonable efforts to (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 with respect to resales of the Acquired Parent Shares, to the extent required from time to time to enable the Sellers to resell Acquired Parent Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
6.4    Announcements. No Party shall, and each Party shall cause its Affiliates not to, issue any press release or make any written public announcement relating to the Transaction including using the name of any Party without the prior review and written approval (not to be unreasonably withheld, conditioned or delayed) of (a) in the case of any press release or written public announcement proposed to be issued by Parent, Buyer or any of their respective Affiliates (which, for the avoidance of doubt, would include the Company Group after the Closing), Sellers’ Representative, or (b) in the case of any press release or written public announcement proposed to be issued by any Seller or any of its Affiliates or, prior to the Closing, the Company Group, Buyer, Parent in each case except to the extent the information contained therein relating to the Transaction is substantially consistent with (a) information included in the initial press release or a press release or other public announcement to which a Buyer Party (in the case of the Company or the Sellers’ Representative) or the Sellers’ Representative (in the case of the Buyer Parties), as applicable, has previously consented to, or (b) a communications plan approved in writing by Buyer and the Sellers’ Representative; provided, however, that the foregoing shall not prohibit such disclosure if required by Law, any Governmental Authority or the rules of any applicable stock exchange to which such Party is subject (in which case the disclosing Party shall consult with the other Party with the power to consent under this Section 6.4 before making the disclosure and allow such other party’s Representative to review the text of the disclosure before it is made).

6.5    Access and Information.
(a)    From the Effective Date to the Closing or the termination of this Agreement in accordance with the terms herein, subject to applicable Law, the Company shall, and the Sellers shall use reasonable efforts to, cause the Company Group to afford the Buyer Parties reasonable access during normal business hours upon reasonable advance notice to the Company Group’s properties, assets, Contracts, books and records and other documents and data, offices and other facilities of the Company Group, senior management of the Company Group and any other information concerning the businesses of the Company Group and the properties and personnel of the Company Group as the Buyer Parties or any of their respective Representatives may reasonably request with reasonable advance notice, in each case, to the extent not interfering with the normal operation of the Company Group and reasonably requested by the Buyer Parties or their respective Affiliates to ensure an orderly and efficient transition of the businesses of the Company Group to the Buyer Parties and to prepare for the Closing; provided, however, that no member of the Company Group shall be required to provide access to any information that based on advice of the Company’s counsel, would violate applicable Law, or would impair or endanger attorney-client privilege; provided, further, that the Company and the Sellers shall use their reasonable efforts to provide such access and information in a form that would not violate applicable Law or fiduciary standards or impair or endanger attorney-client privilege.
(b)    As promptly as practicable following each calendar month prior to the Closing Date, the Company shall make available to the Buyer Parties periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Company Group and, if available, unaudited statements of the financial position of the Company Group as of the last day of each calendar month and statements of income and changes in financial position of such entity for the period then ended. The Company covenants that such interim statements (i) will present fairly the financial condition of the Company Group and the related results of its operations for the respective periods then ended, and (ii) will be prepared on a basis consistent with prior interim periods.
(c)    Prior to the Closing Date, the Company shall use commercially reasonable efforts to deliver to Buyer true, correct and complete copies of the Company Group’s audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows and notes to the financial statements for the most recent fiscal year ended June 27, 2021, together with an unqualified auditor’s opinion that states that the audit was performed in accordance with GAAS as issued by the Public Company Accounting Oversight Board and that the statements were prepared in accordance with IFRS as issued by the International Accounting Standards Board (collectively, the “IFRS Financial Statements”). Notwithstanding the foregoing, in the event that the Long Stop Date is extended pursuant Section 9.1(d), the Company shall deliver to Buyer, as promptly as practicable, true, correct and complete copies of any additional financial statements and auditor opinions required to comply with Regulation S-X of the Securities Act (collectively, the “Additional IFRS Financial Statements”). If the IFRS Financial Statements or, to the extent applicable, the Additional IFRS Financial Statements, have not been completed and delivered to Buyer prior to the Closing, Buyer shall, and shall cause the Company, after the Closing, to complete the preparation of the IFRS Financial Statements and, to the extent applicable, the Additional IFRS Financial Statements, as promptly as reasonably practicable in order to register the Parent Acquired Shares in accordance with Section 6.3.

(d)    For a period of seven (7) years following the Closing, to the extent permitted by applicable Law, Buyer shall, and shall cause the Company Group to, provide the Sellers’ Representative with reasonable access during normal business hours upon reasonable advance notice to all books and records of the Company Group acquired by Buyer pursuant to this Agreement, in each case, to the extent that such access is reasonably required by any Seller to (i) defend, prosecute, appeal or cooperate with any judicial, arbitral or regulatory proceeding, audit, investigation or inquiry by any Governmental Authority (each, a “Governmental Proceeding”) to which such Seller is a party, which relates to the business and affairs of the Company Group prior to the Closing, or in connection therewith, (ii) defend, prosecute, appeal or cooperate with any judicial, arbitral or regulatory proceeding, audit or investigation (other than a Governmental Proceeding) to which such Seller or Affiliate of Seller is a party, which relates to the business and affairs of the Company Group prior to the Closing and in which the interests of the Buyer Parties and the Company Group are not adverse to the interests of such Seller or Affiliate of Seller, (iii) prepare Tax or regulatory filings of such Seller or Affiliate of Seller in respect of periods ending on or prior to the Closing Date or periods including the Closing Date or (iv) comply with the terms of this Agreement or any applicable Law or request of any Governmental Authority; provided that, in the case of any confidential information of a Buyer Party or any member of the Company Group that is provided to any Seller or Affiliate of Seller, the provision of such information to such Person and its Representatives is subject to such Person and its Representatives maintaining the confidentiality of such information pursuant to Section 10.16; provided, further, that neither Buyer nor any member of the Company Group shall be required to provide access to any information that based on advice of the Company’s or Buyer’s counsel, would violate applicable Law or fiduciary standards, or would destroy attorney-client privilege; provided, further, that the Company and Buyer shall use their reasonable best efforts to such information in a form that would not violate applicable Law or fiduciary standards or destroy attorney-client privilege. Buyer shall, and shall cause the Company Group to, retain and preserve all books and records of the Company Group acquired pursuant to this Agreement, in compliance with all applicable Law, for at least seven (7) years following the Closing Date.
6.6    Required Consents. If a Contract requires a Required Consent then the Company shall, and the Sellers shall each use their respective commercially reasonable efforts to obtain the Required Consent before Closing and Buyer shall provide reasonable cooperation in connection therewith; provided, that the Company’s failure to obtain any Required Consent shall not, in and of itself, constitute a breach of Section 7.2(b). Notwithstanding anything to the contrary in this Agreement, no Party shall have any obligation to make any payments or incur any Liability or agree to enter into, amend or modify the terms of any Contract to obtain any consents of third parties contemplated by this Section 6.6.
6.7    Buyer’s Notification prior to Closing. At least five (5) Business Days prior to Closing, Buyer shall deliver to the Sellers’ Representative a notice in writing setting out details of, (i) each person to be appointed as a director or other officer of each member of the Company Group from Closing, together with duly executed consents to act from each of them; (ii) each person who will be required to resign as a director or other office of each member of the Company Group from Closing; (iii) each person to be authorized to operate the bank accounts of each member of the Company Group and provide specimen signatures of any new signatories; (iv) each person (if any) whose authority to operate any bank account of the Company Group is to be revoked; and (v) the address of the new registered office (if any) to be adopted by the Company and each member of the Company Group.

6.8    D&O Tail Policy. Prior to the Closing Date, the Company, at its option, will purchase and pay for in full a prepaid insurance policy (the “D&O Tail Policy”) covering, for a period of six (6) years following the Closing Date, each Indemnified Individual who is currently covered by the current directors’ and officers’ liability insurance for acts and omissions in their capacity as such occurring on or prior to the Closing Date, including with respect to coverage and insurance limits (with no retention), and with leading, reputable (in the relevant jurisdiction) insurers that customarily provide coverage of this type in the relevant jurisdiction, no less favorable to such directors, statutory auditors and officers in any material respect than those of the insurance policies providing such coverage in effect on the Effective Date. If the Company obtains a D&O Tail Policy prior to Closing, Buyer will cause the Company to maintain the D&O Tail Policy in full force and effect from and after the Closing for a period of six (6) years.
6.9    Employee Matters. Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of the Buyer Parties to terminate, reassign, promote or demote any Service Provider (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Service Providers at any time following the Closing; (ii) constitute an amendment or modification of any Company Employee Plan, any of the Buyer Parties’ and their respective Affiliates’ plans and programs providing employee benefits to Continuing Employees after the Closing Date or employee benefit plan; (iii) create any third party rights in any such current or former Service Provider (including any beneficiary or dependent thereof); or (iv) obligate the Buyer Parties or any of their respective Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Buyer Parties or any of their respective Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.
6.10    Tax Matters.
(a)    Tax Returns.
(i)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that are required to be filed on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law.

(ii)    The Buyer Parties shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries due after the Closing that relate to Pre-Closing Tax Periods or Straddle Periods, and the Sellers shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns that are attributable to the Pre-Closing Tax Period, except to the extent such Taxes (A) were already taken into account in Final Closing Company Indebtedness or Closing Net Working Capital and (B) resulted in a reduction of the Final Adjusted Cash Component. The Buyer Parties shall deliver (x) at least twenty (20) days prior to the due date (taking into account any extension) for the filing of any such Tax Return for Income Taxes and (y) at least ten (10) days prior to the due date (taking into account any extension) for the filing of any such Tax Return for non-Income Taxes to the Sellers’ Representative for the Sellers’ Representative’s review a draft of such Tax Return. The Buyer Parties shall consider in good faith any comment that the Sellers’ Representative submits to the Buyer Parties no less than five (5) days prior to the due date of such Tax Returns. The Sellers shall make the payment due to Parent under this Section 6.10(a)(ii) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Governmental Authority.
(iii)    With respect to Taxes of the Company and any of its Subsidiaries relating to a Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company and the Company Subsidiaries terminated at the close of business on the Closing Date.
(b)    Cooperation. The Buyer Parties and the Sellers’ Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyer Parties or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Buyer Parties and the Sellers’ Representative shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.
(c)    Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any of the Sellers and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(d)    Tax Contests.
(i)    The Buyer Parties, the Company and the Company Subsidiaries, on the one hand, and the Sellers, the Sellers’ Representative and their affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof.
(ii)    The Buyer Parties shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that the Buyer Parties shall keep the Sellers’ Representative reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to any Tax Liability for which the Sellers are liable (including as a result of any indemnification obligation) without obtaining the Sellers’ Representative’s prior consent thereto, which shall not be unreasonably withheld or delayed.
(iii)    In the event of any conflict or overlap between the provisions of this Section 6.10(d)(iii) and Article VIII, this Section 6.10(d)(iii) shall control.
(e)    Transfer Taxes. All transfer, real property, documentary, sales, use Stamp Duty, registration and other similar Taxes, and any conveyance fees or recording charges incurred in connection with the Sale Transaction (“Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes, will be paid by the Buyer when due. If required by applicable law, the Sellers’ Representative will join with the applicable Buyer Party in the execution of any Tax Returns and other documentation with respect to Transfer Taxes.

(f)    Post-Closing Actions. The Buyer Parties and their respective Affiliates (including on or after the Closing, the Company and its Subsidiaries) shall not, unless otherwise reasonably required pursuant to applicable Law, (i) amend a Tax Return of the Company or its Subsidiaries for a Pre-Closing Tax Period, (ii) extend or waive the applicable statute of limitations with respect to a Tax of the Company or its Subsidiaries for a Pre-Closing Tax Period, (iii) file any ruling or request with any Tax Authority that relates to Taxes or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period, or (iv) make any Tax election with respect to the Company or its Subsidiaries (including an election under Section 336 or Section 338 of the Code or any similar provision of non-U.S., state or local law) that relates to, or is retroactive to, a Pre-Closing Tax Period, in the case of each of the preceding clauses (i) through (iv), if any such action could reasonably be expected to increase the liability of the Sellers for Taxes under this Agreement without the prior written consent of the Sellers’ Representative, not to be unreasonably withheld or delayed; provided, however, that, notwithstanding anything to the contrary in the foregoing, Buyer or its Affiliates (including on or after the Closing, the Company and its Subsidiaries) (A) may make an election pursuant to Section 338(g) of the Code with respect to the Company and any of its non-U.S. Subsidiaries and (B) may amend a Tax Return of the Company or its Subsidiaries and/or file any ruling or request with any Tax Authority that relates to Taxes or Tax Returns of the Company or its Subsidiaries, in each case with respect to sales Taxes or value added Taxes for a Pre-Closing Tax Period; provided, further, that with respect to any such amended Tax Return or any such ruling or request covered by clause (B) above, the Buyer Parties shall keep the Sellers’ Representative reasonably informed of, and shall consider in good faith any comments of the Sellers’ Representative with respect to, such matters.
(g)    Refunds. Except to the extent included in the determination of Final Closing Company Indebtedness, any Tax refund actually recognized by a Buyer Party that relates to a Pre-Closing Tax Period of the Company or any of its Subsidiaries (other than a Tax refund that arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date) shall be for the account of Sellers. The Buyer Parties shall pay, or cause to be paid, any such Tax refund (and interest received from the governmental entity with respect to such refund), net of any reasonable out-of-pocket costs or expenses incurred by the Buyer Parties, of the Company or any of its Subsidiaries to Sellers’ Representative for the benefit of Sellers within ten (10) days after receipt thereof. To the extent such Tax refund is subsequently disallowed or required to be returned to the applicable Tax Authority, the Sellers’ Representative shall promptly repay, on behalf of the Sellers, the amount of such Tax refund, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to the Buyer Parties.
6.11    Termination of Certain Agreements. Before the Closing, the Company will take all actions necessary to terminate as of the Closing, and will cause to be terminated as of the Closing, the Contracts listed on Schedule 6.11 (collectively, the “Terminated Agreements”), in each case without any further Liability to the Company Group.

6.12    CGT Withholding Amount.
(a)    For the purposes of subsection 14-225(2) of Schedule 1 of the TAA, by entering into this Agreement each Seller that is not an Australian resident declares, for the period from the date of this Agreement until Closing, that the Sale Shares held by that Seller are membership interests (as defined in the Tax Act) but not indirect Australian real property interests (as defined in the Tax Act).
(b)    For the purposes of subsection 14-225(1) of Schedule 1 of the TAA, by entering into this Agreement each Seller that is an Australian resident declares, for the period from the date of this Agreement until Closing, that it is and will continue to be an Australian resident (as defined in the Tax Act).
(c)    If Closing occurs later than the date that is six (6) months after the date of this Agreement, each Seller must deliver to Buyer, on or before Closing, a further declaration in accordance with Clauses 6.13(a) or 6.13(b) (as applicable). Such further declaration may be provided by the Sellers by completing and delivering to the Buyer Parties a form of NAT 74879 published by the Australian Taxation Office.
(d)    The Buyer Parties acknowledge and agree that: (i) Section 6.12 (or any further declaration under Section 6.12(c)) constitutes a declaration for the purposes of sections 14-210(3), 14-225(1) and 14-225(2) of Schedule 1 to the TAA, given by each Seller to the Buyer Parties; (ii) the Buyer Parties do not know the declaration in Section 6.12 (or any further declaration under Section 6.12(c)) to be false in respect of such Seller; and (iii) as a result of the matters referred to in Sections 6.12(d)(i) and 6.12(d)(ii), the Buyer Parties will not (despite any provision to the contrary in this Agreement) withhold a CGT Withholding Amount from any payment to be made to such Seller in connection with this Agreement unless the Buyer Parties know that any such declaration is false as at the date any payment must be made under this Agreement.
(e)    For purposes of this Section 6.12, any words or expressions used in this clause which have a particular meaning in the Tax Act have the same meaning unless the context otherwise requires.
6.13    GST.
(a)    For purposes of this Section 6.13, any words or expressions defined in the GST Act have the meaning given to them in the GST Act.
(b)    Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under or in accordance with this Agreement are exclusive of GST.
(c)    If GST is imposed on any supply made under or in accordance with this agreement, the recipient of the taxable supply must pay to the supplier an additional amount equal to the GST payable on or for the taxable supply.
(d)    The supplier must deliver a tax invoice or an adjustment note to the recipient at or before the time of the payment under or in accordance with this Agreement before the supplier is entitled to payment of an additional amount. The recipient can withhold payment of the amount until the supplier provides a tax invoice or an adjustment note, as appropriate.

(e)    If this Agreement requires a Party to pay for, reimburse or contribute to any expense, loss or outgoing suffered or incurred by another Party (“Reimbursable Expense”), the amount required to be paid, reimbursed or contributed by the first Party will be the amount of the Reimbursable Expense  net of input tax credits (if any) to which the other Party is entitled in respect of the Reimbursable Expense plus any GST payable by the other Party.
(f)    If at any time an adjustment event arises in respect of any supply made by a Party under this Agreement, a corresponding adjustment must be made between the Parties in respect of any amount paid to the supplier by the recipient and payments to give effect to the adjustment must be made and the supplier must issue an adjustment note.
ARTICLE VII.

CONDITIONS PRECEDENT
7.1    Conditions to Sellers’ Obligations
. The obligations of Sellers to effect the Closing are subject to the satisfaction on or prior to the Closing of each of the following conditions (all or any of which (other than the condition in Section 7.1(d) and (e)) may be waived in writing in whole or in part by the Sellers’ Representative):
(a)    the representations and warranties of the Buyer Parties as provided for in Section 5.3 (without giving effect to any materiality or material adverse effect qualifications therein) shall be true and correct as of the Closing Date (except for representations and warranties that speak of a specified date, which shall remain true and correct as of such specific date), except where the failure to be so true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a material adverse effect to the ability of any Buyer Party to comply with the terms and conditions of this Agreement or to consummate the Transaction;
(b)    each Buyer Party shall have performed in all material respects its covenants and agreements required to be performed by it under this Agreement prior to the Closing;
(c)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order prohibiting or making illegal the consummation of the Transaction;
(d)    either: (i) Buyer receives FIRB Approval unconditionally, subject to any tax condition listed in FIRB’s Guidance Note 47 as of the Effective Date or subject to any other conditions imposed by the Treasurer acceptable to Buyer (acting reasonably); or (ii) after notice of the Transaction has been given by Buyer to the Treasurer of the Commonwealth of Australia under the FATA, the Treasurer of the Commonwealth of Australia must have ceased to be empowered to make any order or decision under Division 2 of Part 3 of the FATA because of a lapse of time, whichever occurs first;
(e)    the Acquired Parent Shares to be issued and delivered to the applicable Sellers pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance; and
(f)    Buyer shall have delivered to Sellers all deliverables required pursuant to Section 4.2(b).

7.2    Conditions to the Buyer Parties’ Obligations. The obligations of the Buyer Parties to effect the Closing are subject to the satisfaction on or prior to the Closing of each of the following conditions (all or any of which (other than the condition in Section 7.2(d) and (e)) may be waived in writing in whole or in part by Parent):
(a)    (i) the representations and warranties of Sellers and the Company as provided for in Sections 5.1 and 5.2 (other than the Fundamental Representations, and without giving effect to any materiality or material adverse effect qualifications therein), shall be true and correct as of the Closing Date (except for representations and warranties that speak of a specified date, which shall remain true and correct as of such specific date), except where the failure to be so true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect and (ii) the Fundamental Representations shall be true and correct in all respects as of the Closing Date, subject to de minimis inaccuracies (except for representations and warranties that speak of a specified date, which shall remain true and correct as of such specific date);
(b)    Sellers and the Company shall have performed in all material respects the respective covenants and agreements required to be performed by them under this Agreement prior to the Closing;
(c)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order prohibiting or making illegal the consummation of the Transaction;
(d)    either: (i) Buyer receives FIRB Approval unconditionally, subject to any tax condition listed in FIRB’s Guidance Note 47 as of the Effective Date or subject to any other conditions imposed by the Treasurer acceptable to Buyer (acting reasonably); or (ii) after notice of the Transaction has been given by Buyer to the Treasurer of the Commonwealth of Australia under the FATA, the Treasurer of the Commonwealth of Australia must have ceased to be empowered to make any order or decision under Division 2 of Part 3 of the FATA because of a lapse of time, whichever occurs first;
(e)    the Acquired Parent Shares to be issued and delivered to the applicable Sellers pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance;
(f)    since the Effective Date, there shall not have been any Material Adverse Effect; and
(g)    the Company and the Sellers shall have delivered to Buyer all deliverables required pursuant to Section 4.2(a).
ARTICLE VIII.

INDEMNIFICATION; R&W INSURANCE; LIMITATIONS ON LIABILITY
8.1    Indemnification.
(a)    Sellers’ Agreement to Indemnify. From and after the Closing, each Seller, severally and not jointly, will indemnify, save, and hold harmless each of the Buyer Indemnified Parties from and against any and all Losses incurred in connection with, arising out of or resulting from:

(i)    the breach or inaccuracy of any Fundamental Representations or Tax Representations set forth in this Agreement or any certificate required to be delivered by the Sellers or the Company pursuant to this Agreement;
(ii)    the breach, non-compliance or non-performance by the Company of any covenant or agreement made by the Company, in or in accordance with this Agreement and required to be performed prior to the Closing;
(iii)    the breach, non-compliance or non-performance by any Seller of any covenant or agreement made by the Sellers, in or in accordance with this Agreement;
(iv)    any claim or allegation that any Seller or any other Person is entitled to any amount in connection with the Transaction (other than, with respect to any Seller, the consideration allocable to such Seller in accordance with Article II (as set forth in the Closing Consideration Schedule) or Article III);
(v)    all Pre-Closing Taxes, except to the extent any such Pre-Closing Taxes (A) were taken into account in the determination of Final Closing Company Indebtedness or Closing Net Working Capital and (B) resulted in a reduction of the Final Adjusted Cash Component; and
(vi)    the matters set forth on Schedule 8.1(a)(vi).
(b)    Buyer’s Agreement to Indemnify. From and after the Closing, Buyer will indemnify, save, and hold harmless each of the Seller Indemnified Parties from and against any and all Losses incurred in connection with, arising out of or resulting from:
(i)    any breach, non-compliance or non-performance of any covenant or agreement made by the Company in or in accordance with this Agreement and required to be performed by the Company following the Closing; and
(ii)    any breach, non-compliance or non-performance of any covenant or agreement made by Buyer in or in accordance with this Agreement.
(c)    References in this Article VIII to “Indemnifying Party” will be deemed to be references to either the Sellers or Buyer, as applicable, as required to provide indemnification to the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, pursuant to this Section 8.1 from and after the Closing and, for the avoidance of doubt, the Sellers’ Representative will represent the Seller and the Seller Indemnified Parties with respect to all such matters as provided in Section 10.1 (and any notice requirement with respect to any notice required to be provided under this Article VIII by a Buyer Indemnified Party will be deemed satisfied if such notice is delivered to the Sellers’ Representative).
(d)    No Seller will have any right to reimbursement or contribution from, subrogation to, or indemnification from any member of the Company Group (or any Affiliate thereof) with respect to any indemnification claim of a Buyer Indemnified Party against any Seller in its capacity as such under this Agreement or otherwise in connection with this Agreement.

8.2    R&W Insurance Policy.
(a)    The Buyer Parties have bound the representations and warranties insurance policy issued to the Buyer Parties by the Insurer in connection with the Transaction (the “R&W Insurance Policy”). In connection with the R&W Insurance Policy, the Company and its Subsidiaries shall provide such reasonable cooperation to the Buyer Parties and the R&W Insurer as reasonably requested by the Buyer Parties and the R&W Insurer in connection with obtaining the R&W Insurance Policy.
(b)    The R&W Insurance Policy shall explicitly provide for the waiver of any and all rights of subrogation the Insurer might have against any of the Sellers (other than in the case of Fraud). Such waiver may not be amended by any party in any manner adverse to the Sellers without the Sellers’ Representative’s prior written consent.
8.3    Survival. The representations and warranties of the Parties contained in this Agreement (other than the Fundamental Representations, the Tax Representations and the specific representations set forth on Schedule 8.1(a)(vi)) shall terminate effective as of the Closing and, except with respect to claims for Fraud, there shall be no Liability in respect thereof, whether such Liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective Representatives. To the fullest extent permitted by applicable Law, the Fundamental Representations, the Tax Representations and the specific representations set forth on Schedule 8.1(a)(vi) shall each survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations. The covenants of the Parties hereto contained in or made pursuant to this Agreement, in each case, that are required to be performed prior to the Closing, shall survive in full force and effect until the date that is two (2) years after the Closing Date, at which time they shall terminate. For the avoidance of doubt, each covenant that by its terms applies or is to be performed in whole or in part after the Closing shall survive until the date on which it was fully performed in accordance with its terms. For the avoidance of doubt, the covenants to indemnify the Indemnified Parties in Section 8.1 shall survive until the expiration of the applicable statute of limitations.
8.4    Limitation on Recovery.
(a)    Following the Closing until the Lock-up Expiration, any Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to the terms of this Agreement shall be satisfied as follows:
(i)    If YTD FY2022 Revenue is greater than YTD Reference FY2022 Revenue as of the end of the calendar month immediately preceding the final determination of the amount of such Loss pursuant to such indemnification claim, then within five (5) Business Days following the final determination of the amount of such Loss, Parent shall satisfy its indemnification claim as follows:

(A)    first, by redeeming and cancelling for no consideration such number of Parent Shares constituting remaining Lock-up Shares (if any) from the Sellers (in accordance with their respective Share Fraction) in the aggregate amount that is equal in value based on a per Parent Share price equal to the VWAP for the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the final determination of the amount of such Loss, up to an aggregate number of Parent Shares equal to fifty percent (50%) of the total number of then-remaining Lock-up Shares; and
(B)    second, from the Sellers in cash in accordance with their respective Share Fraction.
(ii)    If YTD FY2022 Revenue is less than YTD Reference FY2022 Revenue as of the end of the calendar month immediately preceding the final determination of the amount of such Loss pursuant to such indemnification claim, then within five (5) Business Days following the final determination of the amount of such Loss, Sellers shall pay Buyer the amount of such Loss in cash in accordance with their respective Share Fraction.
(iii)    In the event Sellers shall be required to satisfy an indemnification claim to a Buyer Indemnified Party pursuant to this Section 8.4(a), Buyer shall provide Sellers’ Representative with a copy of the monthly financial statements of the Company for the applicable period comprising YTD FY2022 Revenue with respect to such indemnification claim.
(b)    Following the Lock-up Expiration, any Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to the terms of this Agreement shall be satisfied by the Sellers in cash in accordance with their respective Share Fraction within five (5) Business Days following the final determination of the amount of such Loss.
(c)    Following the Closing, any Losses for which a Seller Indemnified Party is entitled to indemnification pursuant to the terms of this Agreement shall be satisfied by Buyer in cash within five (5) Business Days following the final determination of the amount of such Loss.
(d)    Except with respect to claims for Fraud, the aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Section 8.1(a) shall not exceed the Aggregate Consideration actually received by the Sellers pursuant to this Agreement.
(e)    Except with respect to claims for Fraud, the aggregate amount of all payments made by Buyer in satisfaction of claims for indemnification pursuant to Section 8.1(b) shall not exceed the Aggregate Consideration actually delivered to the Sellers pursuant to this Agreement.

(f)    From and after the Closing, other than with respect to the dispute resolution and purchase price adjustment procedures set forth in Section 2.7 and Section 2.9 and the indemnification provisions of this Article VIII, the R&W Insurance Policy shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to this Agreement related to breaches of the representations and warranties of the Sellers and the Company set forth herein. Notwithstanding the foregoing and for the avoidance of doubt, this Section 8.4 shall not be deemed to waive, bar, diminish or otherwise limit, in any manner, any right, power, remedy, claim, request, demand or cause of action (whether at law or equity) that any Party, with respect to itself and any of its Affiliates, or any Indemnified Party, may have against another Person (A) arising out of or based upon this Article VIII or any other agreement entered into on or after the Closing Date, (B) in respect of claims for Fraud or (C) with respect to any injunction or other equitable remedies (including specific performance).
(g)    In no event shall an Indemnifying Party have any liability to a Claiming Party for any punitive or exemplary damages, unless such damages were awarded to a third party pursuant to a Third Party Claim.
(h)    No Party shall be entitled to recover from an Indemnifying Party more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement).
8.5    Right to Recover. If an Indemnifying Party is liable to a Claiming Party for an amount in discharge of any Claim under this Agreement and the Indemnifying Party or any of its affiliates recovers from a third party a sum which indemnifies or compensates the Claiming Party in respect of the Losses which is the subject matter of such Claim, the Claiming Party shall reduce or satisfy, as the case may be, such Claim to the extent of such recovery and the Claiming Party pay over any to the Indemnifying Party the amount of any duplicate recoveries (less any reasonable costs and expenses incurred in obtaining such recovery or the present value of any future increase in premiums). Notwithstanding the foregoing, no Claiming Party shall be required to act or forbear to act under this Section 8.5 if such act or forbearance, as applicable, could prejudice the Claiming Party’s ability to prosecute a Claim against the Indemnifying Party or any right hereunder in the reasonable judgment of the Claiming Party.
8.6    Notice of Claim; Defense.
(a)    If (i) any third party or Governmental Authority institutes, threatens or asserts any Third Party Claim or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) will have a claim to be indemnified by an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), then the Indemnified Party will promptly send to the Indemnifying Party a written notice setting forth, in each case to the extent known, (1) in reasonable detail all relevant facts, conditions and events, (2) the specific provisions of this Agreement which give rise to such indemnification right, and (3) if available at such time, a good-faith estimate of the amount of Losses for which the Indemnified Party is seeking indemnification from the Indemnifying Party (a “Claim Notice”); provided, however, that any failure to give such Claim Notice or to provide any such facts or amounts will not affect the rights of the Indemnified Party except to the extent that such failure actually prejudices the Indemnifying Party in any material respect.

(b)    Within fifteen (15) days after delivery of a Claim Notice with respect to a Third Party Claim, the Indemnified Party may, upon written notice thereof to the Indemnifying Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnifying Party (it being acknowledged and agreed that each of Latham & Watkins LLP and Johnson Winter and Slattery shall be deemed reasonably satisfactory to Sellers and Morrison & Foerster LLP and Gilbert + Tobin shall be deemed reasonably satisfactory to the Buyer Parties). If the Indemnified Party does not so assume control of the defense of a Third Party Claim, the Indemnifying Party shall be entitled to control such defense. The Party not controlling the defense of a Third Party Claim (the “Non-Controlling Party”) may participate in such defense at its own expense. The Party controlling the defense of the Third Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The fees and expenses of counsel to the Controlling Party shall be considered Losses for purposes of this Agreement. The Controlling Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Non-Controlling Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in the case of any Third Party Claim with respect to the matters set forth in Section 5 of Schedule 8.1(a)(vi), the Sellers’ Representative shall be the Controlling Party.
(c)    Without limiting the foregoing paragraph (b), from and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall permit representatives of Indemnifying Party to have access at reasonable times during normal business hours, with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Indemnified Party and its Subsidiaries, to all premises, properties, books, records, contracts and documents of the Indemnified Party and its Subsidiaries to the extent reasonably necessary to investigate the Claim Notice. Notwithstanding the foregoing, no Indemnified Party will have any obligation to make available to the Indemnifying Party any information if making such information available would (i) jeopardize any attorney-client privilege, or (ii) contravene any applicable Law (it being understood that the Indemnified Party will use reasonable efforts to accommodate reasonable requests for waivers or other mechanisms that would enable otherwise required disclosure to the Indemnifying Party to occur without contravening such Law, or jeopardizing any attorney-client privilege).
(d)    In the event of a Direct Claim, within thirty (30) calendar days of delivery of a Claim Notice to the Indemnifying Party, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within such thirty (30)-day period, such dispute will be resolved in accordance with Section 10.11.
ARTICLE IX.

TERMINATION
9.1    Termination of this Agreement. This Agreement may be terminated prior to the Closing:

(a)    Consent. by the mutual written consent of Sellers’ Representative, on the one hand, and Buyer, on the other hand;
(b)    Breach. by either Sellers’ Representative or Buyer, in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer Parties, with respect to the Sellers’ Representative’s termination right, or the Company or any Seller, with respect to Buyer’s termination right, respectively, which breach, individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any Condition to the terminating party’s obligations set forth in Article VII to be satisfied, and which cannot be or has not been cured prior to the earlier of the Long Stop Date and thirty (30) days after the giving of written notice to the breaching party of such breach; provided, however, that the right to effect a termination under this Section 9.1(b) shall not be available to Buyer or the Sellers’ Representative (as applicable) if the Buyer Parties, on the one hand, or any Seller or the Company, on the other hand then is in material breach of its representations, warranties, agreements or covenants hereunder;
(c)    Prohibition. by either the Sellers’ Representative, on the one hand, or Buyer, on the other hand, by written notice to the other if any Governmental Authority that has jurisdiction over the Company or the Buyer Parties has enacted, issued, promulgated, enforced or entered any Law or final, non-appealable Order that is in effect and prohibits or makes illegal the consummation of the Transaction;
(d)    Long Stop Date. if the Closing has not occurred on or before 11:59 P.M., New York time, on September 24, 2021 (the “Long Stop Date”), then by either Buyer, on the one hand, or the Sellers’ Representative, on the other hand, by written notice to the other; provided, that, this termination right shall not be available (i) to Buyer if the Sellers’ Representative has the right to terminate this Agreement pursuant to Section 9.1(b) or (ii) to the Sellers’ Representative if Buyer has the right to terminate this Agreement pursuant to Section 9.1(b); provided, further, that in the event all Conditions set forth in Article VII have been satisfied or would otherwise be satisfied at the Closing, other than Section 7.1(d), the Long Stop Date shall automatically be extended for an additional three (3)-month period.
(e)    Failure to Consummate the Closing. by the Sellers’ Representative, if (i) all of the conditions set forth in Section 7.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied and remain so satisfied, (ii) the Sellers’ Representative has irrevocably confirmed to Buyer in writing that (A) all of the conditions set forth in Section 7.1 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Sellers’ Representative and (B) the Company and the Sellers are prepared to consummate the Closing, and (iii) the Buyer Parties fail to consummate the Closing within five (5) Business Days following the date the Closing should have occurred in accordance with Section 4.1.
9.2    Notice of Termination. Buyer, on the one hand, and the Sellers’ Representative, on the other hand, shall, if desiring to effect a termination of this Agreement pursuant to Section 9.1 give written notice of such termination to the other.

9.3    Termination Fee.
(a)    In the event that this Agreement is terminated by Sellers’ Representative pursuant to Section 9.1(b) or Section 9.1(e), then Buyer shall promptly, but in no event later than ten (10) Business Days after the date of such termination, pay or cause to be paid to the Sellers (allocable based on their respective Share Fraction) an amount equal to AUD 21,958,366 (the “Termination Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is a liquidated damage, and not a penalty.
(b)    Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(e), Seller’s receipt of the Termination Fee from Buyer pursuant to the preceding Section 9.3(a) and the payment of any amounts due pursuant to Section 9.3(e) shall be the sole and exclusive remedy of the Sellers and the Company against the Buyer Parties, their respective Affiliates and their and their Affiliates’ respective Representatives (collectively, the “Buyer Group”), for any Losses suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Transaction to be consummated.
(c)    Notwithstanding anything herein to the contrary, if the Buyer Parties fail to effect the Closing for any or no reason or otherwise breach this Agreement or fail to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then except for an order of specific performance as and only to the extent expressly permitted by Section 10.19, the Sellers’ and the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Buyer Group for any breach, loss or damage shall be to terminate this Agreement as provided, and only to the extent provided, in Section 9.1(b) or Section 9.1(e) and receive payment of the Termination Fee and other amounts, if any, referenced in Section 9.3(e). Upon payment of the Termination Fee and such other amounts, no Person shall have any rights or claims against the Buyer Group under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Buyer Group shall not have any further liability relating to or arising out of this Agreement or the Transaction, and the Sellers and the Company agree to cause any action or proceeding pending in connection with this Agreement or the Transaction by the Sellers or the Company against a Buyer Party or any member of the Buyer Group to be dismissed with prejudice promptly, and in any event within five (5) Business Days thereafter. In no event shall any Seller or the Company seek or permit to be sought any Losses from, or otherwise bring any action or proceeding against, a Buyer Party in connection with this Agreement or the Transaction, other than an action or proceeding to recover payment of the Termination Fee and other amounts, if any, referenced in Section 9.3(e) or for specific performance as set forth in Section 10.19, and for the avoidance of doubt, no member of the Buyer Group shall have any obligation for Losses for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or the Transaction other than the payment of the Termination Fee and other amounts, if any, referenced in Section 9.3(e). Nothing in this Section 9.3 shall in any way expand or be deemed or construed to expand the circumstances in which a Buyer Party or any other member of the Buyer Group may be liable under this Agreement or the Transaction.

(d)    It is acknowledged and agreed that, except for the payment by Buyer of the Termination Fee and other amounts, if any, referenced in Section 9.3(e), none of the Buyer Parties nor any member of the Buyer Group shall have any liability for any losses to any Seller, the Company or any of their respective Affiliates in connection with this Agreement or the Transaction and in no event shall a Buyer Party be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages including damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of the Transaction.
(e)    The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the Transaction, and that, without these agreements, the Parties would not enter into this Agreement. If Buyer fails promptly to pay the Termination Fee, and, in order to obtain such payment, the Sellers’ Representative commences Proceeding that results in a judgment against a Buyer Party for the Termination Fee, Buyer shall pay to Sellers (allocable in accordance with their respective Share Fraction), together with the Termination Fee, reimbursement for Sellers’ Representative’s out of pocket costs and expenses (including attorneys’ fees) in connection with such Proceeding.
9.4    Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, each Party’s further rights and obligations hereunder, other than Article I, Article IX and Article X, shall automatically terminate and be of no further force or effect; provided, however, that, except as set forth in Section 9.3, such termination shall not affect any rights or obligations of a party with respect to a counterparty’s uncured willful material breach prior to such termination.
ARTICLE X.

MISCELLANEOUS
10.1    Sellers’ Representative.
(a)    Each Seller hereby irrevocably appoints the Sellers’ Representative as its representative to act on its behalf for all purposes under this Agreement, including for the purposes of:
(i)    delivering payment instructions to Buyer in connection with the payment of sums due hereunder and thereunder;
(ii)    accepting notices on the Sellers’ behalf;
(iii)    executing and delivering all amendments, waivers, certificates and documents that Sellers’ Representative deem necessary or appropriate in connection with the consummation of the Transaction, including waivers of any Conditions; work with the Buyer Parties to resolve any issues relating to the determination and final accounting of the Final Adjusted Cash Component and the components thereof;
(iv)    undertake, compromise, defend, and settle any such suit or proceeding on behalf of the Sellers arising under this Agreement (including under Article VIII); and
(v)    taking any and all actions and doing any and all other things provided in or contemplated by this Agreement to be performed by the Sellers.

(b)    The Sellers’ Representative will have full power and authority to represent all of the Sellers and their successors with respect to all matters arising under this Agreement, and all actions taken by the Sellers’ Representative under this Agreement will be binding upon all such Sellers as if expressly confirmed and ratified in writing by each of them, and no Seller will have the right to object, dissent, protest, or otherwise contest the same. The Sellers’ Representative will take any and all actions that they believe are necessary or appropriate under this Agreement for and on behalf of the Sellers as if the Sellers were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement by the Sellers’ Representative or any Sellers, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect to this Agreement, defending all claims for indemnification against the Sellers in accordance with Article VIII, consenting to, compromising, or settling all indemnification claims, conducting negotiations with the Buyer Parties and their agents regarding such claims, dealing with the Buyer Parties under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants, or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Sellers’ Representative will have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment of this Agreement or thereof on behalf of all of the Sellers.
(c)    The Sellers’ Representative is appointed and constituted the true and lawful attorneys-in-fact of each Seller, with full power in his, her, or its name and on his, her, or its behalf to act according to the terms of this Agreement in the absolute discretion of the Sellers’ Representative and in general to do all things and to perform all acts reasonably necessary in connection with the exercise of the authorities conferred upon the Sellers’ Representative under this Section 10.1. This power of attorney and all authority conferred is granted and will be irrevocable and will not be terminated by any act of any Seller, by operation of law (whether by such Seller’s death, disability, or protective supervision) or any other event. Each Seller waives any and all defenses that may be available to contest, negate, or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement. Notwithstanding the power of attorney granted in this Section 10.1, no agreement, instrument, acknowledgement, or other act or document will be ineffective by reason only of the Sellers having signed or given such directly instead of the Sellers’ Representative.
(d)    Any action taken or determination made by the Sellers’ Representative under the authority granted in this Section 10.1 will be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, any Seller. The Buyer Parties may rely upon such action or determination of the Sellers’ Representative as the action or determination of such Person, and the Buyer Parties are hereby relieved from any liability to any Person for any acts done by the Sellers’ Representative and any acts done by a Buyer Party in accordance with any decision, act, consent or instruction of the Sellers’ Representative.

(e)    Each Seller shall, severally, indemnify and hold harmless the Sellers’ Representative with respect to any Losses against the Sellers’ Representative, including reasonable attorneys’ fees and costs, arising from any decision, act, consent or instruction of the Sellers’ Representative pursuant to this Section 10.1 or that is otherwise related to actions taken in good faith by the Sellers’ Representative in its capacity as Sellers’ Representative, unless such Losses arise from gross negligence or willful misconduct of the Sellers’ Representative. The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers’ Representative shall not be entitled to any compensation or other payments in its capacity as such or otherwise with respect to the performance of its duties hereunder, in each case from the Buyer Parties or any of their respective Affiliates (including the Company Group).
10.2    Several Obligations. Except as otherwise expressly provided in this Agreement, each Seller’s obligations hereunder shall be several, in proportion to such Seller’s Share Fraction.
10.3    Expenses and Taxes. Except as otherwise expressly provided in this Agreement, each Party shall be responsible for its own Taxes, levies, assessments, duties, tariffs, imposts, fees, costs and expenses imposed, levied, assessed or incurred on or by such Party for or in connection with the negotiation, preparation, execution and performance of this Agreement, including fees and disbursements of legal counsel, regardless of whether the Transaction is consummated.
10.4    Entire Agreement. This Agreement constitutes the entire understanding and agreement among the Parties and supersedes any and all prior or contemporaneous, oral or written, representations, communications, understandings and agreements among the Parties with respect to the subject matter hereof to the extent inconsistent with or contradictory to this Agreement.
10.5    Incorporation by Reference. The Annexes attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by reference.
10.6    Modifications. This Agreement shall not be modified, amended, cancelled or altered in any way except by an instrument in writing signed by Parent, Buyer, the Sellers’ Representative and, if prior to the Closing, the Company.
10.7    Waiver. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege. The failure of a party to exercise any right conferred in this Agreement within the time required will cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

10.8    Assignment. No Party may assign this Agreement or any right or obligation hereunder without the prior written consent of the other Parties, and any attempted assignment in violation of the foregoing shall be void; provided, that Buyer may without the consent of any other Party, prior to the Closing, assign its rights and obligations to acquire the Sale Shares to one or more of Parent’s controlled Affiliates, after which assignment such assignee Affiliate of Parent shall be deemed Buyer for all purposes of this Agreement; it being understood that no such assignment will relieve Buyer of its obligations hereunder unless and to the extent such assigned obligations are fully performed.
10.9    Severability. If any provision hereof is found invalid, illegal or unenforceable pursuant to any executive, legislative, judicial or other decree or decision, the remainder of this Agreement shall remain valid, legal and enforceable according to its terms, and such invalid, illegal or unenforceable provision shall be replaced with a provision that approximates the substance and spirit of the invalid, illegal or unenforceable provision as closely as possible.
10.10    Governing Law. This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York in the United States of America, without giving effect to any choice or conflict of law provision, rule or principle that would result in the application of the Laws of any jurisdiction other than the State of New York, other than as might apply to the transfer and registration of the Sale Shares.
10.11    Arbitration. All disputes arising out of or related to the Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrator(s), its reasonable attorneys’ fees and costs, including the costs of the arbitration. Judgment on any arbitral award may be entered in any court having jurisdiction. The Parties shall keep confidential: (i) the fact that any arbitration occurred; (ii) any awards awarded in the arbitration; (iii) all materials used, or created for use in the arbitration; and (iv) all other documents produced by another party in the arbitration and not otherwise in the public domain, except, with respect to each of the foregoing, to the extent that disclosure may be legally required (including to protect or pursue a legal right) or necessary to enforce or challenge an arbitration award before a court or other judicial authority. Any arbitration award shall be enforceable in Australia.
10.12    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS CONTROLLED AFFILIATES, IF ANY, TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES, IF ANY, SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE SUBJECT MATTER OF SUCH AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE CONTEMPLATED TRANSACTIONS OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.13    No Third Party Beneficiary. This Agreement shall be binding upon, and inure to the benefit of, each of the Parties and their respective successors and permitted assigns. Except for the provisions of Section 6.8 (D&O Tail Policy) (which is intended for the benefit of and shall be enforceable by the Indemnified Individuals), nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon, or obligate any Party to, any person or entity other than the Parties and their respective successors and permitted assigns.
10.14    Notices. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, express courier or email, to the Parties at the following addresses or to such other address as may be designated by written notice given by any Party to the other Party:
(a)    If to the Company (prior to the Closing) or Sellers, to the Sellers’ Representative who shall receive such notices, demands, requests, consents or other communications on behalf of the Company and each Seller:
Honey Birdette
c/o Kimberly Kidd, CEO
Address: Level 5
127 York Street
Sydney NSW 2000 Australia
Tel: + 02 8217 5888
Email: kim.kidd@honeybirdette.com.au
Ray Itaoui
Address: 6-8 Carrera rd Vaucluse NSW 2030 Australia
Tel: + 61 419-268-954
Email: ray@iretail.com.au
with a copy to (which shall not constitute notice hereunder):
Morrison & Foerster LLP
Attention: Hillel Cohn; Kevin J. Madden
Address: 707 Wilshire Boulevard
Los Angeles, CA 90017
Email: HCohn@mofo.com; Kmadden@mofo.com
(b)    If to the Company (following the Closing) or the Buyer Parties:
c/o PLBY Group, Inc.
Attention: George Akopov; Chris Riley
Address: 10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024
Email: gakopov@plbygroup.com; criley@plbygroup.com
with a copy to (which shall not constitute notice hereunder):

Latham & Watkins LLP
Attention: Jason Silvera, Sean Denvir
Address: 10250 Constellation Place, Suite 1100
Los Angeles, CA 90067
Email: jason.silvera@lw.com; sean.denvir@lw.com
All such notices, demands, requests, consents or other communications hereunder will be deemed to have been duly given (i) if delivered personally or by express courier service, when actually delivered to the relevant address (or, if delivery is refused, upon presentment), and (ii) if delivered by electronic mail, at the time the email was sent (in the absence of any error message), but only if the recipient thereafter confirms receipt (excluding by way of any out-of-office or other machine-generated return email).
10.15    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including.pdf) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.16    Confidentiality of Transaction Information. Each Party to this Agreement agrees that it shall keep confidential and shall not disclose, disseminate, or cause to be disclosed, information acquired or developed in process of due diligence, negotiating, executing and performing this Agreement, or about the existence and terms of (including the names of the Parties), and any negotiations with respect to, this Agreement, any term sheet entered into pursuant to the Transaction, all Annexes attached hereto and thereto, and the Transaction (collectively, the “Confidential Transaction Information”). Notwithstanding the foregoing, the Parties may disclose:
(a)    the Confidential Transaction Information reasonably necessary to perform its obligations hereunder; provided that the Party disclosing the Confidential Transaction Information shall promptly provide Buyer and the Sellers’ Representative with written notice of such fact;
(b)    the Confidential Transaction Information legally compelled or required pursuant to any Law or applicable rule of any stock exchange to disclose, or requested from Governmental Authorities to disclose; provided that the Party responding to such obligation or request to disclose shall promptly provide Buyer and the Sellers’ Representative with written notice of such fact;
(c)    the Confidential Transaction Information which enters the public domain without breach of confidentiality by the restricted Party; or
(d)    the Confidential Transaction Information to any Person to which disclosure is approved in writing by Buyer and the Sellers’ Representative.

10.17    Confidentiality Obligations of Sellers. In further consideration for the payment of the Aggregate Consideration hereunder and in order to protect the value of the Sale Shares acquired by Buyer (including the goodwill inherent in the Company Group as of the Closing), upon the Closing of the Transaction, each Seller agrees that, as an owner of Sale Shares, or an employee, officer or director of the Company Group (as applicable), each Seller has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Company Information) of the Company, its current and future, direct and indirect, subsidiaries, parent (including, without limitation, the Buyer Parties), and related entities. Each Seller agrees that unless such Seller first secures the written consent of an authorized representative of Buyer, such Seller shall not use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Company Information, except to the extent such use or disclosure is required by Law or any Order (in which event each Seller shall, to the extent practicable, inform the Company and Buyer in advance of any such required disclosure, shall cooperate with the Company and the Buyer Parties in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each Seller shall use all reasonable care to safeguard Confidential Company Information and to protect it against disclosure, misuse, espionage, loss and theft.
10.18    Fulfillment of Obligations. Any obligation of Sellers under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of Sellers (including, prior to the Closing, any of the Company and its Subsidiaries) shall be deemed to have been performed, satisfied or fulfilled by Sellers.
10.19    Specific Performance. Each Party acknowledges and agrees that each Party will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Parties shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of competent jurisdiction. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative. If a court of competent jurisdiction has declined to specifically enforce the obligations of a Buyer Party to take all actions under this Agreement up to and including the consummation of the Closing pursuant to a claim for specific performance brought against a Buyer Party pursuant to this Section 10.19, then the sole and exclusive remedy of the Sellers and the Company will be payment of the Termination Fee in accordance with the terms and conditions of Section 9.3. In addition, the Sellers and the Company agree to cause any Proceeding commenced by any of them and pending in connection with this Agreement against a Buyer Party or any member of the Buyer Group to be dismissed with prejudice promptly, and in any event within five (5) Business Days, after such time as the Buyer Parties consummate the Transaction pursuant to this Section 10.19. For the avoidance of doubt, while the Sellers’ Representative may pursue both a grant of specific performance to the extent permitted by this Section 10.19 and the payment of the Termination Fee, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance to require the Buyer Parties to consummate the Closing and payment of the Termination Fee.
10.20    Existing Agreements. Each Seller hereby irrevocably consents to, and waives any rights (including any right of consent, approval or notice) it may have under any agreement among all or a part of themselves or with the Company in connection with, the Transaction.

10.21    Representation by Counsel. Each Party to this Agreement represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that it is fully aware of the contents thereof and its meaning, intent, and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress, or undue influence.
10.22    Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any Ancillary Agreement, or the negotiation, execution or performance of this Agreement or any Ancillary Agreement, may be made only against (and subject to the terms and conditions thereof) the Persons that are expressly identified as parties hereto and thereto, and no Person who is not a named Party to this Agreement or any Ancillary Agreement, including any past, present or future Affiliate or Representative of any named party to this Agreement or any Ancillary Agreement (“Non-Party Affiliates”), shall have any liability for any obligations or liabilities arising under, in connection with or related to this Agreement or any Ancillary Agreement or for any claim based on, in respect of, or by reason of this Agreement or any Ancillary Agreement or its negotiation or execution. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.
10.23    Parent Guarantee. Parent fully, irrevocably and unconditionally guarantees to each of the Sellers the full, complete and timely payment of any and all amounts that are obligated to be paid by Buyer under this Agreement (including the Termination Fee, if applicable) (the “Parent Guarantee”). Parent hereby acknowledges and agrees that the Parent Guarantee constitutes an absolute, present, primary, continuing and unconditional guaranty of payment and not of performance or collection. Parent hereby waives any right to require a proceeding first against Buyer. Parent’s obligations pursuant to the Parent Guarantee shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in full thereof) and shall not be subject to (i) any discharge of Buyer from any such payment obligations in a bankruptcy or similar proceeding (except by indefeasible payment or performance in full thereof) or (ii) any other circumstance whatsoever which constitutes, or might be construed to constitute an equitable or legal discharge of Parent as guarantor under this Section 10.23; provided that any available defense, exception or limitation on Buyer’s obligations under this Agreement shall apply equally to Parent’s obligations pursuant to the Parent Guarantee.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
SELLERS

Coloskye Pty Limited (ACN 080 214 099) in accordance with Section 127 of the Corporations Act 2001 (Cth) as trustee for The Allofus Trust:

By:	/s/ Tracey Blundy
	Name:	Tracey Blundy
	Title:	Director

/s/ Brett Blundy
Name:	Brett Blundy
Title:	Director

Candy Blundy
/s/ Candy Blundy
Name: Candy Blundy

BBRC International Pte Ltd as trustee for The BB Family International Trust

By:	/s/ Brett Blundy
	Name:	Brett Blundy
	Title:	Director

By:	/s/ Tracey Blundy
	Name:	Tracey Blundy
	Title:	Director

Brandy Fox Pty Ltd in accordance with Section 127 of the Corporations Act 2001 (Cth) as trustee for The Eloise Monaghan Family Trust:

By:	/s/ Eloise Monaghan
	Name:	Eloise Monaghan
	Title:	Director

Rayra Pty Limited (ACN 142 633 261) in accordance with Section 127 of the Corporations Act 2001 (Cth) as trustee for The Mountainview Trust:

By:	/s/ Rachel Itaoui
	Name:	Rachel Itaoui
	Title:	Director

/s/ Ray Itaoui
Name:	Ray Itaoui
Title:	Director / Company Secretary

COMPANY

Honey Birdette (Aust) Pty Limited (ACN 117 200 647) in accordance with Section 127 of the Corporations Act 2001 (Cth)

By:	/s/ Eloise Monaghan
	Name:	Eloise Monaghan
	Title:	Director

/s/ Ray Itaoui
	Name:	Ray Itaoui
	Title:	Director

BUYER

PLBY AUSTRALIA PTY LTD (ACN 651 380 077) in accordance with Section 127 of the Corporations Act 2001 (Cth)

/s/ Christopher Riley
Director

/s/ John Williams
Director

PARENT

PLBY Group, Inc.
By:	/s/ Bernhard L. Kohn III
	Name:	Bernhard L. Kohn III
	Title:	Chief Executive Officer and President

SELLERS’ REPRESENTATIVE

/s/ Ray Itaoui
Name:	Ray Itaoui

Annex A
Sellers

Annex B
Adjusted EBITDA Principles

Annex C
Representations and Warranties of Sellers
1.    Organization, Authorization, Enforceability.
(a)    Each Seller that is not a natural person is duly organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of its respective jurisdiction of organization and has the requisite corporate or other organizational power to conduct its business as presently conducted, except in each case where the failure to be so qualified or in good standing would not reasonably be expected to prevent, delay or impair the ability of such Seller to perform its obligations under this Agreement and consummate the Transaction.
(b)    Each Seller that is not a natural person has the full organizational power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction.
(c)    Each Seller that is a natural person (i) has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and (ii) enters into and performs this Agreement on its own account and not as trustee for, or nominee of, any other person.
(d)    This Agreement has been duly and validly executed and delivered by each Seller. This Agreement constitutes, and upon execution and delivery of the Ancillary Agreements to which each Seller is a party, each of such Ancillary Agreements will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms.
(e)    No Insolvency Event has occurred in relation to a Seller.
2.    Non-Contravention. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which such Seller is a party, and the consummation by such Seller of the Transaction and compliance by the Company with any of the provisions by this Agreement and the Ancillary Agreements will not:
(a)    violate or conflict with any provision of the certificate of formation or other Organizational Documents of each Seller that is not a natural person;
(b)    violate or conflict with, or give any Governmental Authority the right to challenge any Transaction under, any Law or Court Order applicable to such Seller (assuming the receipt of the FIRB Approval); or
(c)    violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any payment obligation, liability, or Encumbrance upon or with respect to any Sale Shares or any assets of the Company Group under, any of the terms, conditions, or provisions of any Contract or Governmental Authorization to which a member of the Company Group is a party or by which the assets of the Company Group are bound;

except, in the case of clauses (b) through (c) above, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, would not reasonably be expected to prevent, delay or impair the ability of such Seller to perform its obligations under this Agreement and consummate the Transaction.
3.    Ownership of Shares. Each Seller (a) is the sole legal owner of all of the Sale Shares listed opposite such Seller’s name in Annex A, free and clear of all Encumbrances other than restrictions on transfer under applicable securities Laws, (b) holds such Sale Shares (as applicable) beneficially or in its capacity as trustee of a trust, as set out in Annex A and (c) represents and warrants that the entire beneficial interest in such Sale Shares is held by the beneficiaries under the trust referenced in Annex A.
4.    Approvals. No Seller is required to (a) obtain any authorization, waiver, consent or approval of or (b) make any filing or registration with any Governmental Authority or third party in connection with or as a condition to the execution, delivery and performance by such Seller of this Agreement to which it is a party and the Transaction other than any authorization, waiver, consent, approval, filing, registration or notice the failure of which to obtain, make or give would not reasonably be expected to prevent, delay or impair the ability of such Seller to perform its obligations under this Agreement and consummate the Transaction.
5.    No Litigation. There is no Proceeding by any Person pending or, to the knowledge of Sellers, threatened against any Seller that (a) could reasonably be expected to adversely affect the ability of Sellers to consummate the Transaction or (b) that challenge or that could reasonably expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the Transaction.
6.    No Finder. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of any Seller or any of their respective Affiliates.
7.    Trustee. If a Seller is a trustee of a trust (i) the Seller is the sole trustee of the trust and no action has been taken or proposed to remove it as trustee or to appoint an additional trustee; (ii) the Seller has the power and authority under the terms of the relevant trust deed to enter into and perform this Agreement and each Acquisition Document to which is it is a party; (iii) the entry into and performance of this Agreement and each Acquisition Document to which is it is a party is for the benefit of the beneficiaries of the trust, whose consents (if necessary) have been obtained; (iv) the Seller has a right to be fully indemnified out of the assets of the relevant trust in respect of all its obligations and liabilities incurred by it under this Agreement and each Acquisition Document to which is it is a party and the assets of the trust are sufficient to satisfy that right; (v) there is no default under the terms of the relevant trust deed; (vi) no action has been taken or proposed to terminate the trust and no vesting of the property of the trust has occurred; (vii) the rights and interests of the beneficiaries of the relevant trusts in and to the assets of that trust are subject to (a) the Buyer Parties’ rights against the assets of that trust under this Agreement; and (b) any rights and interests of the relevant Seller in the assets of that trust; and (viii) none of the beneficiaries of the relevant trust are presently entitled to any of the assets or property of that trust.

8.    Investment Matters.
(a)    The acquisition by the applicable Sellers of the Acquired Parent Shares as contemplated under this Agreement is being made for each Seller’s own account, not as nominee or agent, and not with a view to the resale or distribution of all or any part thereof in a transaction that would violate the Securities Act or any applicable state securities Laws. Each Seller will not sell, convey, transfer or offer for sale any of the Acquired Parent Shares, except upon compliance with the Securities Act and any applicable state securities Laws or pursuant to an exemption therefrom. Each Seller has been afforded a reasonable opportunity to ask such questions of and obtain such information from the Buyer Parties and their respective Representatives concerning the Buyer Parties’ business, operations, financial condition, assets, liabilities and other relevant matters as it has deemed necessary or desirable, has had all such questions answered to such Seller’s full satisfaction, and has been given all information as has been requested, in order to evaluate the merits and risks of the investment in the Buyer Parties. Each Seller has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Buyer Parties and their respective Subsidiaries, which investigation, review and analysis was conducted by such Seller and its Representatives. In entering into this Agreement, each Seller acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Buyer Parties, their Subsidiaries or any of their respective Representatives (except the specific representations and warranties set forth in Annex E and subject to the qualifications and limitations therein).
(b)    Each Seller that will receive Acquired Parent Shares pursuant to the terms of this Agreement is not a “U.S. person” (as that term is defined by Regulation S under the Securities Act). Each Seller acknowledges that the Acquired Parent Shares to be acquired by such Seller pursuant to this Agreement that constitute Lock-Up Shares shall bear the following legends:
“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER SUCH ACT.”; and
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SHARE PURCHASE AGREEMENT. THE CORPORATION WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH SHARE PURCHASE AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY FOLLOWING RECEIPT OF A WRITTEN REQUEST THEREFOR.”

9.    Due Diligence by Sellers. Each Seller (on behalf of itself and its Affiliates) acknowledges and agrees that the representations and warranties of the Buyer Parties contained in Annex E of this Agreement are the only representations, warranties or assurances of any kind given by or on behalf of the Buyer Parties, and all other representations and warranties of any kind or nature expressed or implied (including, except to the extent set forth herein, any relating to the future or historical financial condition, results of operations, assets or liabilities included in the businesses of the Buyer Parties or the quality, quantity or condition of the assets of the businesses of the Buyer Parties) are specifically disclaimed by each Buyer Party, and none of the Buyer Parties or any of their respective Affiliates makes or provides any other warranty or representation, and such Seller hereby waive (on behalf of itself and its Affiliates) any other warranty or representation, in each case, express or implied, as to the quality, merchantability, fitness for a particular purpose or condition of the businesses of the Buyer Parties or any part thereof, and notwithstanding anything to the contrary in this Agreement, no other statement, promise or forecast made by or on behalf of any Buyer Party may form the basis of, or be pleaded in connection with, any claim in respect of any matter arising under or in connection with this Agreement or the Transaction.

Annex D
Representations and Warranties Regarding the Company
1.    Organization, Authorization, Enforceability.
(a)    Organization. The Company is a proprietary company duly organized and validly existing under the laws of Australia with full power and authority to conduct its business as it is presently being conducted, to own, license, lease, and use the properties and assets that it purports to own, license, lease, or use, and to perform all of its obligations and enforce all of its rights under its Contracts. The Company is duly qualified to do business as a foreign company and (where applicable) is in good standing in each jurisdiction listed on Section D.1(a) of the Disclosure Schedule, being all the jurisdictions in which the character of its properties owned, licensed, leased, or used, or the nature of its activities, make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents of the Company, including all amendments, have been delivered to Buyer and are true, accurate, and complete as of the date of this Agreement and Closing, and there have not been and are not any breaches by the Company of its Organizational Documents. Section D.1(a) of the Disclosure Schedule sets forth the names (and titles, if applicable) of each officer and director (registered or otherwise) of the Company, including the names and members of each committee (if any) of the Company’s board of directors. The Company has not granted to any Person any power of attorney in respect of it or any of its assets.
(b)    Constitutional Documents. The Organizational Documents, and any other statutory books and other constitutional and corporate documents of the Company which are required to be maintained by it under applicable Laws, have been, in all material respects, properly kept and are up to date and the Company has not received a written notice or allegation that any of them is incorrect or should be rectified. The Company has at all times, in all material respects, carried on its business and affairs in accordance with the Organizational Documents. All filings, publications, registrations and other formalities required by applicable Laws to be delivered or made by the Company have, in all material respects, been duly delivered or made on a timely basis.
(c)    Authorization. The Company has the full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, to consummate the Transaction, and to perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery by the Company of this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, and the consummation by the Company of the Transaction, have been duly and validly approved by the board of directors of the Company, and Buyer has been provided with documentation of such board approval. No other corporate proceedings or actions on the part of the Company are necessary to authorize this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, and the Transaction, which is expected to be delivered to Buyer immediately after the execution of this Agreement.

(d)    Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, and upon execution and delivery of the Ancillary Agreements to which the Company is a party, each of such Ancillary Agreements will constitute, legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their terms.
2.    Subsidiaries. Section D.2 of the Disclosure Schedule sets forth each Subsidiary of the Company and, with respect to each Subsidiary of the Company, the equity interests owned by the Company or any other Subsidiary of the Company and the percentage of the outstanding equity interests so owned. Except as listed on Section D.2 of the Disclosure Schedule, the Company does not own, and has not owned, directly or indirectly, any capital stock, partnership interest, joint venture interest, or any other security or ownership interest (whether controlling or not) in any Person. The Company has not agreed to acquire any interest in any Person or make any investment in or capital contribution to any Person. All issued and outstanding shares or other equity interests of each Subsidiary of the Company are legally and beneficially owned directly or indirectly by the Company free and clear of all Encumbrances. Each Subsidiary of the Company is a legal entity duly organized, validly existing, and (where applicable) in good standing under the laws of the jurisdiction of its organization with full power and authority to conduct its business as it is presently being conducted, to own, license, lease, and use the properties and assets that it purports to own, license, lease, or use, and to perform all of its obligations and enforce all of its rights under its Contracts. Where applicable, each Subsidiary of the Company is duly qualified to do business as a foreign corporation or other Person and is in good standing in each jurisdiction listed on Section D.2 of the Disclosure Schedule, being all the jurisdictions in which the character of its properties owned, licensed, leased, or used, or the nature of its activities, make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents of each Subsidiary of the Company, including all amendments, have been delivered to Buyer and are true, accurate, and complete as of the date of this Agreement and Closing, and there have not been and are not any breaches by the applicable Subsidiary of the Company of its Organizational Documents. Section D.2 of the Disclosure Schedule sets forth the names and titles of each officer and director of each Subsidiary of the Company, including the names and members of each committee (if any) of its board of directors. No Subsidiary of the Company has granted to any Person any power of attorney in respect of it or any of its assets.
3.    Insolvency. No Insolvency Event has occurred in relation to the Company or any member of the Company Group.
4.    Capitalization.
(a)    The entire issued share capital of the Company consists of the Sale Shares. Except for the Sale Shares, there are no other securities of other classes or series. All of the Sale Shares are duly authorized, validly issued, fully paid, and non-assessable, and none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission, or similar right. There are no accrued or declared but unpaid dividends on any Sale Share. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Sections D.4(b) or 4(c) of the Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including options and warrants) of, or any other voting, equity, or ownership interest in the Company.

(b)    Section D.4(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Persons who hold Sale Shares, indicating the date of issuance and number, class, and series of shares of Sale Shares held by each, and (ii) all Persons who hold securities convertible into or exercisable for shares indicating (A) a description of the security, (B) the number, class, and series of shares into or for which the security is convertible or exercisable, and (C) the conversion or exercise price, date of issuance, date of expiration, vesting terms (if any), and accelerated vesting provisions (if any) for such security.
(c)    There are no outstanding and unexercised options or other rights to purchase Company Stock granted by the Company. No commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Subsidiaries or for any of them to issue any share or other equity capital and no person has claimed any rights in connection with any of those things.
(d)    Except as set forth in Section 4(a) of this Annex D or on Section D.4(b) or 4(c) of the Disclosure Schedule, (i) there are no shares or securities of the Company issued or outstanding, (ii) there are no securities of the Company reserved for issuance for any purpose, (iii) there are no outstanding, and the Company has not at any time granted any, compensatory equity or equity-linked awards of any form, including any options, warrants, calls, restricted shares, phantom shares, deferred shares, performance shares or similar rights, preemptive or similar rights, awards, convertible securities, bonds, debentures, notes, or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”), or subscriptions or other rights, agreements, arrangements, or commitments of any character, relating to the issued or unissued Sale Shares obligating the Company to issue, transfer, or sell or cause to be issued, transferred, sold, or repurchased any shares of, or Voting Debt of, or other equity or voting interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend, or enter into any such option or other compensatory equity or equity-linked award, warrant, call, subscription, or other right, agreement, arrangement, or commitment or pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of the Company’s equity interests, and (iv) there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire or retire for value any Sale Shares, or other capital or other securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution, or otherwise) in any other Person.
(e)    Except as set forth on Section D.4(e) of the Disclosure Schedule, there are no (i) agreements pursuant to which registration rights in the securities of the Company have been granted, (ii) shareholder agreements between the Company and any Seller regarding the securities of the Company, or (iii) agreements, arrangements, options, offers or undertakings among Sellers with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any rights of first refusal or similar restrictions on transfer).

(f)    (i) There are no securities, options, restricted stock, stock appreciation rights, restricted stock units, phantom stock, rights, Contracts, commitments, agreements, arrangements or undertakings of any kind to which any member of the Company Group is a party or by which it is bound obligating any member of the Company Group to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or securities convertible into, or linked to or exchangeable for equity interests or voting securities of the Company or obligating any member of the Company Group to issue, grant, extend or enter into any such security, option, right, Contract, commitment, agreement, arrangement or undertaking and (ii) no member of the Company Group has made any promises or entered into any Contracts to grant equity incentives to any officer, advisor or employee of the Company Group that remain unsatisfied as of the Effective Date.
(g)    No distributions (including distributions for Taxes) are owed by the Company to any shareholder of the Company, and no payments (including payments for Taxes) are owed to the Company with respect to any Sale Shares.
(h)    The Company has not violated any Laws, including applicable securities laws, in connection with the offer, sale, or issuance of any Sale Shares, or any other securities, and the Sale Shares have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents. None of these securities were issued in violation of any preemptive rights or other rights to subscribe for or purchase any securities of the Company. As a result of the Transaction, Buyer will be the sole record and beneficial holder of the Sale Shares, free and clear of any Encumbrances.
5.    Indebtedness. Section D.5 of the Disclosure Schedule sets forth all outstanding Indebtedness of the Company Group, and for each item of Indebtedness listed, identifies the debtor, the principal amount, the creditor, the maturity date, any conversion rights, payout multiples, or acceleration provisions, any amounts that are required to be paid in addition to principal and interest, prepayment penalties, and any collateral securing such Indebtedness. All letters of credit, fidelity bonds, and surety bonds of the Company Group are in full force and effect and if not repaid at Closing will continue in full force and effect immediately following the consummation of the Transaction. No Default exists with respect to such outstanding Indebtedness of the Company Group or the obligations of the Company Group under any such letters of credit, fidelity bonds, or surety bonds and no member of the Company Group has received any notification of acceleration of any such Indebtedness or cancellation of any of such letters of credit, fidelity bonds, or surety bonds.
6.    Approvals. No member of the Company Group is required to (a) obtain any authorization, waiver, consent or approval of or (b) make any filing or registration with any Governmental Authority in connection with or as a condition to the execution, delivery and performance by the Company of this Agreement to which it is a party and the Transaction other than any authorization, waiver, consent, approval, filing, registration or notice the failure of which to obtain, make or give would not reasonably be expected to prevent, delay or impair the ability of the Company to perform its obligations under this Agreement and consummate the Transaction.
7.    Facilities.
(a)    No Owned Real Property. No member of the Company Group owns or has ever owned any real property or right to acquire any interest in any real property.

(b)    Actions. There are no pending or threatened condemnation proceedings or other Proceedings relating to any Facility.
(c)    Leases or Other Agreements. Except for Leases listed on Section D.7(c) of the Disclosure Schedule, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions, or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use, or occupy any Facility, or any portion thereof or any interest in any such Facility. Section D.7(c) of the Disclosure Schedule sets forth a true, correct, and complete list of all Facilities and identifies for each Lease of each such Facility the parties thereto, the address of the property subject thereto (where available), the rent payable and termination date thereunder and the terms of any renewal options. Other than as contained in any incentive deed, deed of variation or other similar document that has been specifically disclosed to Buyer, no arrangements exist to vary or defer the rent payable under the Leases from the amounts and the payment increments set forth in the Disclosure Schedule. Section D.7(c) of the Disclosure Schedule sets forth all deposits made to landlords or other agents in connection with the Leases, and there are no claims pending or threatened against such deposits. Other than the Facilities and the Leases with respect thereto, no member of the Company Group occupies or operates any real property (including any buildings or other structures thereon) or holds any leasehold or other interest in any real property. The Company Group has not entered into any agreement or other oral or written arrangement to surrender, sublease, sublicence, assign or otherwise part with its interest in the Leases to any third party, other than under this Agreement. The Company Group has not received any notice of termination or other similar notice indicating that any Lease or the Company Group’s Leasehold Estate is terminated, has expired or will terminate or expire on a fixed later date, other than has been specifically disclosed to Buyer or as set out in the Disclosure Schedule.
(d)    Facility Leases. With respect to each Lease listed on Section D.7(c) of the Disclosure Schedule, the Company Group has a valid and unencumbered leasehold interest in the Leasehold Estate, other than Encumbrances that do not materially interfere with, or otherwise affect, the present use and enjoyment of that Facility subject thereto or affected thereby. The Company Group enjoy peaceful and undisturbed possession of all of the Facilities. To the Company’s knowledge, the Leases and other ancillary lease documents disclosed in Section D.7(c) of the Disclosure Schedule are valid and binding on the parties to them.
(e)    Leasehold Estates. No member of the Company Group is in breach of, or default under, (i) any covenant, easement or restriction affecting any Leasehold Estate, (ii) any of the Leases in any material respect or in any respect that a member of the Company Group has received notice of that has not been remedied and the Transaction will not trigger any such breach or default. No member of the Company Group is a party to any contract or commitment to acquire, lease, license or occupy any real property other than the Owned Real Property and the Leased Real Property. The Company Group has: (i) obtained from applicable Governmental Authorities all authorizations necessary to lawfully conduct the Business from the Leasehold Estates; and (ii) complied with any conditions and restrictions imposed by any such authorizations. Each of the Leases contained in Section D.7(c) of the Disclosure Schedule evidence the whole of the arrangements relating to each Leasehold Estate and there is no other material agreement or arrangement in connection with any Facility, the Leases, the rent and all other amounts payable by the Company Group under any of the Leases or otherwise that will become binding on any Buyer Party that has not been specifically disclosed to Buyer.

(f)    Utilities. All Facilities are supplied with utilities (including water, sewage, disposal, electricity, gas, telephone, and high-speed Internet access) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which could impede or prevent access from any Facility to such utility services.
(g)    No Special Assessment. No member of the Company Group has received any notice of any special assessment relating to any Facility or any portion of any Facility and there is no pending or threatened special assessment.
8.    Title to Assets. The buildings and structures of the Company Group, the improvements constructed on the buildings, structures, and equipment of the Company Group (including all Leasehold Improvements), the Fixtures and Equipment, and all other Tangible Personal Property (collectively, the “Company Assets”) are insured to the extent and in a manner customary in the industry, are structurally sound with no known material defects, and are in good operating condition and repair, normal wear and tear excepted. The Company Assets are adequate for the uses to which they are being put, and none of such Company Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and are in conformity, in all material respects, with all applicable Laws. Section D.8 of the Disclosure Schedule lists all material Fixtures and Equipment owned by or leased by the Company Group and all other Tangible Personal Property owned by or leased by the Company Group. The Company Group owns, or has a valid leasehold or other interest in, and after the Closing Date, the Company Group will continue to own, or have a valid leasehold or other interest in, free and clear of all Encumbrances, all assets necessary for the conduct of the Business as presently conducted and to permit the Buyer Parties to continue to conduct the Business in substantially the same manner as the Business has been conducted through the date of this Agreement.
9.    Contracts.
(a)    Section D.9(a) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Company Group is a party, or by which the Company Group or its assets is bound, or pursuant to which the Company Group is an obligor or a beneficiary of the following categories:
(i)    all management agreements or Contracts for the employment or engagement of any Service Provider on a full time, part time, casual consulting, or other basis (A) providing annual compensation (whether cash or otherwise) that may exceed AUD 150,000; (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Transaction; or (C) otherwise restricting the Company Group’s ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without notice, payment of severance or other Liability;
(ii)    collective agreements or similar Contracts with any labor union or other employee association;
(iii)    Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant, or other Person;

(iv)    promissory notes, loans, agreements, indentures, evidences of Indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually or in the aggregate in excess of AUD 150,000, whether a member of the Company Group will be the borrower thereunder or whereby any assets of the Company Group are pledged (excluding credit provided by the Company or any Subsidiary in the Ordinary Course of Business to purchasers of the Company Group’s services or products, including Internet domain names);
(v)    options, and rights of first or last offer, negotiation, or refusal with respect to any property, real or personal, whether a member of the Company Group will be the grantor or grantee thereunder;
(vi)    Contracts relating to Facilities, including any leases of real property or leases of personal property not cancelable (without Liability) within 30 days;
(vii)    Contracts with any of the suppliers or vendors required to be listed on Section D.28 of the Disclosure Schedule;
(viii)    technical assistance, sales, customer, vendor, commission, consulting, agency, sponsorship, or advertising contracts related to the Business or the assets of the Company Group;
(ix)    Contracts involving future expenditures or Liabilities, actual or potential, in excess of AUD 150,000 or otherwise material to the Business or the assets of the Company Group not cancelable (without Liability) within 30 days;
(x)    Contracts involving performance of services or delivery of products (including Products), including Internet domain names, by the Company Group, actual or potential, in excess of AUD 150,000 or otherwise material to the Business or the assets of the Company Group;
(xi)    Contracts involving receipts, actual or potential, in excess of AUD 150,000 or otherwise material to the Business or the assets of the Company Group;
(xii)    (A) Contracts containing covenants limiting the freedom of the Company, or purporting to limit the freedom of any Affiliate of the Company, to engage in any line of business, compete with any person, or solicit or hire any person, or that otherwise have the effect of restricting in any material respect the Company or any employee, consultant, director, officer, stockholder, or Affiliate of the Company from the development, marketing, or distribution of products and services or any other business activity anywhere in the world, including non-competition, non-solicitation, and standstill obligations, exclusivity rights, and “most favored nation” provisions; (B) Contracts that grant to any Person any options, rights of first refusal, first offer, or co-sale, or similar preferential rights to purchase any assets, properties, or securities of the Company; or (C) Contracts requiring a member of the Company Group to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier, or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier, or subcontractor;

(xiii)    Contracts with any Governmental Authority, including any agency or department of a Governmental Authority;
(xiv)    Contracts relating to any pending or completed (during the prior three years) acquisition of any business or Person by merger, consolidation, asset purchase, or any other means;
(xv)    written warranties, guaranties, or other similar undertakings with respect to contractual performance extended by a member of the Company Group;
(xvi)    joint venture, partnership, or other Contracts (however named) involving a sharing of profits, losses, costs, or Liabilities by the Company Group with any other Person, including any Contract that creates an agency relationship, sales representation, channel partner, distribution, or reseller arrangement or relationship;
(xvii)    Contracts granting exclusive rights to license, market, sell, support, or deliver any products of the Company Group, or otherwise contemplating an exclusive relationship between the Company Group and any other Person;
(xviii)    Contracts between a member of the Company Group and any securityholder of the Company, any Affiliate of any securityholder of the Company, or any other Affiliate of the Company;
(xix)    Contracts that provide for indemnification of directors, officers, employees, or agents of the Company Group;
(xx)    any Company Inbound License, except that Section D.9(a)(xx) of the Disclosure Schedule does not need to list Contracts for commercially available Software (including click wrap or shrink wrap licenses) and where such Software (i) has not been modified by or for the Company or any Subsidiary, (ii) has not been and is not being redistributed by the Company or any Subsidiary, (iii) is neither incorporated into nor used in the development of any Product, and (iv) is licensed for the annual fees paid to the licensor of such Software of less than AUD 25,000;
(xxi)    any Company Outbound Licenses, except that Section D.9(a)(xxi) of the Disclosure Schedule does not need to list Contracts with customers or end users where the only license grants are non-exclusive term-limited licenses to use Company Software in object code form and that were entered in the Ordinary Course of Business pursuant to standard forms that have been made available to Buyer;
(xxii)    Contracts providing for the development of any Software, technology or Intellectual Property, independently or jointly, by or for any member of the Company Group or that otherwise materially affect the use or enforcement by any member of the Company Group of any material Intellectual Property rights owned by any member of the Company Group (including settlement agreements, co-existence agreements, covenants not to assert, and consents to use);

(xxiii)    Contracts regarding the acquisition, issuance, or transfer of any securities or affecting or dealing with any securities, including restricted share agreements or escrow agreements;
(xxiv)    Contracts under which the Transaction would give rise to or expand any rights in favor or, or any obligation on the part of, the Company Group or any other Person;
(xxv)    Contracts relating to confidentiality, non-disclosure, or non-use; and
(xxvi)     any other Contracts entered into outside the Ordinary Course of Business.
For scheduling purposes only, other than standard confidentiality, non-disclosure, or non-use agreements entered into by the Company Group, or the Company’s standard confidentiality, non-disclosure, or non-use agreement entered into by other Persons, forms of which have been provided to Buyer and are listed on Section D.9(a)(xxv) of the Disclosure Schedule, the Company has provided to Buyer true, correct, and complete copies (and, in the case of oral agreements, true and correct descriptions of such agreements in reasonable detail) of all of the Contracts listed on Section D.9(a) of the Disclosure Schedule, including all amendments and supplements thereto.
(b)    Absence of Defaults. All of the Contracts that are required to be listed on Section D.9(a) of the Disclosure Schedule or that are licenses to Intellectual Property (each such Contract, a “Material Contract”) are valid, binding, and enforceable in accordance with their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception. The Company Group has fulfilled or taken all action necessary to enable it to fulfill when due all of its material obligations under each of such Contracts. All parties to such Contracts have complied in all material respects with the provisions thereof, and no party is in Default thereunder. No notice of any claim of Default has been given to the Company Group and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with, or result in a violation or breach of, or give the Company Group or, to the Knowledge of the Company, any other Person the right to Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Contract. No member of the Company Group has waived any of its material rights under any such Contract. To the Knowledge of the Company, each Person against which a member of the Company Group has or may acquire any rights under any such Contract is solvent and can satisfy all of the Person’s current and future monetary obligations or Liabilities to the Company Group.
(c)    Proposed Contracts. Section D.9(c) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract for which any offer, award, written proposal, term sheet, or similar document has been submitted by the Company Group, in each case that (i) would contain binding obligations of the Company Group if accepted by the recipient and (ii) if so accepted by the recipient prior to the date of this Agreement, would constitute a Material Contract.
10.    Governmental Authorizations.

(a)    Section D.10(a) of the Disclosure Schedule sets forth a complete list of all Governmental Authorizations used in or necessary for the operation of the Business or otherwise held by the Company Group. The Company Group has, and at all times has had, all material Governmental Authorizations required under any Law (including Environmental Laws) in the operation of the Business, and own or possess such Governmental Authorizations free and clear of all Encumbrances. No member of the Company Group is in Default, and no member of the Company Group has received any notice of any claim of Default, with respect to any such Governmental Authorization. Except as set forth on Section D.10(a) of the Disclosure Schedule, all such Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transaction. No present or former officer, director, employee, or other Representative of the Company or any Affiliate thereof, or any other Person or firm, owns or has any proprietary, financial, or other interest (direct or indirect) in any Governmental Authorization which the Company Group owns, possesses, or uses.
(b)    The Governmental Authorizations set forth on Section D.10(a) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company Group to lawfully conduct and operate the Business in the manner that the Business is currently conducted and proposed to be conducted, and to permit the Company Group to own, lease, license, and use their assets in the manner in which the Company Group currently own, lease, license, and use their assets.
11.    Non-Contravention. Except as set forth on Section D.11 of the Disclosure Schedule, the execution, delivery, and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation by the Company of the Transaction, and compliance by the Company with any of the provisions by this Agreement and the Ancillary Agreements, will not:
(a)    violate or conflict with any provision of the certificate of formation or other Organizational Documents of the Company;
(b)    violate or conflict with, or give any Governmental Authority the right to challenge any Transaction under, any Law or Court Order applicable to the Company (assuming the receipt of the FIRB Approval);
(c)    violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any payment obligation, liability, or Encumbrance upon or with respect to any assets of the Company Group under, any of the terms, conditions, or provisions of any Contract or Governmental Authorization to which a member of the Company Group is a party or by which the assets of the Company Group are bound;
(d)    cause a Buyer Party, the Company Group, or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax;

(e)    contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by a member of the Company Group or that otherwise relates to the Business or any of the assets of the Company Group; or
(f)    give any Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under any Regulation or any Court Order to which a member of the Company Group or any of the assets owned or used by the Company Group is subject
12.    Financial Statements and Related Information.
(a)    Financial Statements. The Company has delivered to Buyer the following financial statements (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheet of the Company Group as of June 28, 2020 and June 30, 2019, and the related audited consolidated statements of operations and statements of cash flows for the fiscal years then ended (the “Audited Accounts”),, and (ii) the unaudited consolidated balance sheet (the “Last Balance Sheet”) of the Company Group as of May 23, 2021 (the “Last Balance Sheet Date”), and the related unaudited consolidated statement of operations and statement of cash flows for the 11 months then ended,(the “Management Accounts”).
(b)    Fair Presentation. The Audited Accounts present a true and fair view of the assets, liabilities, financial position and state of affairs of the Company Group as of the respective dates thereof and the results of operations and cash flows of the Company Group for the periods covered thereby. The Company Financial Statements have been prepared in accordance with the AAS applied on a consistent basis throughout the periods covered (subject to, in the case of the Management Accounts, the absence of footnotes and year-end adjustments) and in the manner described in the notes thereto. The books, records, and accounts of the Company Group accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company Group.
(c)    Management Accounts. The Management Accounts:
(i)    have been prepared with reasonable care and skill and applying, all material respects, the same principles, policies, practices and procedures as were applied in preparing the Audited Accounts (other than differences directly attributable to the fact that the Audited Accounts are audited and prepared for statutory purposes);
(ii)    fairly present the assets, liability, income and expenses of the Company Group, the state of affairs of the Company Group as at the period in respect of which they have been prepared and are not misleading or deceptive in any material respect.

(d)     Internal Controls. The systems of internal accounting controls maintained by the Company Group are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the AAS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) any unauthorized use, acquisition, or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner; and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section D.12(d) of the Disclosure Schedule lists, and the Company has delivered to Buyer copies of, all formal written descriptions of, and all policies, manuals, and other documents promulgating, such internal accounting controls to the extent they exist. Neither the Company Group nor the Company’s independent auditors nor, to the Knowledge of the Company, any current or former employee, consultant, or director of the Company Group has identified or been made aware of any fraud, whether or not material, that involves the management of the Company Group or other current or former employees, contractors consultants, or directors of the Company Group who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company Group, or any claim or allegation regarding any of the foregoing. Neither the Company Group nor, to the Knowledge of the Company, any director, officer, employee, consultant, contractor, auditor, accountant, or representative of the Company Group has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, or methods of the Company Group or their internal accounting controls or any material inaccuracy in the Company’s financial statements.
13.    Undisclosed Liabilities.
(a)    No Liabilities. The Company Group has no material Liabilities except for (i) Liabilities reflected or reserved against in the Last Balance Sheet; (ii) accrued salaries that have been incurred by a member of the Company Group since the Last Balance Sheet Date in the Ordinary Course of Business and consistent with the Company Group’s past practices; (iii) accounts payables that are not material in amount and have been incurred by a member of the Company Group since the Last Balance Sheet Date in the Ordinary Course of Business and consistent with the Company Group’s past practices; (iv) Liabilities under this Agreement and Closing Transaction Expenses; and (v) the Liabilities identified on Section D.13(a) of the Disclosure Schedule. The Company has never guaranteed or otherwise agreed to cause, insure, or become liable for, and the Company has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.
(b)    No “Off-Balance Sheet” Arrangements. No member of the Company Group has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934).

14.    Books and Records. The Books and Records of the Company Group are complete and correct in all material respects and have been maintained in accordance with sound business practices and AAS. The Company Group has made and kept (and given Buyer access to) the Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company Group and the Business. The minute books of the Company Group previously delivered to Buyer accurately and adequately reflect all actions previously taken by the directors and securityholders of each member of the Company Group. No member of the Company Group has taken any action that is inconsistent in any material respect with, or violates, any resolution adopted by its securityholders, board of directors (or similar body), or any committee of the board of directors (or similar body). The copies of the share register and ledgers of the Company Group previously delivered to Buyer are true, correct, and complete, and accurately reflect the current securityholders of the Company Group and all transactions effected in the ownership interests of the Company Group through and including the date of this Agreement. No member of the Company Group has engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds that have been and are reflected in the normally maintained Books and Records of the Company Group.
15.    Absence of Changes. Except as set forth on Section D.15 of the Disclosure Schedule or as occurring in the Ordinary Course of Business, since the Last Balance Sheet Date, there has not been any:
(a)    change in the authorized or issued capital stock or other equity or voting interests or securities of the Company Group; grant of any option or right to purchase shares of the Company or other equity or voting interests or securities of the Company; exercise of any option or warrant; issuance of, or commitment to issue, any equity interest or any security convertible into or exchangeable for equity interests; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares; or declaration or payment of any dividend or other distribution or payment in respect of shares;
(b)    amendment to any Organizational Document of the Company Group;
(c)    material adverse change in the financial condition, working capital, stockholders’ equity, assets, Liabilities, reserves, revenues, income, earnings, or prospects of the Business or of the Company Group;
(d)    material transaction or action outside the Ordinary Course of Business (other than contemplated by this Agreement);
(e)    adoption of or change in any Tax or other accounting method, principle, or practice or change in any annual Tax accounting period; making of or change in any Tax election; settlement or compromise of any claim, notice, audit report, or assessment in respect of Taxes; filing or amending of any Tax Return; making of a request for a Tax ruling; entry into or making of a request to enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax closing agreement, or similar ruling or agreement (including with a Governmental Authority) in respect of Taxes; surrender of any right to claim a Tax refund or any unresolved or ongoing Tax dispute or Tax audit; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or taking of any action (or failure to take any action) that could have the effect of materially increasing the Tax Liability of any Buyer Party and its Affiliates (including the Company Group) for taxable periods or portions thereof beginning after the Closing;

(f)    revaluation of any assets of the Company Group, including writing off notes or accounts receivable, except in the Ordinary Course of Business;
(g)    damage, destruction, or loss (whether or not covered by insurance) in excess of AUD 100,000 adversely affecting the Business or any of the assets of the Company Group;
(h)    amendment or waiver of any rights, or acceleration of vesting under any stock or option agreement;
(i)    cancellation of any Indebtedness or waiver or release of any material right or claim of the Company Group or relating to the Business;
(j)    (i) hiring or terminating of any Service Providers paid in excess of AUD 150,000 annually; (ii) payment, announcement, promise, or grant, whether orally or in writing, of any increase in or establishment of (as applicable) any form of compensation or benefits payable by the Company Group, including any grant of any compensatory equity or equity-linked award or increase or change pursuant to any Company Employee Plan (except as required by any applicable Law, or payment of cash bonuses pursuant to the terms of a Company Employee Plan in effect prior to the date hereof); (iii) entry into, adoption, amendment, or termination of any Company Employee Plan; or (iv) acceleration of the vesting, funding or payment of any compensation or benefits under any Company Employee Plan;
(k)    adverse change in employee relations that has or is reasonably likely to have a material effect on the productivity, financial condition, or results of operations of the Company Group, or the relationships between the employees and the management of the Company Group;
(l)    entry into, amendment, cancellation, or termination of any Contract or Governmental Authorization to which a member of the Company Group is a party or otherwise relating to the Business, including any employment, consulting, distribution, dealer, sales representative, joint venture, credit, or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company Group of at least AUD 150,000;
(m)    mortgage, pledge, or other Encumbrance of any assets of the Company Group or relating to the Business, except purchase money mortgages arising in the Ordinary Course of Business;
(n)    disposition of, sale, transfer, assignment, Encumbrance, pledge, lease, license (other than non-exclusive licenses granted in the Ordinary Course of Business), dedication to the public, failure to maintain, failure to protect or defend, lapse, disclaiming, cancellation, failure to renew, failure to continue to prospect, or abandonment of any material assets (including Intellectual Property) of the Company Group or relating to the Business, in whole or in part, including failure to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Company Owned Intellectual Property, other than in the Ordinary Course of Business in a commercially reasonable manner and consistent with past practice;
(o)    transfer of the registration of any Company Internet Domains and Accounts or failure to timely renew the registration of any Company Internet Domains and Accounts;

(p)    failure to maintain or protect the confidentiality of any trade secret, Source Code, data, or other information related to the Company Group, except for disclosures under written agreements with confidentiality obligations entered into in the Ordinary Course of Business;
(q)    grant to any third party of any license to any Company Owned Intellectual Property, or the entrance into any release, immunity or covenant not to sue (other than pursuant to agreements with customers or end-users that contain non-exclusive licenses that are entered into in the Ordinary Course of Business);
(r)    incurrence of Indebtedness by the Company Group for borrowed money or commitment to borrow money entered into by a member of the Company Group, made or agreed to be made by a member of the Company Group, or Indebtedness guaranteed by a member of the Company Group;
(s)    payment, discharge, or satisfaction of any Liabilities of the Company Group other than in the Ordinary Course of Business;
(t)    capital expenditures relating to the Company Group, execution of any Lease to which a member of the Company Group is a party, or incurrence of any obligations to make any capital expenditures or execute any Lease;
(u)    failure to pay or satisfy when due any material Liability of the Company Group or related to the Business;
(v)    failure of the Company Group to carry on diligently the Business in the Ordinary Course of Business so as to preserve for the Buyer Parties the Business and the goodwill of the suppliers, customers, subscribers, registered users, advertisers, and Affiliates of the Business and others having business relations with the Company Group or the Business;
(w)    loan by the Company Group of money to any Person (other than routine and reasonable travel or similar advances made to then current employees of the Company Group in the Ordinary Course of Business);
(x)    existence of any other event or condition that in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect;
(y)    commencement or settlement of any Proceeding; or
(z)    agreement, whether oral or written, by a member of the Company Group, to do any of the things described in the preceding clauses (a) through (y) other than as expressly provided for in this Agreement.

16.    Litigation. Except as set forth on Section D.16 of the Disclosure Schedule, there are no, and there have not been any, Proceedings pending or, to the Knowledge of the Company, threatened (a) that are against, related to, or affecting (i) the Company Group, the Business, or the assets of the Company Group (including with respect to Environmental Laws, consumer protection-related Laws, and Intellectual Property-related Laws), (ii) any current or former officer or director of the Company Group in their capacity as such, or (iii) any shareholder of the Company in such shareholder’s capacity as a shareholder of the Company; (b) seeking to prohibit, delay, limit, or enjoin the Transaction or interrupt, delay or prohibit the Company’s performance of the obligations under this Agreement; (c) against a member of the Company Group or any officer or director of the Company Group that involve the risk of criminal or regulatory liability; (d) that are related to the ownership of any equity interests, or any option or other right related to equity interests, or the right to receive consideration as a result of this Agreement; or (e) in which a member of the Company Group is a plaintiff, and, to the Knowledge of the Company, there is no reasonable basis for any such Proceeding. No member of the Company Group is in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company Group, the Business, or the assets of the Company Group. There is not a reasonable likelihood of an adverse determination of any pending Proceeding set forth on Section D.16 of the Disclosure Schedule or otherwise related to or affecting the Business. There are no Court Orders or agreements with, or liens by, any Governmental Authority relating to any Environmental Law that regulate, obligate, bind, or in any way affect the Company Group, the Business, or the assets of the Company Group. To the Knowledge of the Company, no officer or other employee or independent contractor of the Company Group is subject to any Court Order that prohibits such individual from engaging in or continuing any conduct, activity, or practice relating to the Business.
17.    Labor Matters.
(a)    Section D.17(a) of the Disclosure Schedule contains a true, correct and complete list of the names of all present employees and individual independent contractors of the Company Group members and, with respect to each such employee, his or her title or position, employing entity, current annual salary or current hourly wage rate, as applicable, commissions, bonuses (including profit shares and employee share plan grants), or other cash incentive opportunity, full-time, part-time or casual status, hire date, accrued vacation and paid-time-off, principal work location, leave status and status as exempt or any member of the Company Group has informed any member of the Company Group (whether orally or in writing) of any plan to terminate employment with or services for a member of the Company Group, and, to the Company’s Knowledge, no such Person or Persons has any plans to terminate employment with or services for the applicable member of the Company Group. No executive or key employee of a member of the Company Group is employed under a non-immigrant work visa or other work authorization that is limited in duration.
(b)    The members of the Company Group have properly classified all of its Service Providers as either employees or independent contractors and as exempt or non-exempt for all purposes (with respect to US-based employees) and has made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers.

(c)    Except as set forth on Section D.17(c) of the Disclosure Schedule, to the extent legally permissible, the employment of each employee of the Company Group is terminable at will by the Company Group, other than for Australian employees, without notice or payment of severance or other compensation or consideration. For Australian employees’, termination will be governed by the terms as set out in the respective employment agreements disclosed by Sellers and in accordance with any applicable Law. The Company has made available to Buyer accurate and complete copies of all Books and Records related to employment of the present employees of the Company Group.
(d)     The members of the Company Group are in compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices (including without limitation health and safety legislation, workers compensation legislation and discrimination legislation and the Australian Fair Work Act 2009 (Cth)), terms and conditions of employment of employees, contractors former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, industrial instruments including without limitation the General Retail Industry Award 2020 and the Clerks – Private Sector Award 2020, collective bargaining, fair labor standards, occupational health and safety, personal rights, immigration, and any other labor and employment-related matters. No member of the Company Group is party to, or otherwise bound by, any consent decree with, or citation any Governmental Authority relating to employees or employment practices. With respect to U.S. based employees, the members of the Company Group (as applicable) maintain accurate and complete Form I-9s with respect to each of its former and current employees in accordance with applicable laws concerning immigration and employment eligibility verification obligations. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Authority with respect to any current or former employee, consultant or director of any member of the Company Group.
(e)    None of the workers from outsourcing companies or service contractors, fixed-term or contract-basis workers, secondees from suppliers, subcontractors or manpower supply companies, nor other non-regular workers shall be treated as an employee of the Company Group for purposes of the relevant Law, including the Australian Fair Work Act 2009 (Cth), and the Company Group shall not be subject to any obligation to employ any such person.
(f)    Except as set forth in Section D.17(e) of the Disclosure Schedule, there is no pending litigation or objection filed by any of the employees or contractors of the Company Group relating to labor dispute, or the calculation or payment of ordinary wages or other wages or allowances, and no labor dispute, litigation or objection is expected to take place against the Company Group in the future, including in any Australian court or tribunal, the Australian Human Rights Commission and Fair Work Commission.
(g)    There are no pending, and there have not been in the past three (3) years any, allegations against any current or former officer, employee or other Service Provider of any member of the Company Group for, and, to the Knowledge of the Company, no such individual has engaged in, harassment, discrimination or similar misconduct of any nature, or breach of any policy of any member of the Company Group relating to the foregoing; and no such allegation is pending or, to the Company’s Knowledge, threatened or reasonably anticipated.

(h)     As of the date hereof: (a) no labor union or other collective bargaining unit represents or, to the Company’s Knowledge, claims to represent any Service Providers; and (b) to the Company’s Knowledge, there is no union campaign being conducted to solicit cards from Service Providers to authorize a union to request a National Labor Relations Board certifications election with respect to any Service Providers. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Company’s Knowledge, threatened against any member of the Company Group and no member of the Company Group has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three years. There are no unfair labor practice or similar charges pending before the National Labor Relations Board or any other Governmental Authority, or any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Company’s Knowledge, threatened by or on behalf of any Service Provider.
(i)    (i) The Company Group have paid in full to all of their respective Service Providers or adequately accrued in accordance with AAS all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such Service Providers; (ii) there is no claim with respect to payment of wages, salary, or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by the Company Group; and (iii) no member of the Company Group is a party to, or otherwise bound by, any Court Order or any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.
(j)    With respect to each Company Employee Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.
(k)    During the three years prior to the date of this Agreement, no member of the Company Group has engaged in or effectuated any layoff, reduction in force, “plant closing”, employee “mass layoff” or redundancy (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988 and the Australian Fair Work Act 2009 (Cth), as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any member of the Company Group.
(l)    Except as listed in Section D.17(l) of the Disclosure Schedule, since January 1, 2020, no member of the Company Group has taken any action related to the COVID-19 pandemic with respect to its employees or other Service Providers, including implementing workforce reductions, terminations, redundancies, furloughs or changes to compensation, benefits or working schedules, or changes to Company Employee Plans, and, in any case, none of the foregoing actions are reasonably anticipated. Schedule D.17(l) of the Disclosure Schedule completely and accurately sets forth the aggregate principal amount of any loans, including the portion thereof that will be forgivable, deferred Taxes or any Tax credits applied for, claimed or received under any applicable law, regulation, order or directive issued by any Governmental Authority or public health agency in connection with the COVID-19 pandemic, including under the CARES Act.

(m)    Except as set forth in Section D.17(m) of the Disclosure Schedule, each current or former independent contractor, consultant or agency employee has entered into customary covenants regarding confidentiality, non-competition and assignment of Intellectual Property in such Person’s agreement with the Company Group, a copy of which has been previously delivered to Buyer. No current or former independent contractor or consultant of the Company Group could be deemed to be a misclassified employee. No independent contractor is eligible to participate in any Company Employee Plan. No member of the Company Group has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.
(n)    To the extent JobKeeper Payments or other COVID-related incentives, credits, payments or otherwise have been received by the Company Group from a Governmental Authority, the relevant member of the Company Group has complied with all eligibility requirements for such benefits as required by a Governmental Authority from time to time including the requirements of the Coronavirus Economic Response Package (Payments and Benefits) Rules 2020.
(o)    There are no material liabilities, whether contingent or absolute, of any member of the Company Group relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Company Employee Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.
(p)    Except as set forth in Section D.17(p) of the Disclosure Schedule, none of the Company Group’s employees or contractors has made a workers’ compensation claim that remains unresolved, and, to the Company’s Knowledge, none of them has any existing injury, disability or illness which will materially affect his or her ability to perform his or her normal duties as an employee of the Company Group.
(q)    Each member of the Company Group has accrued and paid (i) all leave entitlements for its employees in accordance with applicable legislation; and (ii) each employee and each former employee in full all amounts due and payable prior to Closing.
(r)    Except as set forth in Section D.17(r) of the Disclosure Schedule, no Employee is entitled to any payment or benefit or increased payment or benefit as a direct or indirect result of any change of control of the Company Group.
(s)    Neither the Company nor any Subsidiary has given any commitment (whether legally binding or not) to increase or supplement any remuneration, compensation or benefit of an employee.

(t)    With respect to any superannuation or pension funds to which the Company Group contributes or is obliged to contribute: (i) the relevant member of the Company Group has paid at least the prescribed minimum level of superannuation support for each of the employees (and former employees) so as to not incur a shortfall amount or charge under the Superannuation Guarantee (Administration) Act 1992 (Cth) or the Superannuation Guarantee Charge Act 1992 (Cth); (ii) the relevant member of the Company Group has made all superannuation contributions required under any award or industrial instrument for the employees (and former employees) and have satisfied in all material respects all laws relating to superannuation applicable to the Company and each Subsidiary; and (iii) in respect of Australian employees, each Company Employee Plan is a complying superannuation fund within the meaning of the Australian Superannuation Industry (Supervision) Act 1993 (Cth).
18.    Compliance.
(a)    The Company Group and the conduct of the Business have not violated and are in compliance in all material respects with all Laws and Court Orders relating to the Company Group, the Business, or the assets of the Company Group. No member of the Company Group has received any notice to the effect, or otherwise been advised, that it is not in compliance with any such Laws or Court Orders, and the Company Group has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.
(b)    No member of the Company Group is in violation of any Environmental Laws, and no material expenditures are required in order to comply with such Environmental Laws.
19.    Intellectual Property.
(a)    Disclosure of Intellectual Property. Section D.19(a) of the Disclosure Schedule contains a true, correct and complete list of all Company Registered Intellectual Property, including all: (i) Patents (including patent applications) and invention disclosures, (ii) registered and applied-for Marks, (iii) registered and applied-for Copyrights, and (iv) Internet domain names, including for each item (A) the name of the applicant/registrant and current owner of record, (B) the jurisdiction where the application/registration is located, (C) the application or registration number, (D) the status of the application or registration, (E) for Marks, Copyrights and Internet domain names – the expiration date, and (F) all payments and filings that are due, and all other actions that must be taken, within 120 days after the date of this Agreement with respect to each item of Company Registered Intellectual Property, including the payment of any registration, maintenance, or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Company Registered Intellectual Property.
(b)    Section D.19(b) of the Disclosure Schedule sets forth a true, correct and complete list of all (i) social media accounts, pages or profiles registered in the name of any member of the Company Group, and (ii) Company Owned Intellectual Property that is material to a member of the Company Group and that constitutes (x) unregistered Marks, (y) Software or (z) material unregistered Copyright.
(c)    Except as set forth in Section D.19(c) of the Disclosure Schedule:
(i)    Each item of Company Registered Intellectual Property is valid, enforceable and subsisting, and has not been cancelled, expired or abandoned;

(ii)    The operation by any member of the Company Group of its respective business, and the conduct of, and the use of the Company Owned Intellectual Property and the making, using, selling, importing, offering for sale, sale, distribution, or other exploitation of the Products in connection with, the respective businesses of the members of the Company Group has not and does not conflict with, infringe upon, conflict with, dilute, misappropriate or otherwise violate any Intellectual Property rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction to which any member of the Company Group or the business of the Company Group is subject. The Company Group has not received any written invitation to license, cease and desist or letter or notice from any Person claiming that the Company Group, the Company Owned Intellectual Property, the Company Group’s use of any Intellectual Property, the making, using, selling, importing, offering for sale, distribution or other exploitation of the Products, or the operation of the business of the Company Group infringes, dilutes, conflicts with, misappropriates or otherwise violates or conflicts with the rights of any Person in or to any Intellectual Property, or constitutes unfair competition or trade practices under the laws or regulations of any jurisdiction, including any claim that any member of the Company Group must license or refrain from using any Intellectual Property rights of any Person (nor to the Knowledge of the Company is there any basis therefor);
(iii)    No Person has infringed, conflicted with, diluted, misappropriated, or otherwise violated any Company Owned Intellectual Property or is infringing upon, conflicting with, diluting, misappropriating, or otherwise violating any Company Owned Intellectual Property, and no member of the Company Group has instituted or threatened to institute any Proceeding against any Person with respect to the foregoing in this subsection (iii);
(iv)    The Company Group has taken all reasonable measures in accordance with customary industry practice to obtain, maintain, police and protect the confidentiality, secrecy and value of (A) all Company Owned Intellectual Property that is considered confidential or proprietary by the Company as of the date of this Agreement including any trade secrets and Source Code including in the Company Owned Intellectual Property and (B) all Intellectual Property of third parties that is considered confidential or proprietary by such third parties, including by entering into appropriate confidentiality agreements with Persons with access to such Company Owned Intellectual Property or such third party Intellectual Property;
(v)    There is no (A) Proceeding, charge, complaint, claim or demand threatened or initiated by any other Person pending, threatened or outstanding against the Company Group (1) concerning the matters described in Section 19(a)(ii) of this Annex D or (2) challenging the validity, enforceability, ownership or use of any Company Owned Intellectual Property; or (B) Court Order against the Company or any other member of the Company Group or settlement agreement that a member of the Company Group is a party to or, to the Knowledge of the Company, any other Court Order or settlement agreement restricting in any respect the use or exploitation of any Company Owned Intellectual Property;

(vi)    A member of the Company Group is the sole and exclusive owner of each item of Company Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, and possesses a valid, continuing and enforceable license or valid right to use all Non-Owned Intellectual Property used in the businesses of the Company Group as currently conducted, as it has been conducted during the past year and as proposed to be conducted. A member of the Company Group solely and exclusively owns Products set forth on Section D.19(b) of the Disclosure Schedule; and
(vii)    No member of the Company Group has made or entered into any Contract that (A) grants any Person exclusive rights in, to or under any Company Owned Intellectual Property, or (B) grants any Person the right to sublicense any Company Owned Intellectual Property.
(d)    A member of the Company Group owns or has a valid right to access and use all Software, computer systems, servers, network equipment, databases, websites, routers, hubs, switches, circuits, networks, equipment and other computer hardware and technology and associated documentation used to process, store, maintain and operate data, information and functions used in connection with the businesses of the Company Group, and any instance of using a cloud provider (the “Company IT Systems”). The Company IT Systems are in good working order and condition in all material respects, function in accordance with all applicable specifications, and are adequate and sufficient for, and operate and perform in all material respects as required in connection with, the operation of the businesses of the Company Group as currently conducted, as it has been conducted during the past year and as proposed to be conducted. The Company IT Systems are free from any critical defects. The Company Group has established and maintains appropriate and reasonable disaster recovery plans, procedures, data backup, data storage and system redundancy procedures, equipment and facilities (collectively, the “Disaster Recovery Plans”) of a scope consistent in all material respects with (i) customary industry practice in the event of a disaster, emergency or persistent equipment or telecommunications failure affecting the Company and/or its Subsidiaries or its or their customers, (ii) all applicable Laws and (iii) all Contracts to which any member of the Company Group is party. The Company Group carries out periodic audits and tests of the Disaster Recovery Plans and is in full compliance with the Disaster Recovery Plans in all material respects. The Group Company has at all times implemented security patches or upgrades that are generally available for the Company IT Systems where such patches or upgrades are reasonably required to maintain their security. The Company Group uses, and has at all times used, reliable methods (including passwords) to ensure the correct identity of the users of its Software, databases, systems, networks and internet sites and the correct identity of its customers, and use reliable encryption (or equivalent) protection to guarantee the security and integrity of transactions executed through its Software, databases, systems, networks and internet sites.

(e)    There are no material bugs, logic errors, defects or other programming errors in any Company Software that is used by the Company or any of its Subsidiaries or offered by any member of the Company Group to any of their respective customers or any Company IT Systems. No Company IT System or Company Software contains “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of Products, Company Owned Intellectual Property (or any parts thereof), or data or any other code, software routine, or instructions designed or intended to have, or capable of disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, including any Company IT Systems (collectively, “Contaminants”), and Company Group has taken all reasonable steps to prevent the introduction of Contaminants into the Products and Company IT Systems. None of the Company IT Systems or Company Software constitutes, contains, or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), records a user’s actions or location without such user’s knowledge and consent, or employs a user’s Internet connection without such user’s knowledge and consent to gather or transmit information on such user or such user’s behavior.
(f)    There has been no unauthorized use, access, interruption, modification, or corruption of, and there have otherwise been no unauthorized intrusions or breaches of security of, the Company IT Systems that have caused, or could reasonably be expected to cause, any: (i) disruption to any Company IT Systems, interruption in the conduct of the Company Group’s businesses or extortion of third-party control over any of the Company IT Systems; (ii) loss, destruction, damage or harm of or to the Company Group or its businesses; (iii) liability of any kind to the Company Group; or (iv) loss, damage, corruption or unauthorized access, collection, use, storage, handling, retention, destruction, disclosure, modification or other misuse of any data stored or contained therein, including Personal Data.
(g)    Section D.19(g)(i) of the Disclosure Schedule contains a complete and accurate list of all Free or Open Source Software that is used by any member of the Company Group, including any that has been incorporated into, embedded, integrated, bundled, combined with or linked to any Product or Company Software in any way, or from which any Products or Company Software was derived, and which describes accurately the applicable license for each such item of Free or Open Source Software, and whether any Free or Open Source Software program was incorporated into, combined with or linked with any Product or Company Software (such description shall also include whether the Free or Open Source Software was modified, distributed, conveyed or licensed out by the Company or any of its Subsidiaries). Section D.19(g)(ii) of the Disclosure Schedule contains a complete and accurate list of all Company Software that is distributed or made available as Free or Open Source Software.

(h)    No member of the Company Group has used, linked, called, distributed, or modified any Free or Open Source Software in a manner that (i) obligates any member of the Company Group to publicly make available any Company Source Code, (ii) requires that any Company Source Code or Company Software be licensed, distributed, or made available for the purpose of making derivative works, or be licensed, distributed, or made available under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributed at no charge, or to permit any Person to perform such action, or (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Owned Intellectual Property. The Company Group is in compliance with all terms and conditions of any license or agreement for Free or Open Source Software that is or has been used by a member of the Company Group or is otherwise contained in, incorporated into, linked or called by, distributed with, or otherwise used by any computer Software. None of the inventions claimed in any of the Patents included in the Company Intellectual Property are practices by any of the Free or Open Source Software that have been used by any member of the Company Group.
(i)    No member of the Company Group (nor any other Person acting on its or their behalf) has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services to the Company or its Subsidiaries.
(j)    No member of the Company Group has entered into any Contracts with any Person requiring, upon the absence or occurrence of an event or default, the disclosure or license or release from escrow of any Company Source Code. The execution of this Agreement will not result in the disclosure to a third party of Company Source Code (including any release from escrow of any such Company Source Code).
(k)    The Company Intellectual Property constitutes all the Intellectual Property necessary and sufficient to conduct the respective businesses of the Company Group as currently conducted, as it has been conducted during the past year and as proposed to be conducted.
(l)    Neither this Agreement nor the consummation of the Transaction will cause: (i) the Buyer Parties, any of their respective Affiliates or any member of the Company Group to grant to any third party any right to any Intellectual Property owned by any of them, (other than the current grants by the Company Group with respect to the Company Owned Intellectual Property), (ii) the Buyer Parties, any of their respective Affiliates or any member of the Company Group to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement, (iii) the Buyer Parties, any of their respective Affiliates or any member of the Company Group to be in breach of any applicable Laws (including the Information Privacy and Security Laws), (iv) the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of any member of the Company Group in any Company Owned Intellectual Property, (v) any member of the Company Group to be required to publish, disclose, deposit in escrow, license or otherwise make available any Company Source Code or for any such Company Source Code to be released from escrow to any other Person.

(m)    No funding, facilities or resources of any Governmental Authority, university, college, other educational institution or research center was used in the development of the Company Owned Intellectual Property (including any such development by any Contributor) and no such entity has the right to obtain ownership of or other right or interest in or to any Company Owned Intellectual Property. No member of the Company Group has been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate a member of the Company Group to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.
(n)    Each current or former employee, advisor, partner, consultant or contractor of any member of the Company Group and any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property for or on behalf of any member of the Company Group) (each such Person, a “Contributor”), has executed and delivered written valid and enforceable contracts with the applicable member of the Company Group that (i) contain customary confidentiality and non-competition covenants, (ii) validly assign to the applicable member of the Company Group all Intellectual Property, to the extent permitted by applicable Laws, relating to the businesses of the Company Group that are or were created, invented or developed by such Contributors during the course of their work for or on behalf of a member of the Company Group and (iii) obtain from each Contributor the irrevocable consent to any act by the Company Group, its officers, employees, successors in title or licensees that would otherwise infringe, any moral rights of the Contributor. Each member of the Company Group has fulfilled all obligations under such agreements with Contributors including any obligation to provide compensation, payment or other consideration thereunder and in accordance with applicable Laws. No Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to Company Owned Intellectual Property, nor has any Contributor made any assertions in writing to the Company Group with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement nor the Transaction will provide any Contributor with any such right, claim, interest or option.
20.    Data Privacy.
(a)    Privacy Policies. Section D.20 of the Disclosure Schedule contains each Company Privacy Policy that is or previously has been in effect and identifies, with respect to each Company Privacy Policy, the period of time during which such privacy policy was or has been in effect.

(b)    Data Privacy Compliance. The Company, each Subsidiary and, to the Company’s Knowledge, all Data Partners, comply and have complied in all material respects with all Information Privacy and Security Laws, and in all material respects with all Company Privacy Policies and contractual commitments applicable to the Company or its Subsidiaries relating to the Processing of Personal Data (“Privacy Commitments”). The Company and each Subsidiary have at all times: (1) had all necessary authority to Process Personal Data in the Company’s and the Subsidiaries’ possession or under their control; and (2) obtained any necessary consents and authorizations from, all applicable Persons as required by Information Privacy and Security Laws. Neither the execution, delivery, and performance of this Agreement and any of the other agreements referred to in this Agreement nor the consummation of the Transaction, nor the Buyer Parties’ taking over or Processing of the Personal Data Processed by the Company and its Subsidiaries in the same way that the Company and its Subsidiaries currently Process such Personal Data, will (1) result in any material violation of any Privacy Commitments, (2) require the consent of or provision of notice to any Person concerning such Person’s Personal Data or (3) otherwise prohibit the transfer of Personal Data in the possession or control of the Company or its Subsidiaries to any Buyer Party. To the extent that any Personal Data transferred as part of the Transaction satisfies the definition of “personal information” as defined by the CCPA, for the avoidance of doubt, all such Personal Data is an asset that will be transferred as part of the Transaction, as contemplated by section 1798.140(t)(2)(D) of the CCPA.
(c)    Data Partners. The Company and each Subsidiary have contractually obligated all vendors, Service Providers, and other Persons who, in each case, Process Personal Data on behalf of the Company or the Subsidiaries (“Data Partners”) to Process Personal Data in accordance with all Privacy Commitments. There are no agreements or relationships under which the Company or its Subsidiaries, on the one hand, and any Person, on the other hand, are joint controllers of Personal Data. To the Company’s Knowledge, no Data Partner is in breach of its contractual obligations.
(d)    Security Measures. The Company and its Subsidiaries have implemented and maintained and required all Data Partners to implement and maintain commercially reasonable security measures, plans, procedures, controls, and programs, including a written information security program to (1) protect and maintain the security of any Personal Data which the Company and its Subsidiaries Process and to protect such Personal Data against any accidental or unauthorized access, use, loss, disclosure, alteration, destruction, compromise, or other unauthorized Processing of Personal Data owned, used, maintained, received, or controlled by or on behalf of the Company or its Subsidiaries (a “Security Incident”); (2) identify and address internal and external risks to the privacy and security of Personal Data in their possession or control; and (3) provide prompt notification in compliance with Information Privacy and Security Laws in the case of any Security Incident.
(e)    Security Incidents, Claims, Actions, Investigations. The Company and its Subsidiaries have not (1) experienced any material Security Incidents, or (2) been required pursuant to any Privacy Commitment to notify customers, consumers, employees, Governmental Authorities, or any other Person of any Security Incident. The Company and its Subsidiaries have not been the subject of any Proceeding with respect to actual or alleged unauthorized Processing of Personal Data or violation of any Privacy Commitment; been the subject of any inquiry, investigation or enforcement action of any Governmental Authority with respect to compliance with any Information Privacy and Security Law, or received any written notice, request, claim, complaint or other communication from any Governmental Authority or other Person relating to any Security Incident or violation of any Privacy Commitments. There are no unsatisfied data subject rights requests in respect of Personal Data Processed by the Company or any Subsidiary.

(f)    Cardholder Data. To the extent that the Company or any Subsidiary Processes, transmits, or stores any financial account numbers (such as credit card, bank account, or debit card numbers) (“Cardholder Data”), the security procedures, processes, and systems of the Company and each Subsidiary have complied in all material respects with contractual obligations and requirements related to the collection, storage, processing, and transmission of Cardholder Data, including those established by the payment card industry, payment brands, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard (“PCI DSS”)).
21.    Inventory.
(a)    All Inventory: (i) is of good and merchantable quality, is fit for the purpose for which such inventory is ordinarily acquired and complies with any relevant statutory requirements; (ii) is manufactured to proper standards (iii) contains labelling and packaging, if any, which is not false, misleading or deceptive and does not contravene any applicable law; (iv) has not been the subject of any product liability claims and (v) which is excessive, redundant, obsolete or slow moving has been written off or written down as appropriate.
(b)    All products manufactured, sold or supplied by the Company Group in the past three (3) years: (i) are of good merchantable quality; (ii) are fit for the purpose for which it is generally sold by any member of the Company Group in the Business; (iii) materially conform to all applicable descriptions, specifications and standards and conform to all applicable laws relating to manufacture, storage, handling and sale of such products; and (iv) have not been the subject of any product liability claims.
22.    Related Party Transactions.
(a)    Except as set forth on Section D.22(a) of the Disclosure Schedule, no Related Party of the Company Group: (i) has or has had any interest in any material asset used in or otherwise relating to the business of the Company Group; (ii) is or has been indebted to the Company Group (other than for ordinary travel advances); (iii) has entered into, or has had any financial interest in, any Material Contract, transaction, or business dealing involving the Company Group; (iv) is competing, or has at any time competed, with the Company Group; or (v) has any claim or right against the Company Group (other than rights to receive compensation for services performed as an employee of the Company Group or other rights arising in the ordinary course of employment). No member of the board of directors (or other similar body) of a member of the Company Group has ever had a conflict of interest with respect to the Company Group, and each such member has provided confirmation of the foregoing to the Company Group in accordance with applicable Laws.
(b)    Except as set forth on Section D.22(b) of the Disclosure Schedule, there are no interests, relationships, Contracts, claims, or rights of the type described in clauses (i) through (v) of Section D.22(a) between a member of the Company Group on the one hand and a Related Party of any Buyer Party on the other hand.

23.    Anti-Corruption; Export Controls.
(a)    No member of the Company Group nor any of their respective directors, officers, employees, agents, contractors, consultants or any other Person affiliated with or acting for or on behalf of the Company Group or the Business has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment or benefit to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain or retain favorable treatment in securing business, (B) to pay for favorable treatment for business secured or to be secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company Group or any of their respective Affiliates, or (D) in violation of any Laws, including the Australian Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth), the Australian Criminal Code Act 1995, the Australian Autonomous Sanctions Act 2012, the Australian Customs Act 1901, the Australian Charter of the United Nations Act 1945, the Corporations Act or the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and all other associated financial record keeping and reporting requirements, rules, regulations and guidelines in any jurisdiction in which the Company Group conducts its business (collectively, “Anti-Corruption, Sanctions and Anti-Money Laundering Laws”) or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company Group. No member of the Company Group nor any of their respective Affiliates has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers or advertisers. No Service Provider has bribed another Person intending to obtain or retain business or an advantage in the conduct of business of the Company Group, and the Company Group has in place adequate procedures designed to prevent employees of the Company Group from undertaking any such conduct. No member of the Company Group nor any of their respective officers, directors, employees, agents, contractors, consultants or any other Person affiliated with or acting for or on behalf of the Company Group or the Business are the subject of any allegation, voluntary disclosure, investigation, audit, prosecution, inquiries or other enforcement action related to Anti-Corruption, Sanctions and Anti-Money Laundering Laws. Each member of the Company Group and all of their respective directors, officers, employees, agents, contractors, consultants and any other Person affiliated with or acting for or on behalf of the Company Group or the Business is, and has been, in compliance in all material respects with all Anti-Corruption, Sanctions and Anti-Money Laundering Laws. The Company Group has adequate procedures designed to prevent their directors, officers, employees, agents, contractors, consultants and any other Person affiliated with or acting for or on behalf of the Company Group or the Business from being party to, or involved with, transactions which may be intended to disguise the original ownership and control of the proceeds of criminal conduct and those procedures have, at all times, been complied with or followed.
(b)    The Company Group has complied with all applicable export and re-export control Laws, including the Export Administrative Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the U.S. Department of State. No member of the Company Group has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any Products, Software, or technology to any destination or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Authority as required by such Laws. Each member of the Company Group is in compliance with all U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

24.    Employee Benefit Plans.
(a)    Section D.24(a) of the Disclosure Schedule sets forth a complete and correct list of all Company Employee Plans with each Foreign Benefit Plan separately designated as such. The Company has made available to Buyer a true and complete copy, as applicable, of (i) each Company Employee Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing; (ii) the most recent summary plan description for each Company Employee Plan (as well as any summary of modifications or amendments thereto); and (iii)  the most recently received determination or opinion letter, if any, issued by the IRS and each currently pending application for a determination letter with respect to any Company Employee Plan that is intended to qualify under Section 401(a) of the Code. No audits or investigations are in process with respect to any Company Employee Plan performed by any Governmental Authority. Other than matters implemented by or at the direction of Buyer following the Closing, no member of the Company Group has any plan or commitment to adopt or enter into any additional Company Employee Plan or to amend or terminate any existing Company Employee Plan.
(b)    Each Company Employee Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws (including, to the extent applicable, ERISA and the Code). Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS that the Company Employee Plan is so qualified, to the Company’s Knowledge, and nothing has occurred that would reasonably be expected to result in loss of qualification. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Company’s Knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.
(c)    No Company Employee Plan is (i) a defined benefit pension or similar pension plan (whether or not qualified under applicable Law), (ii) a pension or similar plan (whether or not qualified under applicable Law) maintained by more than one employer, or (iii) a pension plan or similar plan (whether or not qualified under applicable Law) subject to funding requirements under applicable Law, and no member of the Company Group maintains or contributes to, has at any time maintained or contributed to, or has any Liability or obligation, whether actual or contingent, with respect to, any such plans or arrangements described in the foregoing clauses (i) through (iv). No Company Employee Plan is subject to Title IV of ERISA, and no liability under Title IV of ERISA has been or, to the Company’s Knowledge, is reasonably expected to be incurred by any member of the Company Group. No Company Employee Plan is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code.
(d)    No member of the Company Group has any obligation to provide (whether under a Company Employee Plan or otherwise) health, accident, disability, life insurance, death, or other welfare benefits with respect to any current or former Service Provider, or the spouses, dependents, or beneficiaries thereof, beyond the termination of employment or service of any such Service Provider, other than as required under any applicable Law.

(e)    Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise), could (i) entitle any current or former Service Provider or any group of such Service Providers to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider or any such group of Service Providers; or (iii) accelerate the vesting, funding, or time of payment of any compensation, equity award, or other benefit.
(f)    No Proceeding (including, without limitation, any audit or investigation by any Governmental Authority) is pending or, to the Knowledge of the Company, threatened against, by, or on behalf of any Company Employee Plan or the assets, fiduciaries, or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Employee Plan, (i) to the Company’s Knowledge, no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred and (ii) no lien has been imposed under any applicable Laws. There has not been any prohibited transaction under applicable Law with respect to or relating to any Company Employee Plan.
(g)    No member of the Company Group has made any filing in respect of any Company Employee Plan under any amnesty or voluntary correction program.
(h)    All contributions (including all employer contributions and employee salary reduction contributions), benefits, premiums, or payments required to be made with respect to any Company Employee Plan have been made on or before their due dates, or, to the extent not yet due, have been adequately accrued on the Company’s latest financial statements in accordance with the terms of the Company Employee Plan and all applicable Laws.
(i)    Section D.24(i) of the Disclosure Schedule sets forth any and all Indebtedness owed to the Company Group by any current or former Service Provider.
(j)    With respect to each Company Employee Plan that is governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former Service Provider (or any dependent thereof) who resides outside of the United States (each a “Foreign Benefit Plan”), (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iii) neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any material liability with respect to such Foreign Benefit Plan, and (iv) such Foreign Benefit Plan does not have any material unfunded or underfunded liabilities not accurately accrued in accordance with applicable laws and accounting standards.
(k)    The obligations of all Company Employee Plans that provide health, welfare, or similar insurance are fully insured by bona fide third-party insurers.

(l)    No member of the Company Group is obligated to pay a Tax gross-up to any Person. No amounts paid or payable by any member of the Company Group are subject to any Tax or penalty imposed under Section 409A or Section 457A of the Code.
(m)    Neither the execution and delivery of this Agreement nor the consummation of the Transaction contemplated by this Agreement will (i) result in any payment (including, without limitation, severance or golden parachute) becoming due to any current or former employee, consultant or director of the Company, (ii) increase any compensation or benefits otherwise payable to any current or former employee, consultant or director of the Company, whether or not under any Company Employee Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits, or (iv) result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).
25.    Harassment.
(a)    The Company Group has adopted the written policy or policies regarding harassment, discrimination, and bullying set forth on Section D.25(a) of the Disclosure Schedule (collectively, the “Policy”). There have been no allegations, reports, investigations, or incidents of any violation, or alleged violation, by the Company Group, any of their respective current or former directors, officers, or employees, or, to the extent applicable, the Company Group’s agents, consultants, or independent contractors, of the Policy or any predecessor policy thereof.
(b)    There is no, and since June 1, 2018 has not been any, Proceeding threatened, initiated, or pending against the Company Group, any of their respective current or former directors, officers, or employees, or the Company Group’s agents, consultants, or independent contractors, related to violations, or alleged violations, of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Australian Age Discrimination Act 2004 (Cth), the Australian Human Rights Commission Act 1986 (Cth), the Australian Racial Discrimination Act 1992 (Cth), the Australian Disability Discrimination Act 1975 (Cth), the Australian Sex Discrimination Act 1984 (Cth) or other applicable federal, state, or local laws prohibiting discrimination against employees, including the regulations promulgated thereunder (collectively, “Anti-discrimination Laws”).
(c)    The Company Group has implemented and maintain training policies and internal controls designed to promote and achieve compliance with the Policy and Anti-discrimination Laws and as required under applicable law.
(d)    The Company Group, their respective current and former directors, officers, and employees, and, to the extent applicable, the Company Group’s agents, consultants, and independent contractors have complied with the Policy and Anti-discrimination Laws.
(e)    No current or former manager, director, officer, contractor or employee of the Company Group has engaged in or been alleged (whether or not in a formal proceeding) to have engaged in any act that constitutes a Misconduct Claim, and no such allegation is pending or threatened, or has been investigated, litigated, or become the subject of administrative proceedings, against or with respect to the Company Group or any of their respective current or former managers, directors, officers, or employees whether or not in their capacity as a manager, director, officer or employee of the Company Group or otherwise. The term “Misconduct Claim” means any claim relating to:

(i)    sexual harassment, gender discrimination, or any other unlawful act of a similar nature;
(ii)    harassment, discrimination, or any other unlawful act of a similar nature directed at an individual due to a characteristic protected in the Policy or by applicable Anti-discrimination Laws, including race, religion, national origin, age, disability, sexual orientation, or gender identity or expression;
(iii)    other acts of a similar nature, whether or not they meet the legal definition of actionable harassment, that could reasonably be expected to bring the Company Group into public contempt or ridicule or be injurious to the business or reputation of the Company Group or of their respective executives or employees in a material way;
(iv)    advances or comments made to (x) a subordinate employee or (y) a person who has not invited such conduct if, at the time, the recipient could reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects, including:
a.    sexual advances,
b.    lewd or sexually explicit comments, or
c.    the sending of sexually explicit images;
(v)    making or sending verbal or written statements or graphic images intended to insult, offend, threaten, or be derogatory to individuals based on a characteristic protected in the Policy or by applicable Anti-discrimination Laws, including through social media posts; or
(vi)    a retaliatory act for refusing, opposing, or participating in an investigation into allegations of any of the above.
(f)    No member of the Company Group has terminated any current or former manager, director, officer, or employee related to any Misconduct Claim, or entered into any settlement or settlement discussions with any person regarding a Misconduct Claim. There are no facts existing that would be the actual basis for a Misconduct Claim against any third party whose services or business relationship are material to the Company Group that could reasonably be expected to bring the Company Group into public contempt or ridicule or be injurious to the business or reputation of the Company Group or of their respective executives in a material way.

26.    Tax Matters.
(a)    Tax Returns and Payments. All Tax Returns required to be filed by or on behalf of any member of the Company Group have been timely and properly filed and are true, accurate, and complete in all material respects. All Taxes of the Company Group or for which a member of the Company Group could be liable that are due and payable (whether or not shown on any Tax Return) have been timely and properly paid. The Company has delivered to Buyer true, accurate, and complete copies of all Tax Returns filed by or on behalf of the Company, any of its predecessors, or any of its Subsidiaries for all taxable years remaining open under the applicable statute of limitations, which will include at a minimum the last three Tax years, and including, promptly upon their availability, for the most recent taxable year. Section D.26(a) of the Disclosure Schedule lists each jurisdiction in which any member of the Company Group is required to file a Tax Return and the relevant form(s) of Tax Return(s) required to be filed. No claim has ever been made by a Tax Authority in a jurisdiction where a member of the Company Group does not file a Tax Return that it is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return. The Company Financial Statements properly and adequately accrue or reserve for Tax Liabilities of the Company Group in accordance with the AAS. No power of attorney with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority or other Governmental Authority with respect to the Company or any of its Subsidiaries.
(b)    Tax Reserves. As of the Last Balance Sheet Date, the unpaid Taxes of the Company Group did not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included on the face of the Last Balance Sheet (rather than in any notes thereto). Since the Last Balance Sheet Date, no member of the Company Group has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.
(c)    Audits; Claims. No Tax Return of any member of the Company Group is currently being examined or audited by any Governmental Authority. No member of the Company Group has received from any Governmental Authority any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Return, any Tax assessment or deficiency, or any payment or collection of Taxes of the Company Group has been granted by or requested from any member of the Company Group. No claim, assessment, investigation, dispute, Proceeding, or other action is pending or threatened against any member of the Company Group in respect of any Tax. There is no Encumbrance for Taxes upon any of the assets of the Company Group except for Permitted Encumbrances.
(d)    Adjustments in Taxable Income, Etc. No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting; (ii) Contract with any Governmental Authority; (iii) intercompany transaction; (iv) installment sale; or (v) prepaid amount received; or (vi) other transaction, in each case occurring on or before the Closing Date. No member of the Company Group is currently, or for any period for which a Tax Return has not been filed will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date under applicable Laws as a result of transactions, events, or accounting methods employed before the Closing.

(e)    Distributed Stock; Tax Basis. Neither the Company, nor any of its Subsidiaries, nor any of their respective Affiliates or predecessors by merger or consolidation, has been a party to a spin-off or split-off transaction.
(f)    Tax Holidays. Section D.26(f) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays, Tax incentives, or other Tax reduction agreements or arrangements applicable to the Company Group. The Company has provided to Buyer all documentation relating to any such agreements or arrangements. Each member of the Company Group is in compliance with the requirements for any such agreements or arrangements and have been in compliance since such agreement or arrangement was originally claimed by such member of the Company Group, as applicable, and none of the agreements or arrangements will be jeopardized by the Transaction. No member of the Company Group has applied for or received a ruling or determination from a Governmental Authority regarding a past or prospective transaction.
(g)    Penalties. Each member of the Company Group has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of underpayment penalties under applicable Laws
(h)    Substantial Understatements and Listed Transactions. No member of the Company Group has (i) consummated or participated in, or is currently participating in, any transaction which was or is a Tax shelter transaction under applicable Laws or (ii) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for understatement of Tax under applicable Laws. No member of the Company Group has engaged in, or been party to, a scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of Tax. No member of the Company Group has participated, or plans to participate, in any Tax amnesty program.
(i)    Consolidated Return; Transferee or Successor Tax Liability. No member of the Company Group has been a member of a group filing a consolidated, affiliated, combined, unitary or similar group Tax Return (other than a group the common parent of which is the Company) (any such income Tax Return, a “Group Tax Return”). No member of the Company Group has any Liability for the Taxes of any Person (other than the members of the Company Group) under applicable Laws as a result of being a member of a Group Tax Return, as a transferee or successor, by Contract, or otherwise.
(j)    No Partnerships. No member of the Company Group has been a party to any joint venture, partnership, or other arrangement that could be treated as a partnership for Tax purposes. No election has been filed with any Governmental Authority to change the classification of any member of the Company Group for Tax purposes.
(k)    Transfer Pricing. None of the Tax Returns of the members of the Company Group has been adjusted under any transfer pricing provisions of applicable Laws. Each member of the Company Group is, and has been at all relevant times, in compliance with all transfer pricing requirements in all jurisdictions in which such member of the Company Group, as applicable, does business. Each member of the Company Group has prepared contemporaneous transfer pricing documentation as required under applicable Laws in every jurisdiction in which it does business and has provided Buyer copies of such documentation for the last three taxable years.

(l)    Foreign Tax. No member of the Company Group (i) is treated for any Tax purpose as resident in a country other than the country of its incorporation; (ii) has or has had any trade or business, branch, agency, or permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its incorporation or is considered to be a branch, agency, or permanent establishment of an entity resident in a country other than the country of the member of the Company Group’s (as applicable) incorporation; or (iii) has otherwise become subject to Tax jurisdiction in a country other than the country of its incorporation.
(m)    Anti-avoidance. No member of the Company Group has entered into or been a party to any transaction or scheme under which a tax benefit has been obtained that is subject to the anti-avoidance provisions of any Tax Law.
(n)    Withholding. Each member of the Company Group has complied with all applicable Laws relating to the payment, reporting, and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party.
(o)    Tax Sharing Agreements. No member of the Company Group is a party to or bound by any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement, or similar agreement.
(p)    Tainted Tax Entities. No share capital account of any member of the Company Group is “tainted” for the purposes of the Tax Act and no member of the Company Group has taken any action that might cause such entity’s share capital account (as relevant) to become a tainted share capital account, nor has an election been made at any time to untaint such entity’s share capital account.
(q)    Accounts in Deficit. Each franking account of each member of the Company Group is not in deficit and will not be placed into deficit after Closing as a result of an event, matter or circumstance arising in connection with the period prior to Closing.
(r)    Outstanding Debt. No member of the Company Group has had any debt owed by it forgiven such that Division 245 of the Tax Act is not applicable to the Company Group.
(s)    Australian Stamp Duty. In respect of Stamp Duty:
(i)    All documents, instruments, contracts, agreements, deeds or transactions which are liable to Stamp Duty, or necessary to establish the title of any member of the Company Group to an asset, have been duly stamped and had Stamp Duty paid in full in accordance with all applicable Tax Laws.
(ii)    No event has occurred, or will occur as a result of anything provided for in this Agreement, including entry into and completion of this Agreement, that may result in Stamp Duty becoming payable by a member of the Company Group in respect of a corporate reconstruction exemption (or similar exemption or concession) from Stamp Duty that has been granted by a Governmental Authority.

(iii)    No member of the Company Group has in the preceding 3 years, ever been a party to any transaction where an exemption, concession or other relief from Stamp Duty was obtained in relation to that transaction, including any transaction in relation to which the member received, whether wholly or partly, relief from Stamp Duty under any corporate reconstruction, exemption or concession provisions or as a result of ex gratia arrangements in any jurisdiction.
(t)    GST.
(i)    To the extent relevant, each member of the Company Group:
a.    is registered for GST;
b.    has complied with the GST Law, including correctly classifying supplies as GST-free;
c.    has adequate systems to ensure it complies with the GST Law; and
d.    is entitled to full input tax credits for any GST it has paid in connection with a taxable supply made to it.
(ii)    No member of the Company Group is a member of a GST group.
27.    Insurance. Section D.27 of the Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, errors and omissions, product liability, directors’ and officers’ liability, key man, and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, and loss experience history by line of coverage) maintained by the Company Group with respect to or that covers the Business over the last three years. True and correct copies of all such policies or binders have been delivered to Buyer, along with a loss run report for each such policy or binder. All insurance coverage applicable to the Company Group or the Business is in full force and effect, insures the Company Group or the Business, as applicable, in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Laws and by any and all Contracts to which a member of the Company Group is a party, and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums with respect to any such insurance policies except in the Ordinary Course of Business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. There are no outstanding performance bonds covering or issued for the benefit of the Company Group. To the Knowledge of the Company, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised the Company Group that it intends to reduce coverage, increase premiums, or fail to renew existing policy or binder.

28.    Top Suppliers and Vendors. Section D.28 of the Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the 10 largest suppliers or vendors of the Company Group based on the dollar amount of transactions with the Company Group during the last fiscal year, showing the approximate dollar amount of transactions with the Company Group from each such supplier or vendor during such fiscal year. Since the Last Balance Sheet Date, there has been no adverse change in the business relationship of the Company Group with any supplier or vendor named on Section D.28 of the Disclosure Schedule. No member of the Company Group has received any communication from any supplier or vendor named on Section D.28 of the Disclosure Schedule of any intention to terminate or materially reduce the business relationship with, or materially increase the prices of products or services provided to, the Company Group.
29.    Banking Relationships. Section D.29 of the Disclosure Schedule sets forth a complete and accurate description of all arrangements that the Company Group or the Business has with any banks, savings and loan associations, or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, letters of credit and certificates of deposit, or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company Group in respect of any of the foregoing.
30.    Accounts Receivable. The accounts receivable set forth on the Last Balance Sheet, and all accounts receivable arising since the Last Balance Sheet Date, represent bona fide claims of the Company Group or the Business against debtors for products provided or services performed or other charges arising on or before the date of this Agreement, and all products provided and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts, customer, or advertiser requirements. Such accounts receivable are subject to no defenses, counterclaims, or rights of setoff and are fully collectible in the Ordinary Course of Business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Last Balance Sheet and, in the case of accounts receivable arising since the Last Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable that is not greater than the rate reflected by the reserve for bad debts on the Last Balance Sheet. As of the Closing Date, the accounts receivables included in the calculation of the Estimated Closing Net Working Capital will represent bona fide claims of the Company Group against debtors for products provided or services performed or other charges arising on or before the date of this Agreement, and products provided or services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts, customer, or advertiser requirements. Said accounts receivable will be subject to no defenses, counterclaims, or rights of setoff and are fully collectible in the Ordinary Course of Business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth in the calculation of the Estimated Closing Net Working Capital.
31.    No Finder. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company or any of its Affiliates.

32.    No Other Agreements. No member of the Company Group, nor any of their respective officers, directors, stockholders, Representatives, or Affiliates, has any commitment or legal obligation, absolute or contingent, to any other Person or firm other than the Buyer Parties to sell, assign, transfer, or effect a sale of any of the assets of the Company Group, to sell or effect a sale of any equity interest in the Company Group, to effect any merger, consolidation, liquidation, dissolution, or other reorganization of the Company Group, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing. No member of the Company Group is currently engaged in discussions or negotiations with any party other than Parent or the Buyer Parties with respect to any of the foregoing.

Annex E
Representations and Warranties of the Buyer Parties
1.    Organization, Authorization, Enforceability, Non-Contravention.
(a)    Each Buyer Party is dully organized, validly existing and in good standing (if applicable, or the equivalent, if any, in the applicable jurisdiction) under the Laws of its respective jurisdiction of organization and has the requisite corporate or other organizational power to conduct its business as presently conducted, except in each case where the failure to be so qualified or in good standing would not reasonably be expected to prevent, delay or impair the ability of such Buyer Party to perform its obligations under this Agreement and consummate the Transaction.
(b)    Each Buyer Party has full organizational power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction.
(c)    This Agreement has been duly and validly executed and delivered by each Buyer Party. This Agreement constitutes, and upon execution and delivery of the Ancillary Agreements to which each Buyer Party is a party, each of such Ancillary Agreements will constitute, a legal, valid and binding obligation of such Buyer Party, as applicable, enforceable against such Buyer Party in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.
(d)    The execution, delivery and performance by each Buyer Party of this Agreement, and the consummation by such Buyer Party of the Transaction do not: (i) violate or conflict with any provision of the certificate of incorporation or other organizational documents of such Buyer Party; (ii) violate or conflict with, or give any Governmental Authority the right to challenge any Transaction under, any Law applicable to such Buyer Party; or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or the lapse of time, would constitute a default) under, or result in the acceleration of, or give any other Person any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance other than Permitted Encumbrances on any of the assets, properties or equity interests of such Buyer Party pursuant to any Contract to which such Buyer Party is a party; except, in the case of sub-clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that would not reasonably be expected to prevent, delay or impair the ability of such Buyer Party to perform its obligations under this Agreement and consummate the Transaction.
2.    Approvals.
(a)    No Buyer Party is required to obtain any authorization, waiver, consent or approval from its shareholders in connection with or as a condition to its execution, delivery and performance of this Agreement and the Transaction.

(b)    Other than in connection with the Foreign Acquisitions and Takeovers Act (1975), the Exchange Act and the Securities Act, no Buyer Party is required to (a) obtain any authorization, waiver, consent or approval of or (b) make any filing or registration with any Governmental Authority in connection with or as a condition to its execution, delivery and performance of this Agreement and the Transaction other than (i) any authorization, waiver, consent, approval, filing, registration or notice the failure of which to obtain, make or give would not reasonably be expected to prevent, delay or impair the ability of such Buyer Party to perform its obligations under this Agreement and consummate the Transaction, or (ii) as would be required as a result of the identity or regulatory status of any Seller or any Affiliate of any Seller.
3.    Reports.
(a)    Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the date that is twelve (12) months prior to the Effective Date (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the Effective Date, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, with the applicable requirements of the Securities Act, the Exchange Act and the U.S. Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). As of their respective dates (or, if amended, as of the date of such amendment), the Parent Reports did not, and Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved written comments from the SEC with respect to the Parent Reports. As of the date hereof, none of the Parent Reports filed on or prior to the date hereof is the subject of ongoing SEC review.
(b)    The consolidated financial statements of Parent (including, in each case, any related notes thereto) included in the Parent Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presented, in all material respects, the financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited financial statements were or are subject to year-end adjustments which were not or are not expected to be material in amount.
(c)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Parent has taken no action designed to, or, to the knowledge of Parent, likely to have the effect of, terminating the registration of its shares under the Exchange Act or delisting its shares from NASDAQ, nor has Parent received any notification in writing that the SEC or NASDAQ is contemplating terminating such registration or listing. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

4.    Absence of Certain Changes. Since the Applicable Date until the Effective Date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial position, results of operations, businesses, reputations or prospects of Parent and its Subsidiaries taken as a whole.
5.    No Litigation. There is no claim, action (including derivative actions), suit, audit by a Governmental Authority, proceeding or investigation by any Person pending or, to the knowledge of Parent, threatened against Parent that (a) could reasonably be expected to adversely affect the ability of a Buyer Party to consummate the Transaction or (b) that challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the Transaction.
6.    Shares and Capitalization.
(a)    All Acquired Parent Shares that may be acquired by Sellers pursuant to the terms of this Agreement, will be, when acquired by Sellers in accordance with the respective terms hereof, duly authorized, validly issued, fully paid, and non-assessable, and none of such shares shall be subject to any preemptive right, right of first refusal, right of first offer, right of rescission, or similar right. As a result of the Transaction, Sellers will acquire the Acquired Parent Shares, free and clear of any Encumbrances other than (x) restrictions on transfer under applicable securities Laws, (y) any rights or obligations of any Person under this Agreement or any Ancillary Agreement, or (z) any Encumbrance resulting from any acts or omissions of, or from facts or circumstances relating to, Sellers or any of their Affiliates.
(b)    As of June 25, 2021: (i) the authorized capital stock of Parent consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, (ii) there are issued and outstanding: 38,528,956 shares of common stock and no shares of preferred stock, and (iii) there are no other shares of other classes or series of capital stock of Parent authorized or outstanding. As of the Effective Date, there are no accrued or declared but unpaid dividends on any Parent Share.
(c)    Buyer is an indirect, wholly owned Subsidiary of PLBY formed for the purposes of engaging in the transactions contemplated hereby, including effecting the Transaction. Buyer has conducted no activities other than those necessary or appropriate to effectuate the Transaction and any other transactions contemplated hereby.
7.    Solvency. No Insolvency Event has occurred in relation to the Buyer.

8.    Due Diligence by the Buyer Parties. Each Buyer Party (on behalf of itself and its Affiliates) acknowledges and agrees that the representations and warranties of Sellers and the Company contained in this Agreement are the only representations, warranties or assurances of any kind given by or on behalf of Sellers or the Company, and all other representations and warranties of any kind or nature expressed or implied (including, except to the extent set forth herein, any relating to the future or historical financial condition, results of operations, assets or liabilities included in the businesses of the Company Group or the quality, quantity or condition of the assets of the businesses of the Company Group) are specifically disclaimed by Sellers and the Company, and none of Sellers, the Company, Affiliates of any Seller and the Company Group makes or provides any other warranty or representation, and such Buyer Party hereby waives (on behalf of itself and its Affiliates) any other warranty or representation, in each case, express or implied, as to the quality, merchantability, fitness for a particular purpose or condition of the businesses of the Company Group or any part thereof, and notwithstanding anything to the contrary in this Agreement, no other statement, promise or forecast made by or on behalf of Sellers or the Company Group may form the basis of, or be pleaded in connection with, any claim in respect of any matter arising under or in connection with this Agreement or the Transaction.
9.    Availability of Funds. The Buyer Parties have, and at the Closing, the Buyer Parties will have, available cash on hand and/or available lines of credit sufficient to pay the Closing Adjusted Cash Component in full and to otherwise satisfy the payment obligations of Buyer on the Closing Date hereunder.
10.    No Finder. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Buyer Parties.

Annex F
Sample Net Working Capital

Annex G
Applicable Accounting Standards

Annex G-1

May 2021 Management Accounts

Annex H
Form of Escrow Agreement

Annex I
YTD Reference FY2022 Revenue

Exhibit 99.1

PLBY Group to Acquire Honey Birdette

Rapidly Growing Luxury Lingerie Brand Will Expand PLBY Group’s Brand Portfolio and Consumer Product Infrastructure

LOS ANGELES, CA — June 29, 2021 — PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group” or the “Company”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today announced that it has entered into a definitive agreement to acquire Honey Birdette, the fast-growing, luxury lingerie and lifestyle brand. The female-founded, Australia-based business was established in 2006 and has significantly grown its consumer reach and operations to North America and Europe. The acquisition of Honey Birdette will expand PLBY Group’s brand portfolio with a new high-end franchise, and will provide PLBY Group with the product design, sourcing and direct-to-consumer capabilities that the Company will leverage to accelerate the growth of its core apparel and sexual wellness businesses.
“We are extremely excited to welcome Honey Birdette to PLBY Group,” said Ben Kohn, Chief Executive Officer of PLBY Group. “We strongly believe in the power of brands, and are thrilled by Honey Birdette’s potential to become a multi-billion-dollar luxury lifestyle franchise. I’ve been enormously impressed by Eloise and the rest of the Honey Birdette team and the organic, rapid growth they’ve driven. Our plan is two-fold: to leverage PLBY Group and the Playboy brand’s global operations to accelerate Honey Birdette’s expansion into new territories and product categories, and to take advantage of Honey Birdette’s superior product design, sourcing and direct-to-consumer capabilities to accelerate our Playboy-branded lingerie, loungewear, swimwear, and sexual wellness go-to-market plans targeting the masstige consumer. This acquisition is expected to further our mission to become the leading pleasure and leisure lifestyle platform and our commitment to deliver long-term value to our shareholders.”
The Company has signed a definitive agreement to acquire 100% of the equity of Honey Birdette for a purchase price of approximately $333 million in cash and stock. Honey Birdette expects approximately $73 million of revenue and approximately $28 million of EBITDA for the twelve months ending June 30, 2021, representing growth of over 40% and over 95%, respectively, over the prior year period. The acquisition will support the Company’s focus on expanding its leadership in the sexual wellness category and enhance its shared sourcing and product design capabilities. The transaction is expected to close in the third quarter of 2021.
“When I founded Honey Birdette 15 years ago, my ambition was to build a brand for women, by women; a brand that would serve as a platform for confidence and sexual and body empowerment. I am immensely proud of everything we’ve accomplished – with 60 thriving stores across three countries – powered by 350 fierce female ambassadors,” said Eloise Monaghan, Founder and Managing Director of Honey Birdette. “Today is a momentous and proud day for the Honey Birdette team as we enter into partnership with one of the world’s most iconic brands and the lifestyle platform it represents. I’m thrilled to join Ben and the whole PLBY Group team on a mission to build a lifestyle of pleasure for all.”

Building upon its existing digital commerce and brick-and-mortar retail platform, Honey Birdette is focused on expanding its retail footprint across the US, UK and Europe. In the US, new flagship stores will open in the coming months in Dallas, Miami and New York. In addition to regularly released lingerie collections featuring exclusive designs and embroidery, the high-end brand is soon releasing new loungewear, swimwear and essentials collections.
Conference Call and Additional Information
The Company will host a conference call to discuss the transaction, today, June 29th at 9:00 AM ET. A live webcast of the call and supplemental slides will be available in the Events & Presentation section of PLBY Group’s Investor Relations website at https://www.plbygroup.com/investors/events-and-presentations.
About PLBY Group, Inc.
PLBY Group, Inc. connects consumers around the world with products, services, and experiences to help them look good, feel good, and have fun. PLBY Group serves consumers in four major categories: Sexual Wellness, Style & Apparel, Gaming & Lifestyle, and Beauty & Grooming. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable, iconic brands in the world, driving billions of dollars in global consumer spending annually across approximately 180 countries. Learn more at http://www.plbygroup.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of the Company’s recent business combination, its acquisitions and commercial collaborations.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the impact of COVID-19 pandemic on the Company’s business or acquired businesses; (2) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (3) the risk that the business combination, recent acquisitions or any proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from them; (4) the ability to recognize the anticipated benefits of the business combination, acquisitions, commercial collaborations and proposed transactions which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and retain key employees; (5) costs related to being a public company, acquisitions, commercial collaborations and proposed transactions; (6) changes in applicable laws or regulations; (7) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (8) risks relating to the uncertainty of the projected financial information of the Company; (9) risks related to the organic and inorganic growth of the Company’s business and the timing of expected business milestones; and (10) other risks and uncertainties indicated from time to time in the Company’s annual report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: investors@plbygroup.com
Media: press@plbygroup.com

# Acquisition of Honey Birdette

JUNE 29, 2021

PLBY GROUP™

© 2021 PLBY Group, Inc. All rights reserved.

ACQUISITION OF HONEY BIRDETTE

# Legal disclaimer

This presentation (this "Presentation") is provided for information purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a potential investment in PLBY Group, Inc. ("PLBY" or the "Company") and for no other purpose.

No representations or warranties, express or implied are given in, or in respect of, this Presentation. To the fullest extent permitted by law in no circumstances will PLBY or any of its subsidiaries, stockholders, affiliates, representatives, partners, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its omissions, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith. Industry and market data used in this Presentation have been obtained from third-party industry publications and sources as well as from research reports prepared for other purposes. PLBY has not independently verified the data obtained from these sources and cannot assure you of the data's accuracy or completeness. This data is subject to change. In addition, this Presentation does not purport to be all-inclusive or to contain all of the information that may be required to make a full analysis of PLBY or an investment in the Company. Viewers of this Presentation should each make their own evaluation of PLBY and of the relevance and adequacy of the information and should make such other investigations as they deem necessary.

**Forward Looking Statements**

Certain statements included in this Presentation that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," "model," "target," "goal," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this Presentation, and on the current expectations of PLBY's management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of PLBY. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside PLBY's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the impact of COVID-19 pandemic on the Company's business or acquired businesses; (2) the inability to maintain the listing of the Company's shares of common stock on Nasdaq; (3) the risk that the Company's recent business combination (the "Business Combination"), recent acquisitions or any proposed transactions disrupt the Company's current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from them; (4) the ability to recognize the anticipated benefits of the Business Combination, acquisitions, commercial collaborations and proposed transactions which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and retain key employees; (5) costs related to being a public company, acquisitions, commercial collaborations and proposed transactions; (6) litigation and regulatory enforcement risks, including changes in applicable laws or regulations, the diversion of management time and attention and the additional costs and demands on our resources; (7) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (8) expectations regarding the Company's strategies and future financial performance, including its projections, future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives and pursue acquisition opportunities; (9) risks related to the organic and inorganic growth of the Company's business and the timing of expected business milestones; and (10) other risks and uncertainties indicated in the Company's documents filed, or to be filed, with the Securities and Exchange Commission ("SEC"). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that PLBY does not presently know or that PLBY currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect PLBY's expectations, plans or forecasts of future events and views as of the date of this Presentation. PLBY anticipates that subsequent events and developments will cause PLBY's assessments to change. However, while PLBY may elect to update these forward-looking statements at some point in the future, PLBY specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing PLBY's assessments as of any date subsequent to the date of this Presentation. Accordingly, undue reliance should not be placed upon the forward-looking statements.

2

PLBY GROUP™

ACQUISITION OF HONEY BIRDETTE

# Legal disclaimer (continued)

**Use of Projections**
This Presentation contains projected financial information with respect to the Company and its proposed acquisition of Honey Birdette (Aust.) Pty Limited ("Honey Birdette"). Such projected financial information constitutes forward-looking information and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such financial forecast information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties. See "Forward-Looking Statements" above. Actual results may differ materially from the results contemplated by the financial forecast information contained in this Presentation, and the inclusion of such information in this Presentation should not be regarded as a representation by any person that the results reflected in such forecasts will be achieved.

**Financial Information; Non-GAAP Financial Measures**
The financial information, data and projections contained in this Presentation does not conform to Regulation S-X. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any filings made by the Company with the SEC or any amendments thereto, and such differences may be material. Unless the context otherwise requires, all references in this Presentation to the "Company," "we", "us" or "our" refer to PLBY Group, Inc. and its consolidated subsidiaries following the Business Combination, which was completed on February 10, 2021.

Some of the financial information and data contained in this Presentation, such as Adjusted EBITDA, has not been prepared in accordance with United States generally accepted accounting principles ("GAAP"). PLBY believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating historical or projected operating results and trends in and in comparing PLBY's and/or Honey Birdette's financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and revenue that are required by GAAP to be recorded in PLBY's financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and revenue items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents historical non-GAAP financial measures in connection with GAAP results. You should review Honey Birdette's reconciliation of Adjusted EBITDA to historical net income, the closest GAAP measure, which is included in this Presentation.

**No Offer or Solicitation**
This Presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Securities Act of 1933, as amended, or an exemption therefrom.

**Trademarks**
This Presentation contains trademarks, service marks, trade names and copyrights PLBY and other companies, which are the property of their respective owners.

3

PLBY GROUP™

ACQUISITION OF HONEY BIRDETTE

# Honey Birdette is a disruptive luxury lingerie and lifestyle brand created for women, by women

4

PLBY GROUP

ACQUISITION OF HONEY BIRDETTE

# Honey Birdette's products inspire confidence & empowerment

Built upon a high-growth, direct-to-consumer omni-channel model.

5

PLBY GROUP

ACQUISITION OF HONEY BIRDETTE

# A Global Brand with Significant U.S. Momentum

## Achieved over 30% Net Sales CAGR from FY19 to FY21E

### Global Net Sales & Adjusted EBITDA

retail
ecommerce
adjusted EBITDA margin
$42M
18%
FY19
$51M
28%
FY20
$73M
38%
FY21E

### FY21E Geographic Breakdown of Net Sales

10%
24%
66%
Australia
United States
United Kingdom

### FY21E Retail Footprint by Geography

3 stores
7 stores
50 stores
Australia
United States
United Kingdom

Source: Honey Birdette Management
Note: Honey Birdette's fiscal year ends June 30; all numbers are shown on a fiscal year, and not a calendar year, basis
Note: All currency is stated in USD, AUD:USD conversion rate used is 0.76
Note: See slide 13 for a reconciliation of Honey Birdette's 2021 estimated net income to Adjusted EBITDA

6

PLBY GROUP

ACQUISITION OF HONEY BIRDETTE

# An Affluent, Young and Highly-Engaged Consumer

Content and influencer-driven marketing drives efficient marketing for lingerie and lifestyle products

## Who They Are

- More than 50% of Honey Birdette consumers are under 34
- Majority female, as well as many male consumers purchasing gifts

Age Breakdown

55+
13%
18-24
20%
45-54
17%
34-44
17%
26-34
32%

Gender Breakdown

Male
43%
Female
57%

## How They Shop

- They are loyal: repeat purchases represent more than 60% of total Net Sales
- They are high spenders: lifetime revenue ("LTR") for repeat customers exceeds $760, average order value ("AOV") is ~2.5x more than Yandy
- They buy lingerie (~74% of total sales)
- They follow the brand: 80% of ecommerce traffic is organic, 1.1M Instagram followers

Source: Honey Birdette Management

7
PLBY GROUP

ACQUISITION OF HONEY BIRDETTE

# Expands PLBY Group DTC Portfolio in Sexual Wellness

- **Playboy** is an iconic global brand with massive reach, perceived as an authority on sex, intimacy, and pleasure
- **Honey Birdette** is a luxury brand with a loyal customer base that accelerates PLBY Group's go-to-market strategy of private label product development and expands our owned-and-operated ecommerce footprint globally
- **Yandy** brings strong direct-to-consumer ("DTC") sales infrastructure and significant base of Sexual Wellness consumers
- **Lovers** brings superior merchandising and efficient customer acquisition across an omni-channel platform

PLAYBOY
AROUSAL SPRAY
Honey Birdette
LOVERS
YANDY.COM

8

ACQUISITION OF HONEY BIRDETTE

# Transaction Rationale

## Rapidly Growing & Highly Profitable Global Brand

- Net Sales of $73M and EBITDA of $28M in FY21E, representing year-over-year growth of over 40% and over 95%, respectively
- Affluent, young and loyal customer base with big opportunity for accelerated expansion in U.S., Europe and Asia and in new product categories

## Accelerates Sexual Wellness Product Development

- Superior design and private label product development capabilities support key category expansion for PLBY Group
- Quickens ability to bring Playboy-branded lingerie and women's lifestyle collections to market, leveraging shared infrastructure to target different consumer segments

## Expands O&O Ecommerce Footprint Globally

- Honey Birdette global ecommerce sales growing at over 70% CAGR from FY19 to FY21E
- Expedites development of PLBY Group's international owned-and-operated infrastructure; Australian operation provides expanded PLBY Group foothold in Asia-Pacific region

Note: Honey Birdette's fiscal year ends June 30; all numbers are shown on a fiscal year, and not a calendar year, basis

9 PLBY GROUP

ACQUISITION OF HONEY BIRDETTE

# Transaction Overview

## Transaction Details

- **Purchase Price:** Approximately $333 million[1]
- **Consideration:** $238 million cash funded from existing cash on balance sheet and $95 million PLBY Group stock (2.2 million shares)
- **Timing:** Transaction expected to close in Q3 2021

## Pro Forma Shares Outstanding

| | Shares[2] |
|---|---|
| Shares Outstanding as of May 12, 2021 | 33,808,956 |
| Shares Issued on June 14, 2021 from Public Offering | 4,720,000 |
| Estimated Shares to Acquire Honey Birdette at Closing | 2,215,062 |
| **Estimated Pro-Forma Outstanding at Closing** | **40,744,018** |

1) Final purchase price at closing will be 12x Adjusted EBITDA for the 12 months ended June 30, 2021 and will be paid in AUD. Current estimate assumes AUD:USD conversion rate of 0.76
2) There are an additional 9.9 million shares of common stock reserved for future issuance pursuant to the Company's equity incentive plans

10

PLBY GROUP

ACQUISITION OF HONEY BIRDETTE

# PLBY Group: High-Growth, Global & DTC-Focused

Over $280 million Pro Forma 2021E Revenue and 40% y/y Growth

## Revenue by Type

Digital Subs
8%
Licensing
22%
Direct-to-Consumer
70%

## Revenue by Region

49%
US
18%
Other
15%
China
17%
Australia

11

Note: Pro Forma 2021E Revenue assumes 12 months of revenue contribution from Honey Birdette

PLBY GROUP

ACQUISITION OF HONEY BIRDETTE

# Honey Birdette Reconciliation of Estimated 2021 Net Income to Adjusted EBITDA[1]

| ($000s; unaudited) | | FY21E (USD)[2] |
|---|---|---|
| **Net Income** | **$** | **18,859** |
| Income Tax | $ | 6,886 |
| Depreciation and Amortization | $ | 6,205 |
| Interest Expense, net | $ | 572 |
| **EBITDA** | **$** | **32,522** |
| **Adjustments** | | |
| Non-Recurring Items | $ | 87 |
| IFRS 16 Reversal[3] | $ | (5,035) |
| Non-Operating Expenses | $ | 182 |
| Transaction Expenses | $ | 57 |
| **Adjusted EBITDA** | **$** | **27,813** |

1) Honey Birdette's 2021 fiscal year ends as of June 30, 2021, and its actual results are expected to be reported following the closing of the acquisition
2) Honey Birdette's financial results are determined in Australian dollars pursuant to Australian IFRS accounting standards. The estimated results presented here have not been reconciled to US GAAP and reflect a conversion rate of AUD: USD of 0.76
3) Represents change in lease accounting standard

13

PLBY GROUP